EXHIBIT 10.1

TRIZECHAHN ONE NY PLAZA LLC,

                                         LANDLORD

AND

LEARNING TREE INTERNATIONAL USA, INC.,

                                    TENANT

OFFICE LEASE

Entire 31st Floor

One New York Plaza

New York, NY 10004

LEASE AGREEMENT

TABLE OF CONTENTS

Article	Title	Page No.
1	Basic Lease Definitions, Exhibits and Additional Definitions	1
2	Grant of Lease	6
3	Term	6
4	Rent	8
5	Condition of Premises	16
6	Use, Requirements of Law & Occupancy	17
7	Services	20
8	Electric	24
9	Repairs, Access to Premises by Landlord	26
10	Alterations	29
11	Liens	33
12	Insurance	34
13	Damage or Destruction	35
14	Waivers and Indemnities	37
15	Condemnation	40
16	Assignment and Subletting.	41
17	Personal Property	49
18	Estoppel Certificates	49
19	Definition of Landlord, Limitations on Landlord’s Liability	50
20	Rules & Regulations	51
21	Default and Remedies	52
22	Enforcement of Reasonable Consent	56
23	Security	57
24	Brokers	59
25	Subordination	59
26	Notices	62
27	Miscellaneous	63
28	Renewal Option	67
29	Intentionally Deleted	69
30	Lower Manhattan Plan	69

Exhibit A	Plan Delineating the Premises	A-1
Exhibit B	Landlord’s Contribution; Landlord’s Work	B-1
Exhibit C	Intentionally Deleted	C-1
Exhibit D	Rules and Regulations	D-1
Exhibit E	Land Description	E-1
Exhibit F	Form of Letter of Credit	F-1
Exhibit G	HVAC Specs	G-1
Exhibit H	Cleaning Specs	H-1
Exhibit I	Form of SNDA	I-1

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of the Date (defined below) between Landlord and Tenant (defined below).

1. BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS

1.1 Basic Lease Definitions

In this Lease, the following defined terms shall have the meanings indicated.

(a) “Date” shall mean the date of full execution of this Lease, which is                     , 2006.

(b) “Landlord” shall mean TRIZECHAHN ONE NY PLAZA LLC, a Delaware limited liability company.

(c) “Tenant” shall mean LEARNING TREE INTERNATIONAL USA, INC., a Delaware corporation.

(d) “Premises” shall mean the entire rentable area of the thirty-first (31st) floor of the Building, as shown by markings on the floor plan attached hereto as Exhibit A.

(e) “Area of the Premises” shall be deemed to mean, for purposes of this Lease, the equivalent of 41,724 rentable square feet.

(f) “Use” shall mean executive, general and administrative office use (including conference rooms) for the conduct of Tenant’s business, which is principally information technology and management consulting training seminars (and/or the business of any permitted subtenants or Tenant Affiliate) and no other use, but subject to the provisions of this Lease and the certificate of occupancy for the Building.

(g) “Term” shall mean the duration of this Lease, which will be approximately ten (10) years and ten (10) months, beginning on the “Commencement Date” (as defined in Section 3.1 below) and ending on the “Expiration Date” (as defined in this Section 1.1), unless terminated or canceled earlier pursuant to the provisions of this Lease or by law.

(h) The “Expiration Date” shall mean December 31, 2016.

(i) “Base Rent” shall mean the Rent payable pursuant to Section 4.1, which shall be in the following annual amounts:

(i)	$1,397,754.00 per annum, payable at the rate of $116,479.50 per month, for the period commencing on the Rent Commencement Date and ending on December 31, 2011 (such period being hereinafter referred to as the “First Rental Period”; and

(ii)	$1,543,788.00 per annum, payable at the rate of $128,649.00 per month, for the period commencing on the day immediately following the end of the First Rental Period and ending on the Expiration Date.

(j) “Rent Commencement Date” shall mean January 1, 2007.

(k) “Tenant’s Tax Share” shall mean 1.767%.

(l) “Tenant’s Expense Share” shall mean 1.792%.

(m) “Base Tax Year” shall mean the Tax Year ending June 30, 2007.

(n) “Base Expense Year” shall mean Landlord’s Fiscal Year ending December 31, 2006.

(o) “Security Deposit” shall mean One Million Four Hundred Fifty Thousand ($1,450,000) Dollars, subject to reduction in accordance with the provisions of Section 23.4.2 below.

(p) “Landlord’s Building Address” shall mean:

TrizecHahn One NY Plaza LLC

c/o Trizec Holdings, LLC

One New York Plaza – Concourse Level

New York, New York 10004

Attention: Property Manager

(r) “Landlord’s General Address” shall mean:

TrizecHahn One NY Plaza LLC

c/o Trizec Holdings, LLC

1114 Avenue of the Americas – 31st Floor

New York, NY 10036

Attention: Regional Counsel

(s) “Tenant’s Notice Address” shall mean:

Learning Tree International USA, Inc.

1831 Michael Faraday Drive

Reston, Virginia 20190

Attention: General Manager

With a copy to:

Learning Tree International

400 N. Continental Boulevard, Suite 200

El Segundo, CA 90245

Attention: Chief Administrative Officer

and

Learning Tree International (USA), Inc.

One New York Plaza – 31st Floor

New York, NY 10004

Attention: Education Center Manager

With a courtesy copy of any notice of default given to:

Lawrence Eisenberg, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

(t) “Tenant’s Invoice Address” shall mean:

Learning Tree International USA, Inc.

1831 Michael Faraday Drive

Reston, Virginia 20190

Attention: General Manager

(u) “Broker(s)” shall mean the following broker or brokers: CB Richard Ellis Inc.

(v) “Liability Insurance Amount” shall mean Ten Million ($10,000,000.00) Dollars.

1.2 Exhibits.

The Exhibits listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits shall control. The Exhibits to this Lease are:

Exhibit A	-	Floor Plan Delineating the Premises
Exhibit B	-	Landlord’s Contribution; Landlord’s Work
Exhibit C	-	Intentionally Deleted
Exhibit D	-	Rules and Regulations
Exhibit E	-	Land Description
Exhibit F	-	Form of Letter of Credit
Exhibit G	-	HVAC Specifications
Exhibit H	-	Cleaning Specifications
Exhibit I	-	Form of Subordination, Attornment and Non-Disturbance Agreement

1.3 Additional Definitions

In addition to the terms defined in Section 1.1 and other Sections of this Lease, the following defined terms when used in this Lease shall have the meanings indicated:

(a) “Additional Rent” shall mean the Rent payable under the provisions of Section 4.3 and Section 4.4.

(b) “Alteration(s)” shall mean any and all improvements, installations, changes, additions, renovations, replacements and/or restorations made in, to or upon the Premises.

(c) “Building” shall mean the office and retail building commonly known as One New York Plaza, New York, NY, located on the Land and in which the Premises are located.

(d) “Building Systems” shall mean the central heating, ventilating, air conditioning, plumbing, electric, life safety, mechanical, wiring, sprinkler, Class E, sewerage, water, mechanical, elevator and other systems installed by Landlord in the core and shell of the Building, and all other fixtures, equipment and appurtenances and systems installed and operated by Landlord in the core and shell of the Building.

(e) “Business Days” shall mean all days except Saturdays, Sundays and Holidays.

(f) “Business Hours” shall mean the hours between 8:00 A.M. and 6:00 P.M. on Business Days.

(g) “Common Areas” shall mean certain interior and exterior common and public areas located on the Land and in the Building as may be designated by Landlord for the non-exclusive use in common by Tenant, Landlord and other tenants, and their employees, guests, customers, agents and invitees.

(h) “Expenses” shall have the meaning set forth in Section 4.4 of this Lease.

(i) “Fiscal Year” shall mean Landlord’s fiscal year, which ends on December 31st of each calendar year and may be changed at Landlord’s discretion.

(j) “Force Majeure” shall mean any acts of God, governmental restriction, requirements of Law, strikes, labor disturbances, shortages of or inability to obtain materials or supplies, or any other cause or event beyond Landlord’s or Tenant’s reasonable control by which Landlord or Tenant, as the case may be, shall be hindered, delayed or prevented from performance of any act under this Lease.

(k) “Holidays” shall mean all Federal, State, City and banking holidays and Building Service Employees and Operating Engineer’s Union contract holidays now or hereafter in effect.

(l) “Insurance Boards” shall mean and include the New York Board of Fire Underwriters and the New York Fire Insurance Rating Organization and/or any other, similar bodies performing the same or similar functions.

(m) “Insurance Requirements” shall mean the rules, regulations, orders and requirements of any Insurance Boards and the requirements of any policy of insurance maintained by Landlord at any time during the Term covering the Land or Building provided that, with respect to Landlord’s insurance policies, such requirements (i) are not unusual for policies of insurance covering buildings comparable to the Building or (ii) if violated, may result in an increase in premiums under, or the cancellation of, any policy of insurance covering the Land or Building.

(n) “Land” shall mean the real property on which the Building is located, as more particularly described in Exhibit E.

(o) “Laws” shall mean any and all present or future federal, state, county, borough, municipality or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction over the Land or Building and all amendments and successors to such laws, statutes, ordinances, rules, regulations and orders.

(p) “Prime Rate” shall mean the rate of interest announced from time to time by Citibank, N.A. or any successor to it, as its prime rate. If Citibank, N.A. or any successor to it ceases to announce a prime rate, Landlord will designate a reasonably comparable financial institution for purposes of determining the Prime Rate.

(q) “Real Property” shall mean, collectively, the Land and Building and all fixtures, machinery and equipment installed therein or used in the operation thereof and the curbs, sidewalks and plazas on the Land, and all easements and other appurtenances to the Building and/or or the Land. For any Tax Year that the Real Property shall include more than one tax lot, the term “Real Property,” for purposes of the definition of Taxes and the provisions of Article 4 below, shall be deemed to include, and be comprised of, all of such tax lots and, without limiting the generality thereof, for so long as the Condominium shall be in effect, the “Real Property” shall include all of the Units and the common interests appurtenant thereto.

(r) “Rent” shall mean the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

(s) “Tax Year” shall mean every twelve (12) consecutive month period, all or any part of which occurs during the Term, commencing each July 1 or such other date as shall be the first day of the fiscal tax year of the City of New York or other governmental agency responsible for the collection of Taxes.

(t) “Taxes” shall mean (whether represented by one or more bills) the total of all real estate taxes, levies, license fees and assessments (including water rates and sewer rents), whether general or special, foreseen or unforeseen, ordinary or extraordinary, of any nature whatsoever, now or hereafter levied, confirmed, charged, payable or imposed upon or attributable to, the Real Property. Any special assessment or levy (including, without limitation, any “Business Improvement District” assessments) which is imposed upon the Real Property shall be deemed to be included in the term “Taxes”; and if, due to a future change in or addition to the method of taxation, a gross receipts, capital, capital stock or other tax shall be levied against Landlord or the owner of the Building and/or the Land (or, for so long as the Condominium shall be in effect, the Units) in substitution for or in lieu of or as an additional part of any tax in the nature of real estate tax or assessment, such gross receipts, capital, capital stock or other tax (whether or not directly imposed upon, or based upon, the assessed valuation of the Building or the Land or, for so long as the Condominium shall be in effect, any of the Units) shall be deemed to be included in the term “Taxes,” to the extent such taxes are generally considered to be real estate taxes, but only to the extent of the amount thereof that would be levied if the Real Property were the only assets of Landlord. Taxes shall not include (x) any Federal, state or local income, franchise, corporate, gross receipt (except to the extent provided above) or capital gains taxes payable by Landlord or (y) any penalties, fines, interest or late charges payable by Landlord by reason of the late payment of Taxes, provided that Tenant shall have paid any Additional Rent payable under Section 4.2 with respect to such installment of Taxes timely. If any Title Four Benefits (as defined in Article 30 below) shall be granted with respect to the Real Property for all or part of any Tax Year, Taxes for such Tax Year shall be increased by the amount of all such Title Four Benefits, so that Taxes shall be calculated as if no such Title Four Benefits had been granted.

2. GRANT OF LEASE

2.1 Demise

Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use the Common Areas, for the Term.

2.2 Quiet Enjoyment

Landlord covenants that during the Term Tenant shall have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord shall not disturb such possession except as expressly provided in this Lease.

2.3 Landlord and Tenant Covenants

Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease. Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

3. TERM

3.1 Commencement Date

“Commencement Date” shall mean the first day of the Term, which shall be the Date (as defined in Section 1.1 above).

3.2 Early Occupancy

Tenant shall have no right to enter the Premises until Landlord shall tender possession except with Landlord’s express prior consent to such entry. Any entry by Tenant to all or any part of the Premises prior to the Commencement Date shall be subject to all of the covenants and conditions of this Lease.

3.3 Intentionally Deleted

3.4 Surrender

Upon the expiration or other cancellation or termination of the Term (such date, as applicable, being hereinafter referred to as the “Surrender Date”), Tenant shall vacate and surrender possession of the Premises to Landlord in good order, repair and condition, except for ordinary wear and tear and any other damage which Tenant is not obligated to repair in accordance with the provisions of this Lease. Upon the expiration or other termination of the Term, Tenant shall (a) remove all Alterations to the Premises which are required to be removed by Tenant upon the expiration or earlier termination of the Term pursuant to the provisions of Article 10 or any other applicable provisions of this Lease, and, in connection with the removal of such Alteration, restore the Premises to the condition existing prior to the installation of such Alterations (it being understood that such removal and restoration shall be performed subject to the provisions of Article 10 of this Lease), and (b) remove all of Tenant’s trade fixtures, office furniture, office equipment and other personal property from the Premises. Tenant shall promptly repair any damage caused by such removal or, at Landlord’s option, pay Landlord within thirty (30) days after demand the reasonable cost of repairing any damage to the Premises or Building caused by the removal of any such items. Landlord shall furnish reasonable supporting documentation for such costs to Tenant promptly after Tenant’s request. Any of Tenant’s property remaining in the Premises will be conclusively deemed to have been abandoned by Tenant and may be appropriated, stored, sold, destroyed or otherwise disposed of by Landlord without further notice to or demand upon Tenant, and without liability or obligation to account to or compensate Tenant, and Tenant will pay Landlord within thirty (30) days after demand all costs incurred by Landlord relating to such abandoned property. Landlord shall furnish reasonable supporting documentation for such costs to Tenant promptly after Tenant’s request.

3.5 Holding Over

3.5.1 Tenant shall not hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease. If Tenant shall fail to surrender the Premises to Landlord on the Surrender Date in accordance with the provisions of Section 3.4 above, Tenant shall pay to Landlord, as use and occupancy for each month or fraction thereof during which Tenant continues to occupy the Premises after the Expiration Date (the “Continued Occupancy Period”), an amount of money (the “Occupancy Payment”) equal to one hundred fifty (150%) percent of the monthly Base Rent payable during the last year of the Term plus one-twelfth (1/12) of the annual Additional Rent payable under Section 4 of this Lease during the last year of the Term. Tenant shall make the Occupancy Payment, without notice or demand, on the first day of each and every month during the Continued Occupancy Period. The receipt and acceptance by Landlord of all or any portion of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under Section 3.4 or this Section 3.5, or a waiver by Landlord of Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of any other of Landlord’s rights or remedies against Tenant in such event as provided for in this Lease or under law.

3.5.2 In addition to making all required Occupancy Payments, Tenant shall, in the event of Tenant’s failure to surrender the Premises on the Surrender Date in accordance with the provisions of Section 3.4 above and such failure shall continue for more than thirty (30) days after the Surrender Date (or sixty (60) days in the event that Tenant shall be unable to surrender the Premises due to Force Majeure), also indemnify and hold Landlord harmless from and against any and all loss or liability resulting from any delay by Tenant in so surrendering the Premises, including any special damages or claims Landlord may suffer by reason of any claims made by any succeeding occupant founded on such delay, and any reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with the foregoing.

3.5.3 Tenant expressly waives, for itself and for any person claiming by, through or under Tenant, any rights which Tenant or any such persons may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules, and of any successor law of like import then in force, in connection with any summary holdover proceedings which Landlord may institute to enforce the provisions of this Article 3.

3.5.4 Tenant’s obligation to observe or perform each and every one of the covenants set forth in Section 3.4 and this Section 3.5 shall survive the expiration or other termination of the Term.

4. RENT

4.1 Base Rent

Commencing on the Rent Commencement Date and continuing thereafter throughout the Term, Tenant shall pay Landlord Base Rent in accordance with the provisions of this Lease. Base Rent shall be payable in monthly installments in the amounts specified in Section 1.1, in advance, on or before the first day of each and every month during the Term. However, if the Term shall commence on a day other than the first day of a month or shall end on a day other than the last day of a month, Base Rent for such month shall be pro-rated. Tenant shall pay the first monthly installment of Base Rent becoming due under this Lease upon execution of this Lease by Landlord and Tenant.

4.2 Terms of Payment

All Base Rent, Additional Rent and other Rent shall be paid to Landlord in lawful money of the United States of America, at Landlord’s Building Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without deduction, abatement or setoff, except as otherwise expressly provided in this Lease.

4.3 Tax Escalation

4.3.1 Tenant shall pay to Landlord, as Additional Rent, for each Tax Year subsequent to the Base Tax Year that contains any part of the Term, an amount (“Tenant’s Tax Payment”) equal to Tenant’s Tax Share of the amount by which Taxes for such Tax Year exceed Taxes for the Base Tax Year. Prior to or as soon as practicable after the beginning of each Tax Year subsequent to the Base Tax Year, Landlord shall submit a statement to Tenant (the “Tax Statement”) setting forth Tenant’s Tax Payment. Landlord shall furnish a copy of the tax bill supporting such Tax Statement to Tenant promptly upon request as soon as such tax bill shall be available. Tenant’s Tax Payment shall be payable in two (2) equal installments, the first of which shall be due and payable on the June 1 immediately preceding the commencement of the Tax Year with respect to which a Tax Statement shall be rendered and the second of which shall be due and payable on the December 1 immediately preceding the second half of such Tax Year, provided, however, that if Landlord shall render any Tax Statement after or less than ten (10) Business Days prior to the date on which a Tax Payment would otherwise be due, then such payment shall be due ten (10) Business Days after Landlord shall have rendered such Tax Statement.

4.3.2 If, following the delivery of any Tax Statement, Landlord shall receive a refund of Taxes with respect to a Tax Year for which Tenant has paid any Additional Rent under the provisions of this Section 4.3, Tenant’s Tax Share of the net proceeds of such refund, after deduction of reasonable legal fees, appraiser’s fees and other expenses incurred in obtaining reductions and refunds and collecting the same, shall be applied and allocated to the periods for which the refund was obtained and, if Tenant shall not be in default of any of Tenant’s obligations under this Lease, Landlord shall, at Landlord’s option, refund or credit to Tenant, Tenant’s Tax Share of the net proceeds of such refund, provided however, that (x) if Tenant shall cure such default, Landlord shall promptly pay Tenant’s Tax Share of such net proceeds to Tenant and (y) after the expiration or earlier termination of the Term, if Tenant shall have paid all Base Rent, Additional Rent and other Rent due and payable under this Lease, Landlord shall promptly pay any such refund to Tenant. In no event shall any refund or credit due to Tenant hereunder exceed Tenant’s Tax Payment paid by Tenant for such particular Tax Year. In no event shall Tenant have the right to seek from the taxing authority any refund or reduction of Taxes. If, prior to the delivery of a Tax Statement to Tenant with respect to a particular Tax Year, Landlord shall obtain a reduction in

Taxes for that Tax Year, then Tenant shall pay to Landlord, within fifteen (15) days following the issuance to Tenant of a bill therefor, an amount equal to Tenant’s Tax Share of all reasonable costs and expenses (including reasonable legal, appraisal and other expert fees) incurred by Landlord in obtaining such reduction.

4.3.3 If there shall be a reduction or refund of Taxes for the Base Tax Year, Landlord shall furnish to Tenant a revised statement indicating the Taxes payable with respect to the Base Tax Year as so finally determined and all prior and future payments of Tenant’s Tax Share of increases in Taxes provided for in this Section 4.3 shall be recalculated accordingly. Any additional payment due for any Tax Year shall be made by Tenant within thirty (30) days after the furnishing to Tenant of the revised Tax Statement.

4.4 Expense Escalation

4.4.1 For purposes of this Section 4.4, the term “Expenses” shall mean the aggregate of those expenses (other than those expressly excluded below) incurred or accrued by Landlord with respect to each Fiscal Year in accordance with standard accounting practices of the real estate industry with respect to the operation of first class office buildings in midtown Manhattan (“Standard Accounting Practices”) in connection with operating, repairing, managing, equipping, securing, protecting, maintaining, replacing, renewing, cleaning, decorating and inspecting the Building and/or Land. Without limiting the generality of the foregoing, “Expenses” shall include the following items, whether directly incurred or through separate contract therefor:

(a) Wages, salaries, fees, bonuses and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law or by union agreement (or, if the employees or any of them are non-union, then payment for benefits comparable to those generally required by union agreement in first-class office buildings in the Borough of Manhattan, City of New York, which are unionized) made to or on behalf of all employees of Landlord or any contractor or agent employed by Landlord performing services rendered in connection with the operation, repair and maintenance of the Building and/or Land, including without limitation:

(i) Elevator operators, if any, and starters and assistant starters;

(ii) Window cleaners, porters, janitors, maids, cleaners, dusters, sidewalk shovelers and miscellaneous handymen, and all of their supervisors;

(iii) Watchmen, caretakers, security personnel and persons engaged in patrolling and protecting the Building and all of their supervisors;

(iv) Carpenters, engineers, firemen, mechanics, electricians, plumbers and persons engaged in the operation, repair and maintenance of the Building and the Building Systems and all of their supervisors;

(v) The Building property manager(s), superintendent, assistants, clerical and administrative personnel, if any; and

(vi) Personnel of Landlord or the managing agent performing services in or for the Building (including, without limitation, costs for property accounting, construction management services for the Building, information technology services, human resources services and building operations personnel), provided that if personnel provided any of the foregoing services also service other buildings, a reasonable allocation of their wages, salaries, fees and other compensation shall be made.

(b) The uniforms of all employees, and the cleaning, pressing and repair thereof.

(c) Cleaning and maintenance costs for the Land and Building, including the windows, sidewalks and plazas, and the costs of all labor, supplies, equipment and materials incidental thereto.

(d) Premiums and other charges incurred by Landlord with respect to all insurance relating to the Building and the operation and maintenance thereof, including, without limitation:

(i) Fire and extended coverage insurance, including windstorm, hail, explosion, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance;

(ii) Public liability insurance;

(iii) Elevator insurance;

(iv) Worker’s compensation insurance;

(v) Boiler and machinery insurance;

(vi) Rent, use and occupancy insurance;

(vii) Health, accident and group life insurance on all employees; and

(viii) War damage and terrorism insurance.

(e) The cost of electricity, steam, chilled water, fuel and other utilities used in connection with the operation and maintenance of the Building and all permit and license fee in connection therewith.

(f) Costs incurred for the operation, service, security, maintenance, inspection, and repair of the Land, the Building and the Building Systems and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items, provided that any of the costs that are capital expenses shall only be included in Expenses to the extent that capital expenses are otherwise expressly permitted to be included in Expenses in accordance with the provisions of this Subsection 4.4.1.

(g) Water charges and permit fees and sewer rents not reimbursed by tenants (other than pursuant to a general operating expense escalation provision).

(h) Taxes (e.g., sales taxes and the like) upon any of the expenses enumerated herein.

(i) Management fees of the managing agent for the Building. If there shall be no managing agent, or if the managing agent shall be a company owned by Landlord, the management fees shall be deemed to be an amount equal to the fees that are customarily charged for the management of first class office buildings comparable to the Building by independent owner/managers in the Borough of Manhattan.

(j) Administrative and clerical supplies.

(k) Depreciation on personal property and moveable equipment first incurred or accrued after the Base Expense Year.

(l) Occupancy costs for the Building management office, consisting of base rent costs plus a proportionate share of Expenses and Taxes attributable to such office and office expenses such as telephone, utilities, stationary and the like.

(m) Capital costs incurred to save or reduce Expenses, provided that any such cost shall only be included in each Fiscal Year to the extent of the annual amortization thereof calculated on a straight line basis over such period as Landlord reasonably estimates such savings or reduction in Expenses shall equal the cost of such improvement, together with interest thereon at 3% in excess of the Prime Rate, and further provided that no such costs shall be included in Expenses for the Base Expense Year.

(n) Costs incurred to comply with Laws (including amendments of Laws) enacted after the Date (as defined in Section 1.1(a) above) and costs to comply with existing Laws that require periodic compliance to the extent that any particular periodic compliance is first required after the Date, provided that any such costs that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such item selected by Landlord in accordance with Standard Accounting Practices together with interest thereon at 3% in excess of the Prime Rate, and further provided that no such capital expenses shall be included in Expenses for the Base Expense Year.

(o) Costs incurred to comply with insurance requirements promulgated after the Date (as defined in Section 1.1(a) above), provided that any such costs that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the amount of the annual amortization thereof calculated on a straight-line basis over the useful life of such item selected by Landlord in accordance with Standard Accounting Practices together with interest thereon at 3% in excess of the Prime Rate, and further provided that any such capital expenses shall not be included in Expenses for the Base Expense Year.

(p) The cost of repairs and replacements made in connection with repairs of cables, fans, pumps, boilers, cooling equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems), window washing equipment and snow removal equipment, provided that any such expenses that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such item selected by Landlord in accordance with Standard Accounting Practices together with interest thereon at 3% in excess of the Prime Rate, and further provided that any such capital expenses shall not be included in Expenses for the Base Expense Year.

(q) The cost (or rental value) of any Building security or other system used in connection with life or property protection (including the cost of, or rental cost of, all machinery, electronic systems and other equipment comprising any part thereof), provided that any such expenses that are treated as capital expenses by Landlord in accordance with Standard Accounting Practices shall only be included in any Fiscal Year to the extent of the annual amortization thereon calculated on a straight-line basis over the useful life of such item selected by Landlord in accordance with Standard Accounting Practices together with interest thereon at 3% in excess of the Prime Rate, and further provided that any such capital expenses shall not be included in Expenses for the Base Expense Year.

(r) Costs incurred to contest the validity of any Laws (including amendments to existing Laws) enacted after the Date (as defined in Section 1.1(a) above).

(s) Costs incurred for painting and decorating the Common Areas (including, without limitation, the lobby) and other non-leaseable areas of the Building, but excluding the cost of acquiring any investment quality fine art, and landscaping the Land and interior and exterior public areas and plazas of the Building, and costs of operating public exhibits, performances, and displays.

(t) Costs and fees for accounting, bookkeeping, auditing, consulting, legal and other professional services incurred in connection with the operation and maintenance of the Building.

(u) Intentionally deleted.

(v) Real estate, vault and other taxes not included in Taxes.

(w) Customary office building and landlord’s trade association membership fees and dues.

(x) Professional expenses incurred in the general operation and maintenance of the Building.

Notwithstanding the foregoing, Expenses shall not include expenditures for any of the following: (1) mortgage principal or interest and financing and refinancing costs; (2) ground lease payments; (3) leasing commissions and costs of advertising and marketing space for lease in the Building and all other leasing expenses: (4) costs for which Landlord is reimbursed by insurance proceeds or by payments from tenants of the Building (other than such tenants’ contributions to Expenses) or otherwise; (5) capital expenses except as expressly provided in subsections (k) and (m) – (q) of this Section 4.4; (6) the cost of tenant change work (other than repairs) performed for and reimbursed to Landlord by other tenants and any contributions by Landlord to the cost of constructing leasehold improvements for other tenants; (7) repairs or rebuilding necessitated by condemnation to the extent reimbursed by condemnation proceeds; (8) Taxes which are included in the definition of Taxes set forth in Section 1.3; (9) the removal, encapsulation or enclosure of any asbestos containing material in the Building; (10) depreciation (except as expressly provided in this Section 4.4); (11) legal fees incurred in negotiating leases or collecting rents or enforcing leases; (12) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (13) costs incurred to operate any specialty use such as a health club, billboard, restaurant, parking garage and the like; (14) damages and other amounts paid by Landlord in connection with claims and actions against Landlord as a result of Landlord’s negligence or other tort or breach of contract except to the extent that such costs would have been includable in Expenses had Landlord not committed such negligence, tort or breach of contract; (15) costs paid to a person or entity related to Landlord, to the extent such costs are in excess of the costs that would have been paid in the absence of such relationship; (16) Landlord’s cost of rendering services or work to a tenant (such as overtime air conditioning) for which Landlord is reimbursed by such tenant (other than pursuant to an operating expense escalation) or which is in excess of the services or work Landlord is required to furnish to Tenant under this Lease; (17) penalties, interest, late charges and other amounts incurred as a result of any default or failure by Landlord to comply with any agreements to which Landlord is bound, except to the extent that such costs would have been includable in Expenses had Landlord not breached such obligations; (18) fines and penalties incurred by Landlord resulting from Landlord’s violation of Laws; (19) amounts incurred in connection with any withdrawal liability or unfunded pension liability with respect to any pension plan; (20) costs of electricity consumed in rentable areas of the Building; (21) costs incurred with respect to the sale or transfer of the Land and/or Building or of any interest of Landlord therein or in connection with the sale or acquisition of air or development rights; (22) cost of Landlord’s Work; (23) costs incurred by Landlord resulting from a Landlord’s or any tenant’s breach of a lease but only to the extent that the same would not have been includable in Expenses had such breach not occurred; (24) costs incurred by Landlord in connection with any obligation to indemnify any tenant, but only to the extent that such costs are not otherwise includable in Expenses; and (25) bad debts or rent losses or reserves therefor.

If less than 95% of the Building shall be occupied during any Fiscal Year, then the amount by which those Expenses that vary with occupancy (such as cleaning costs) would have increased had the Building been 95% occupied and operational and had all Building services been provided to all tenants shall be reasonably determined and the amount of such increase shall be included in Expenses for such Fiscal Year. In addition, if during all or part of any Fiscal Year, Landlord shall not furnish any particular items of work or services (which would otherwise constitute an Expense) to portions of the Building due to the fact that (i) a tenant is itself providing such item of work or service or (ii) such item of work or service is not required or desired by the tenant of such portion of the Building, then, for the purpose of computing Expenses, Expenses shall be deemed to be increased by the additional cost that Landlord would have incurred if it had provided such work or service to such portions of the Building.

4.4.2 (a) Additional Expenses. Tenant shall pay to Landlord, as Additional Rent, in the manner provided below for each Fiscal Year subsequent to the Base Expense Year that shall contain any part of the Term, Tenant’s Expense Share of the amount by which Expenses for such Fiscal Year exceeds Expenses for the Base Expense Year (“Additional Expenses”).

(b) Estimated Payments. Prior to or as soon as practicable after the beginning of each Fiscal Year subsequent to the Base Expense Year, Landlord shall notify Tenant of Landlord’s estimate of Tenant’s Expense Share of Additional Expenses for the ensuing Fiscal Year (“Landlord’s Estimate”). On or before the first day of each month during the Fiscal Year with respect to which Landlord shall have given Tenant a Landlord’s Estimate, Tenant shall pay to Landlord, in advance, the monthly amount set forth on Landlord’s Estimate (the “Monthly Estimated Expense Payment”), provided that until Landlord shall give Tenant a new Landlord’s Estimate with respect to the ensuing Fiscal Year, Tenant shall continue to pay the Monthly Estimated Expense Payment on the basis of the prior Fiscal Year’s Landlord’s Estimate until the month after the month in which Landlord shall have given Tenant a new Landlord’s Estimate (provided that Tenant shall not be obligated to commence paying the new Monthly Estimated Expense Payment less than fifteen (15) days after Landlord shall have given Tenant the new Landlord’s Estimate). In the first month in which Tenant shall be obligated to pay a new Monthly Estimated Expense Payment based on the new Landlord’s Estimate, Tenant shall pay to Landlord a sum equal to the product of (x) the difference between the new Monthly Estimated Expense Payment and the prior year’s Monthly Estimated Expense Payment multiplied by (y) the number of months which shall have elapsed since the beginning of the then current Fiscal Year. If at any time or times Landlord reasonably estimates that Tenant’s Expense Share of Additional Expenses for the then-current Fiscal Year shall vary from Landlord’s Estimate by more than 5%, Landlord may, by notice to Tenant, revise the Landlord’s Estimate for such Fiscal Year and subsequent Monthly Estimated Expense Payments by Tenant for such Fiscal Year shall be based upon such revised Landlord’s Estimate.

(c) Annual Settlement. As soon as practicable after the close of each Fiscal Year subsequent to the Base Expense Year, Landlord shall deliver to Tenant a statement of Tenant’s Expense Share of Additional Expenses for such Fiscal Year (the “Annual Expense Statement”). If, on the basis of such Annual Expense Statement, Tenant shall owe an amount that is less than the sum of the Monthly Estimated Expense Payments previously paid by Tenant for such Fiscal Year, Landlord shall, at Landlord’s option, either refund such excess amount to Tenant or credit such excess amount against the next Monthly Estimated Payment(s) due or to become due from Tenant to Landlord except that after the expiration or earlier termination of the Term, Landlord shall promptly refund such excess amount to Tenant after Tenant shall have paid to Landlord all Base Rent, Additional Rent and other Rent that shall be payable under this Lease through the Expiration Date. If, on the basis of such Annual Expense Statement, Tenant shall owe an amount that is more than the sum of the Monthly Estimated Expense Payments previously paid by Tenant for such Fiscal Year, Tenant shall pay the deficiency to Landlord within thirty (30) days after the delivery of such Annual Expense Statement to Tenant.

(d) Tenant’s Audit Right. The Annual Expense Statements furnished by Landlord to Tenant as provided in Section 4.4.3 shall be binding on Tenant as to the determination of Expenses for the Base Expense Year and/or any subsequent Fiscal Year; provided, however, Tenant may, within ninety (90) days after receipt of Landlord’s first statement setting forth Expenses for the Base Expense Year and/or any Annual Expense Statement for any comparison Fiscal Year, by written notice delivered to Landlord, time being of the essence, question the correctness of such Annual Expense Statement or statement of the Base Expenses. Landlord shall maintain books and records necessary for computation of Expenses. Landlord shall permit Tenant or Tenant’s independent certified public accountants, which shall be a firm having at least ten (10) members who are certified public accountants and which shall certify to Landlord that it is not being compensated in connection with such audit on a “contingency” or similar basis (“CPA”), to have access to the books and records utilized to compute Expenses, during normal Business Hours upon reasonable notice for a period of one hundred eighty (180) days after receipt of such Annual Expense Statement in question, and during no other time. Pending determination of any such dispute, and as a condition to Tenant’s right to review Landlord’s books and records in accordance with this Section, Tenant shall pay Additional Rent in accordance with the Statement that Tenant is disputing, without prejudice to Tenant’s position. Tenant shall notify Landlord in reasonable detail and with reasonable specificity of any claim by Tenant of overpayment of Expenses within thirty (30) days after the expiration of the aforesaid one hundred eighty (180) day review period, or Tenant shall be deemed to have waived any claims not asserted within said thirty (30) day period. No copying of any of Landlord’s books and records shall be allowed except that a reasonable number of specific invoices may be copied to the extent reasonably necessary for Tenant or its CPA to prepare a report of such audit. Tenant agrees that Tenant shall not disclose the contents of such books and records to any other party unless (i) Tenant is compelled to disclose the information pursuant to court order or applicable law; (ii) such disclosure is in connection with any proceeding enforcing any remedies of Tenant as to the computation of Expenses or (iii) such disclosure is to any officer, employee, attorney or

CPA of Tenant. Landlord may require any CPA employed by Tenant to execute a confidentiality agreement in form satisfactory to Landlord prior to reviewing any books and records of Landlord. Tenant hereby waives any rights Tenant may have to review any books and records of Landlord (including, without limitation, any rights by law) except as expressly set forth in this Section 4.4.2. Notwithstanding anything to the contrary in this Section 4.4, if it is finally determined that Landlord overstated Expenses for a Fiscal Year in any Annual Expense Statement by more than ten (10%) percent of Expenses as so finally determined, then Landlord shall pay Tenant (by credit or payment as provided above) interest on the amount of Tenant’s overpayment for such Fiscal Year at the Prime Rate calculated at 2% over the Prime Rate from the later of (x) the last day of the applicable Fiscal Year or (y) the date on which Tenant shall have paid to Landlord any “true up” for such Fiscal Year after Landlord shall have given Tenant the Annual Expense Statement with respect to such Fiscal Year, to the date on which Landlord shall refund or credit such overpayment to Tenant.

4.5 Adjustments of and Revisions to Payments of Additional Rent

If this Lease shall commence on a day other than the first day of a Tax Year or Fiscal Year, or shall terminate on a day other than the last day of a Tax Year or Fiscal Year, then Tenant’s Tax Payment and/or Tenant’s Expense Share of Additional Expenses applicable to the Tax Year or Fiscal Year in which such commencement or termination shall occur shall be prorated on the basis of the number of days within such Tax Year and/or Fiscal Year that are within the Term. Tenant’s obligation to pay Additional Rent which has accrued but not been paid allocable to periods prior to the expiration or earlier termination of the Term (if any) and Landlord’s obligation to refund Taxes or any overpayment of Tenant’s Expense Share of Additional Expenses under this Article 4 shall survive such expiration or earlier termination, subject to the provisions of this Article 4. Landlord shall have the right to render a corrected or revised Tax Statement or Annual Expense Statement at any time and from time to time during the Term (subject to the proviso hereinafter set forth in this sentence), and Landlord’s failure to render any Tax Statement or Annual Expense Statement or revision or correction thereto during the Tax Year or Fiscal Year to which such statement shall relate shall not prejudice Landlord’s right to render any such statement at any later time, provided however, that (I) Landlord shall have no right to render an initial or revised Tax Statement (and Tenant hereby waives the right to seek any refund for overpayment of Taxes) with respect to any Tax Year more than three (3) years after the later of (x) the expiration of such Tax Year or (y) the date on which Landlord shall have finally settled the assessment of the Real Property for such Tax Year and (II) Landlord shall have no right to render an initial or revised Expense Statement with respect to a Fiscal Year more than three (3) years after the expiration of the applicable Fiscal Year.

4.6 Interest on Late Payments

All amounts payable under this Lease by Tenant to Landlord, if not paid when due, shall bear interest from the due date until paid at the lesser of (x) the highest interest rate permitted by law or (y) 4% in excess of the then-current Prime Rate.

4.7 Right to Accept Payments

No receipt by Landlord of an amount less than Tenant’s full amount due shall be deemed to be other than payment “on account”, nor shall any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. No payment by Tenant to Landlord shall be deemed to be a waiver of any rights of Tenant. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord. No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt shall not void any notice or in any manner affect any pending suit or any judgment obtained.

4.8 Insufficient Funds

If any check delivered to Landlord in full or partial payment of any amounts due to Landlord pursuant to the terms of this Lease shall not be honored by reason of insufficient or uncollected funds or for any other reason, then Tenant shall pay to Landlord a service charge on account thereof in the amount of Two Hundred ($200.00) Dollars, which charge shall be due and payable as Additional Rent with the next monthly installment of Base Rent.

4.9 Change in Laws

If all or any part of the Base Rent or Additional Rent shall at any time become uncollectible, reduced or required to be refunded by virtue of any Laws (including rent control or stabilization laws), then, for the period prescribed by said Laws, Tenant shall pay to Landlord the maximum amounts permitted pursuant to said Laws, and Tenant shall execute and deliver such agreement(s) and take such other steps as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rent which, from time to time during the continuance of such legal rent restriction, may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease). Upon the expiration or other legal termination of the applicable period of time during which such amounts shall be uncollectible, reduced or refunded: (a) the Base Rent and Additional Rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such expiration or termination, and (b) Tenant shall pay to Landlord as additional rent, within sixty (60) days after demand, all uncollected, reduced or refunded amounts that would have been payable for the above-said period absent such Laws.

4.10 Lockbox

If Landlord shall direct Tenant to pay Base Rent or Additional Rent to a “lockbox” or other depository whereby checks issued in payment of Base Rent and/or Additional Rent are initially cashed or deposited by a person or entity other than Landlord (albeit on Landlord’s authority), then, for any and all purposes under this Lease: (i) Landlord shall not be deemed to have accepted such payment until ten (10) days after the date on which Landlord shall have actually received such funds, and (ii) Landlord shall be deemed to have accepted such payment if (and only if) within said ten (10) day period, Landlord shall not have refunded (or attempted to refund) such payment to Tenant. Nothing contained in the immediately preceding sentence shall be construed to place Tenant in default of Tenant’s obligation to pay rent if and for so long as Tenant shall timely pay the rent required pursuant to this Lease in the manner designated by Landlord or Landlord’s Mortgagee.

5. CONDITION OF PREMISES

Subject to the provisions of Exhibit B and except as otherwise expressly provided in this Lease, by taking possession of the Premises hereunder, Tenant shall be deemed to have accepted the Premises as being in good order, condition and repair, and otherwise in “as is” and “where is” condition as of the Commencement Date. Landlord shall not be obligated to perform any work whatsoever to prepare the

Premises for Tenant, except as provided in Exhibit B annexed hereto and made a part hereof. All materials, work, labor, fixtures and installations required for completion of the Premises and the operation of Tenant’s business thereat, other than Landlord’s Work and Landlord’s Base Building Work, shall (subject to the provisions of Section 10 below and all other applicable provisions of this Lease) be promptly furnished and performed by Tenant, at Tenant’s own cost and expense. Tenant acknowledges that, except as may be expressly set forth in this Lease, neither Landlord, nor any employee, agent or contractor of Landlord has made any representation or warranty concerning the Land, Building, Common Areas or Premises, or the suitability of either for the conduct of Tenant’s business. Landlord reserves, for Landlord’s exclusive use, subject to the provisions of Section 9.4 regarding access to the Premises, any of the following (other than those installed by or for Tenant’s exclusive use) that may be located in the Premises: janitor closets, stairways and stairwells; fans, mechanical, electrical, telephone and similar rooms, and elevator, pipe and other vertical shafts, flues and ducts.

6. USE; REQUIREMENTS OF LAWS; AND OCCUPANCY

6.1 Use

6.1.1 Tenant shall use and occupy the Premises only for the Use described in Section 1.1 and no other use. Tenant shall use and occupy the Premises in compliance with the existing certificate of occupancy affecting the Premises including, without limitation, all occupancy and floor load requirements. Tenant acknowledges that the foregoing provisions of this Section 6.1.1 are material obligations of Tenant under this Lease.

6.1.2 The use of the Premises permitted under Section 6.1(a) shall not include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for: (i) the offices or business of a governmental or quasi-governmental bureau, department or agency, foreign or domestic, including an autonomous governmental corporation or diplomatic or trade mission; or (ii) the conduct or maintenance of any gambling or gaming activities; or any political activities or any club activities; or a trade school; or employment or placement agency; or messenger service; or for the manufacturing, storage, shipping or receiving of goods; or for retail sales; or for the cooking or distribution of food. Without limiting the generality of the foregoing, Tenant covenants and agrees, as a material inducement to Landlord to enter into this Lease, that Tenant shall not permit the Premises to be used for any business open to the general public or to “off street” visitors or invitees, but the foregoing is not intended to prohibit access to the Premises to Tenant’s business invitees who are pre-registered to visit the Premises with Landlord’s security personnel, and who otherwise comply with Landlord’s Building standard security procedures.

6.1.3 Solely as an incident to Tenant’s use of the Premises for the Use, and subject to compliance with the certificate of occupancy affecting the Premises, Tenant may install and operate one or more “warming pantries” in the Premises containing a “Dwyer” type kitchenette unit containing a sink, refrigerator, microwave oven and employee dining area. Tenant shall procure all licenses and permits (if any) which may be required in connection with such incidental use, at Tenant’s cost and expense. The aforesaid incidental use shall be subject to all of the other terms and conditions of this Lease, including without limitation, the provisions of Article 10 of this Lease.

6.2 Compliance with Laws

6.2.1 Tenant shall use the Premises in a safe, careful and proper manner, and, at Tenant’s expense, shall comply with all Laws now or hereafter existing (including, without limitation, the certificate of occupancy for the Premises and/or the Building, the Americans with Disabilities Act of 1990, NYC Local Laws No. 5 of 1973, No. 16 of 1984 and No. 58 of 1988 and all orders, rules and regulations of Insurance Boards) that shall impose upon Landlord or Tenant any obligation, order or duty (including, without limitation, the performance of any Alterations), whether foreseen or unforeseen, ordinary or extraordinary, with respect to:

(a) the Premises (including, without limitation, any improvements or Alterations in the Premises) or Tenant’s occupancy, use or manner of use of the Premises, or

(b) any part of the Building other than the Premises if such obligation, order or duty shall arise from (i) the specific use or manner of any use or occupancy of the Premises by Tenant or any person claiming through or under Tenant, or (ii) a condition created by Tenant or any person claiming under or through Tenant or any or their respective agents, contractors, employees, licensees, guests or invitees (including, without limitation, any Alteration or improvement Tenant shall perform in or for the benefit of the Premises), or (iii) a breach of Tenant’s obligations under this Lease or the negligence of Tenant or its agents, contractors, employees, licensees, guests or invitees.

Tenant shall give Landlord prompt notice of any notice it receives of the violation of any Laws or Insurance Requirements with respect to the Premises or the use and occupancy thereof. Notwithstanding anything to the contrary contained in this Section 6.2.1, Tenant shall not be obligated to comply with any Laws to the extent that any Law requires the performance of an Alteration of or to any structural component of the Building (i.e., a structural component being any portion of the Building’s “core” or “shell,” including any portion of any base Building System, in contradistinction to the distribution system serving the Premises connected to such Building System) unless such Alteration shall be required by reason of (1) the specific use or manner of any use or occupancy of the Premises by Tenant or any person claiming through or under Tenant, or (2) a condition created by Tenant or any person claiming under or through Tenant or any or their respective agents, contractors, employees, licensees, guests or invitees (including, without limitation, any Alteration or improvement in the Premises), or (3) a breach of Tenant’s obligations under this Lease or the negligence of Tenant or its agents, contractors, employees, licensees, guests or invitees.

6.2.2 Tenant shall install a sprinkler distribution system in the Premises as part of Tenant’s initial Alterations to prepare the Premises for Tenant’s occupancy. If any Insurance Boards or Laws shall require or recommend the modification, alteration or other changes of or to such sprinkler distribution system or the installation of fire extinguishers or other fire protection devices or any changes in any of the foregoing for any reason, whether or not attributable to Tenant’s use of the Premises, or if any such installation or equipment becomes necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler or fire extinguishing system in the fire insurance rate as fixed by Insurance Boards, or by any fire insurance company, then Tenant, at Tenant’s expense, shall promptly make such installation within the Premises and supply such changes, modifications, alterations, additions or other equipment. Notwithstanding the foregoing, Tenant shall not be obligated to comply with any Laws or the requirements of any Insurance Boards under this Section 6.2.2 to the extent that any Laws or Insurance Requirements shall require an Alteration of or to a structural component of the Building (i.e., a structural component being any portion of the Building’s “core” or “shell,” including any portion of any base Building System, in contradistinction to the distribution system serving the Premises connected to such Building System) unless such Alteration shall be required by reason of (1) the specific use or manner of any use or occupancy of the Premises by Tenant or any person claiming through or under Tenant, or (2) a condition created by Tenant or any person claiming under or through Tenant or any or their respective agents, contractors, employees, licensees, guests or invitees (including, without limitation, any Alteration or improvement in the Premises), or (3) a breach of Tenant’s obligations under this Lease or the negligence of Tenant or its agents, contractors, employees, licensees, guests or invitees.

6.2.3 Subject to the provisions of this Section, Tenant shall not cause or permit any Hazardous Substances (hereafter defined) to be used, stored, released, disposed, handles, produced or installed by Tenant or Tenant’s employees, agents, contractors or invitees in or about the Premises or Building, except that Tenant may use and store in the Premises Hazardous Substances which are typically used and stored in the ordinary course of business of an office tenant in a building comparable to the Building for the Use provided that the use, storage and disposal of such Hazardous Substances is at all times in strict compliance with all Laws and in such quantities that are no larger than those customarily used by such office tenants for office use. Without limiting the generality of the foregoing or any other provisions of this Lease, during the Term, Tenant shall comply with all Laws governing, and all procedures reasonably established by Landlord for, the use, abatement, removal, storage, disposal or transport of any Hazardous Substances, and any required or permitted Alteration, repair, maintenance, restoration, removal or other work in or about the Premises, Building or Land that involves or affects any Hazardous Substances. For purposes of this Lease, “Hazardous Substances” shall mean any element, compound, chemical mixture, contaminant, pollutant, material, waster or other substance with is defined, determined or identified as a “hazardous substance,” “hazardous waste,” or “hazardous material” under any Laws including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Sec. 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.),) the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), (iv) the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), (v) the Clean Water Act (33 U.S.C. Sec. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Safe Drinking Water Act (21 U.S.C. 349; 42 U.S.C. 201 and Sec. 300f et seq., the National Environmental Policy Act of 1969 (42 U.S.C.3421), the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C., Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Sec. 1101 et seq.) and the Environmental Conservation Law of the State of New York (codified in Volume 17 1/2 of McKinney’s 1984). In the event of a default under this Section after notice and the expiration of any applicable cure period (except that in case of emergency or threat to health or safety, no notice or cure period shall be required), in addition to any and all other rights and remedies of Landlord under this Lease or at law, Tenant shall, at the option of Landlord, remove or reimburse Landlord for Landlord’s out-of-pocket cost to remove such Hazardous Substances. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

6.3 Insurance Requirements, Floor Loads and Occupancy Requirements

Without limiting any other provision of this Lease, Tenant shall not place a load upon any floor of the Premises that exceeds the live load per square foot that is permitted under the certificate of occupancy affecting the Premises. Tenant shall not violate any Insurance Requirements or do or permit any thing to be done in the Premises which shall invalidate or be in conflict with the terms of the New York State standard form of fire insurance with extended coverage. Tenant shall not do or permit anything to be done in the Premises which unreasonably obstructs or interferes with other tenants of the Building or with Landlord’s providing Building services, or which injures or unreasonably annoys other tenants. Tenant shall not cause, maintain or permit any nuisance in or about the Premises and shall keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise. Business machines and mechanical equipment used in the Premises that cause vibrations or noise so as to be reasonably objectionable to Landlord or other tenants of the Building shall be placed and maintained by Tenant, at its expense, in settings sufficient, in Landlord’s good faith judgment, to eliminate such vibrations or noise.

6.4 Breach of Covenants

Tenant expressly acknowledges that irreparable injury shall result to Landlord in the event of a breach of any of the covenants made by Tenant in this Article 6, and it is agreed that, in the event of such breach, Landlord shall be entitled, in addition to any other remedies available, to an injunction to restrain the violation thereof. Breach of any of Tenant’s covenants under this Article after notice and the expiration of any applicable cure period shall also constitute an Event of Default pursuant to the provisions of Article 21 hereof.

6.5 Window Washing

Tenant shall not clean, or permit, suffer or allow to be cleaned, any windows in the Premises from the outside in violation of Section 202 of the Labor Law or any other Laws.

7. SERVICES

7.1 Landlord’s Operation of the Building

During the Term, subject to the provisions of this Lease, Landlord shall operate and maintain the Building (i) in compliance with all applicable Laws which shall materially affect Tenant’s use and occupancy of the Premises (including reasonable access thereto), the provision of Building services to the Premises in accordance with the provisions of this Lease, the health and safety of permitted occupants of the Premises and Tenant’s ability to complete permitted Alterations, other than Laws required to be complied with by Tenant or other tenants of the Building and subject to Landlord’s right to contest the validity or applicability of any such Laws, and (ii) as a first class office building in accordance with the standards from time to time prevailing for comparable first-class office buildings in midtown Manhattan.

7.2 Landlord’s Services

Subject to the provisions of this Lease, Landlord shall provide the following services:

(a) At Landlord’s expense (subject to recovery in accordance with Section 4.4 above), maintain and make all necessary repairs and replacements to the Common Areas of the Building, all structural elements of the Building (including the Building Systems), but excluding those portions of the Premises and the Building required to be repaired or maintained by Tenant pursuant to Article 9 of this Lease. Except as otherwise expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value or interruption of business, and no liability on the part of Landlord, by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs in or to any portion of the Building or Building Systems or the Premises. Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises during the performance of any repairs (without incurring overtime or premium labor charges).

(b) At Landlord’s expense (subject to recovery in accordance with Section 4.4 above), provide Building standard elevator service during Business Hours, and have one elevator on call at all other days and times.

(c) (i) At Landlord’s expense (subject to recovery in accordance with Section 4.4 above), operate the base Building air-conditioning, heating and ventilating system installed by Landlord in the Building (the “HVAC System”) during Business Hours seasonally in accordance with the design specifications set forth on Exhibit G. Tenant acknowledges that the windows are hermetically sealed and shall not open and Landlord makes no representation as to the habitability of the Premises at any time the central ventilating and air conditioning systems are not in operation. Tenant hereby expressly waives any claims against Landlord arising out of the cessation of operation of the central air conditioning, heating and ventilating systems, or the suitability of the Premises when same are not in operation or due to normal scheduling or for the reasons set forth in Section 7.3, subject to the provisions of Section 7.3.2 below. Landlord shall not be liable for the failure of the air conditioning system if such failure results from the occupancy of the Premises by more than an average of one (1) person for each 150 square feet in any separate room or area or if Tenant installs and operates machines, incandescent lighting and appliances the total connected electrical load of which exceeds 5 watts per square foot of usable area in any separate room or area.

(ii) If Tenant shall request heating, ventilation or air conditioning at any times other than during Business Hours (“Overtime HVAC Service”), Landlord shall provide the same, subject to the provisions of this Lease, provided that Tenant shall give notice (which shall be given in the manner prescribed by Landlord’s property manager, which is currently an Internet based notice system on a program entitled “Angus”) requesting Overtime HVAC Service to Landlord’s Building manager or other representative in charge of the Building (x) prior to 1:00 P.M. in the case of Overtime HVAC Service on Business Days and (y) and prior to 1:00 P.M. on the Business Day immediately preceding the day on which Tenant shall desire such Overtime HVAC Service, in the case of Overtime HVAC Service on a Saturday, Sunday or Holiday. Tenant shall pay to Landlord, for such Overtime HVAC Service, as Rent, then current Landlord’s Building standard charge therefor, within thirty (30) days after demand. If Tenant shall request Overtime HVAC Service on a non-Business Day for a period of less than four (4) hours, Tenant shall pay for a minimum of four (4) hours of Overtime HVAC Service. If any other tenants of the Building whose premises are served by the same HVAC System as the Premises shall request Overtime HVAC Service for any of the same hours as Tenant, the charge to Tenant for such common use shall be pro-rated based upon the rentable area of the Premises and the premises of such other tenant(s) requesting such Service. However, nothing herein contained shall obligate Landlord to pro-rate such charge based upon other tenants who may receive the benefit of such Service but who shall not have so requested such Service. Landlord’s current Building standard charge for Overtime HVAC Service is $150 per hour per floor, which is subject to increase from time to time.

(d) At Landlord’s expense (subject to recovery in accordance with Section 4.4 above), furnish cold New York City water in the Premises for lavatory and drinking and office cleaning purposes, and furnish hot and cold water in the base Building lavatories on the floor(s) on which the Premises are located. If Tenant requires, uses or consumes water for any other purpose, or installation becomes required by Laws, Tenant shall (or Landlord may at Tenant’s cost) install a meter or meters or other means to measure Tenant’s water consumption, and Tenant further shall pay for the maintenance of said meter equipment and/or pay Landlord’s cost of other means of measuring such water consumption by Tenant. Tenant shall reimburse Landlord for the actual cost charged to Landlord of all water consumed (including costs of generating hot water, if any) as measured by said meter or meters or as otherwise measured, including sewer rents, as additional rent within thirty (30) days after bills are rendered.

(e) At Landlord’s expense (subject to recovery in accordance with Section 4.4 above), furnish office cleaning service on Business Days in accordance with the specifications set forth in Exhibit H. Tenant shall pay to Landlord the reasonable costs incurred by Landlord for (x) extra cleaning in the Premises required because of (i) misuse or neglect by Tenant or its employees or business visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages or other special purposes (except mail room) requiring greater or more difficult cleaning work than office areas,

(iii) unusual quantity of interior glass surfaces, (iv) non-building standard materials or finishes installed by Tenant or at its request, and (y) removal from the Premises and the Building of (i) so much of any refuse or rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy and (ii) refuse and rubbish of Tenant’s vending machines and other eating facilities requiring special handling (known in the trade as “wet garbage”). Tenant may arrange for removal of such wet garbage by its own personnel or by contractors approved by Landlord, subject to such rules and regulations as Landlord may reasonably impose for the proper operation and maintenance of the Building. Tenant may also arrange directly with Landlord’s cleaning contractor to pay for any or all of the costs of extra cleaning and rubbish removal referred to in this Section. Landlord and its cleaning contractor and their employees shall have access to the Premises during non-Business Hours and the free use of light, power and water facilities in the Premises as shall be reasonably required for the purpose of cleaning the Premises in accordance with Landlord’s obligations hereunder.

(f) (i) Tenant, at its sole expense and in accordance with the provisions of Article 10 of this Lease, shall have the right to install one or more water-cooled supplemental air-conditioning units in the Premises (the “Supplemental AC Equipment”). If Tenant shall elect to install Supplemental AC Equipment in the Premises, then Landlord shall install (if the same shall not previously have been installed), at Tenant’s cost, at a single point designated by Landlord in the Building core on the floor on which the Premises is located (the “Distribution Point”), the hardware necessary to permit Tenant to “hook up” to the Building’s chilled water loop for the purpose of obtaining the Supplemental Chilled Water (defined below). Tenant shall pay to Landlord, within thirty (30) days after demand, as Rent, any reasonable costs incurred by Landlord to install such hardware. Landlord shall furnish reasonably itemized “back up” documentation identifying such costs promptly upon Tenant’s request.

(ii) Landlord shall furnish, to the Distribution Point, up to an aggregate of fifty (50) tons of chilled water, 24 hours per day, 7 days per week (the “Supplemental Chilled Water”). Tenant, at its expense, shall be responsible for connecting to the Distribution Point and distributing the Supplement Chilled Water through the Premises to Tenant’s Supplemental AC Unit. Simultaneously with the installation of Tenant’s Supplemental AC Unit, and prior to drawing any Supplemental Chilled Water from the Distribution Point, Tenant shall also install a meter (the “Chilled Water Meter”), which shall be approved by Landlord, at the Distribution Point to monitor and measure Tenant’s consumption of Supplemental Chilled Water. Landlord shall have no obligation to furnish the Supplemental Chilled Water to the Distribution Point until Tenant shall have installed the Chilled Water Meter. In addition to the Chilled Water Meter, Tenant shall install such other equipment as will prevent Tenant from drawing, at any instant in time, more than 50 tons of chilled water from the Distribution Point.

(iii) Tenant’s Supplemental AC Equipment shall not, at any instant in time, demand, nor shall Tenant otherwise demand, supplement chilled water in excess of 50 tons in the aggregate.

(iv) Tenant shall pay to Landlord, as Rent within thirty (30) days after demand, for all chilled water it draws from the Distribution Point during any period, an amount equal to $0.35 for each Ton Hour of chilled water consumed during such period as recorded on the Chilled Water Meter. “Ton Hours” shall mean, for any period, a number of ton hours equal to the quotient of (A) the product of (y) the number of BTU’s of chilled water consumed by Tenant during such period (as measured by such meter), multiplied by (z) the “Meter Factor” (as such term is used in the vernacular of the industry) applicable to the make and model number of such meter, divided by (B) the BTUH Factor applicable to the make and model number of such meter.

(g) If, at the request of Tenant, Landlord or an affiliate of Landlord shall at any time during the Term furnish any services to Tenant other than the services to be furnished to Tenant pursuant to the provisions of this Section 7.2, then Tenant shall pay to Landlord as Rent, or, at Landlord’s option pay to Landlord’s affiliate, within thirty (30) days after demand, Landlord’s then current Building standard charge for such services. Nothing contained in this paragraph shall obligate Landlord to furnish any such additional services to Tenant.

7.3 Interruption of Services

7.3.1 Landlord reserves the right to stop the furnishing of any Building services and the service of any of the Building Systems to perform repairs or Alterations which, in Landlord’s judgment, shall be necessary or desirable or when necessary by reason of accident or emergency. If any of the Building Systems or services required to be provided by Landlord pursuant to this Article 7 or Article 8 below shall be interrupted, curtailed or stopped, Landlord shall use reasonable efforts with due diligence to resume such service; provided, however, that (subject to the provisions of Section 7.3.2 below) Landlord shall have no liability whatsoever by reason of any such interruption, curtailment or stoppage of any of such services (whether the same shall be interrupted, curtailed or stopped while Landlord shall be performing any repairs or Alterations or when Landlord shall be prevented from supplying or furnishing the same by reason of Laws, the failure of any public utility or governmental authority serving the Building to supply electricity, water, steam, oil or other fuel, strikes, lockouts, the difficulty of obtaining materials after the use of due diligence, accidents or by any other cause beyond Landlord’s reasonable control or for any other reason), including, without limitation, any liability for damages to Tenant’s personal property or for interruption of business caused by any such interruption or stoppage, nor shall the same constitute an actual or constructive eviction or entitle Tenant to any abatement or diminution of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease.

7.3.2 Notwithstanding anything to the contrary set forth in this Section 7.3, if there shall be an interruption, curtailment or suspension (hereinafter referred to as an “Interruption”) of any Essential Service (defined below) and, as a result of such Interruption, (i) all or at least twenty-five (25%) percent of the Premises (the “Affected Area”) shall be rendered untenantable during Business Hours for a period of more than five (5) Business Days after notice thereof shall have been given by Tenant to Landlord, (ii) Tenant shall have ceased to conduct its normal business operations therein for more than five (5) consecutive Business Days and (iii) the Interruption shall have been caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors or breach of this Lease by Landlord and shall not have been caused by reason of any acts or omissions of the public utility serving the Building, an act of God or any other act of Force Majeure, then, as Tenant’s sole remedy, Tenant shall have the right to abate the Base Rent and Additional Rent payable under this Lease allocable to the Affected Area only for the period which shall begin on the sixth (6th) Business Day after Tenant shall have given Landlord notice of the Interruption and vacated and ceased to conduct Tenant’s normal business in the Affected Area and ending on the date on which the Interruption shall have ceased to render the Affected Area untenantable. For purposes of this Section 7.3.2, “Essential Service” shall mean the following services which Landlord is obligated to provide to the Premises, during business hours only: (a) heat, during any period during which Landlord is obligated to furnish the same under the provisions of this Lease, (b) electricity, (c) air-conditioning, during any period during which Landlord is obligated to furnish the same under the provisions of this Lease, (d) access to the Premises and (e) the service of at least one (1) elevator. Notwithstanding anything to the contrary above, the term “Interruption” shall also include loss of use of the Premises under the provisions of Section 9.4.1 or 10.2 below resulting solely from Landlord’s performing Alterations or repairs in the Premises to remedy a condition created by the negligence, breach of Lease or willful misconduct of Landlord.

7.4 Changes in Laws

In the event any governmental entity promulgates or revises any Law, or issues mandatory controls relating to the use or conservation of energy, water, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may take any appropriate action to comply with such provision of Law or mandatory controls, including the making of alterations to the Building subject, however, to the terms and conditions of this Lease.

7.5 Impermissible REIT Income

For so long as the entity specified in Section 1.1(b) (or an affiliate or REIT-qualified successor in interest of such entity) shall be the Landlord under this Lease, any “non-customary” services required to be provided to Tenant under this Lease that may result in the actual or constructive receipt by Landlord (or any member of Landlord) of impermissible tenant service income as described in Section 856(d)(7) of the Internal Revenue Code shall be performed by Trizec Tenant Services LLC, a Delaware limited liability company (or its designated successors or assigns).

8. ELECTRIC

8.1 Submetered Electricity

A. Subject to the provisions of this Article 8 and the other provisions of this Lease, Landlord shall furnish a connected electric load of up to six (6) watts per usable square foot contained in the Premises for Tenant’s normal business purposes. Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay to Landlord, as Rent, without set-off, defense, counterclaim, abatement or deduction whatsoever, a monthly charge for electricity furnished to the Premises (the “Electricity Charge”) determined by (x) applying the aggregate KW demand and KW hours of electricity consumed in the Premises as recorded by submeters and ancillary equipment serving the Premises (the “Electric Meters”), to the monthly average cost per KW hour and per KW demand recorded on Landlord’s meters for the Building and billed by the utility furnishing electric energy to the Building, including all taxes, fuel adjustments, surcharges, rate adjustment changes and charges and any other factors used by said public utility in computing the charges to Landlord for electric energy furnished to the Building and adding thereto (y) a sum equal to three (3%) percent of the amount calculated in accordance with the provisions of the foregoing clause (x). Tenant shall furnish and install all lighting tubes, lamps, bulbs and ballasts required in the Premises, at Tenant’s expense.

B. (i) Landlord shall take good care of the Electric Meters and shall promptly make all repairs and replacements necessary to maintain them in good working order and condition, at Tenant’s sole cost and expense. During any period in which the Electric Meter(s) shall not be operating in good working order, the Electricity Charge shall include an amount for electricity furnished to the Premises at the rate paid by Tenant during the most recent comparable period during which the Electric Meter(s) were in good working order.

(ii) If the Electric Meter(s) shall not be operational on the Commencement Date, then Tenant shall pay to Landlord, for electricity furnished to the Premises during the period commencing on the Commencement Date and ending on the day immediately prior to the first day of the first billing cycle for which the Electric Meter(s) shall be operating in good working order, the sum of $5,215.50 Dollars per month (the “Interim Electric Charge”). Said sum shall be payable on the first day of every calendar month during the applicable period without set-off, deduction, counterclaim or abatement whatsoever, as additional Rent, and shall be pro-rated with respect to any partial month.

C. All Electric Meters shall be read by an electrical consultant retained by Landlord, at Landlord’s cost. Where more than one (1) meter measures the electricity supplied to Tenant, the electricity rendered through each meter shall be computed on the basis of coincidental demand.

8.2 Use of Electricity

Tenant’s use of electricity in the Premises shall not at any time exceed the capacity of any of the electrical conductors, machinery and equipment in or otherwise servicing the Premises, subject to the provisions of Section 8.5 below. In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the electric service in the Building, Tenant shall not, without Landlord’s prior written consent in each instance, connect any fixtures, machinery, appliances or equipment to the Building electric distribution system or make any alteration or addition to Tenant’s appliances or equipment or the electric system of the Premises. Should Landlord grant such consent, all additional risers or other equipment required therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant within thirty (30) days after Landlord’s demand. As a condition to undertaking said work, Landlord may require Tenant to furnish Landlord with security satisfactory to Landlord securing payment of the cost of said work.

8.3 Interruption of Electric Service

Landlord shall not be liable in any way to Tenant for any failure, interruption or defect in the supply or character of electricity, steam or other utilities furnished to the Premises by reason of any requirement, act or omission of the public utility serving the Building with electricity or steam or for any other reason (including, without limitation, any interruption due to repairs or alterations made by Landlord in the Building) unless that same shall be attributable to the negligence or willful misconduct of Landlord, in which event Tenant’s sole remedy shall be as set forth in Section 7.3.2 above. In no event shall Landlord be liable for any consequential or special damages or damages for interruption to or loss of business.

8.4 Discontinuance of Electricity

Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises at any time upon not less than ninety (90) days notice to Tenant, provided that such period shall be extended for such additional period as may be reasonably necessary for Tenant, acting with due diligence, to arrange to obtain electricity directly from the public utility serving the Building, and further provided that Landlord shall not discontinue furnishing electricity to Tenant unless Landlord shall also discontinue furnishing (or shall not furnish) electricity to tenants of at least sixty (60%) percent of the Building. If Landlord shall exercise such right of termination, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that, from and after the effective date of such termination, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Charge to Landlord pursuant to the provisions of Section 8.1 above. If Landlord so discontinues furnishing electric energy to Tenant, Tenant shall arrange to obtain electricity directly from the public utility company furnishing electric service to the Building. Such electricity may be furnished to Tenant by means of the then existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity directly from such public utility company shall be installed and maintained by Landlord at its expense except that if Landlord shall be required to discontinue furnishing electricity by reason of Laws, then Tenant shall install and maintain the same at Tenant’s cost. Such discontinuance shall not be deemed a lessening or diminution of services within the meaning of any present or future Laws.

8.5 Maximum Connected Load; Changes in Laws; Miscellaneous

A. Tenant covenants and agrees that at no time shall the connected electrical load in or for the Premises exceed 6 watts per square foot of usable area.

B. If the public utility furnishing electricity to the Building, or any Laws, shall institute or require a change in the manner in which electricity is to be furnished or paid for, and such change reasonably necessitates an appropriate modification of this Article 8, Tenant shall execute such modification, provided, however, that in no event shall the Base Rent be reduced to an amount below the amounts thereof stated in Section 1.1 of this Lease. Tenant shall fully and timely comply with all rules and regulations of the public utility applicable to Tenant or the Premises.

C. If any taxes are or shall be imposed upon Landlord’s furnishing of electricity, Tenant shall reimburse Landlord therefor within thirty (30) days after demand. Landlord shall promptly provide any available supporting documentation for such taxes upon Tenant’s request.

D. Landlord’s failure to render any statement under the provisions of this Article 8 shall not prejudice Landlord’s right to render such statement at any time thereafter or to render a statement under this Article 8 for prior or subsequent periods. The obligations of Tenant with respect to any payment required to be made pursuant to the provisions of this Article 8 shall survive the expiration or sooner termination of the Term for a period of two (2) years.

9. REPAIRS AND MAINTENANCE OF PREMISES; ACCESS TO PREMISES BY LANDLORD

9.1 Repairs by Tenant

Subject to the provisions of Article 6, Section 7.2(a), and Articles 13 and 15, and except to the extent Landlord is required or elects to perform or pay for certain maintenance or repairs in accordance with said Sections, Tenant shall, at Tenant’s sole expense, at all times during the Term, maintain in good order and repair and in compliance with all applicable Laws, the Premises and all fixtures, glass (other than the exterior glass curtain wall unless Tenant or its employees, agents, contractors or invitees shall have damaged the same), appurtenances and equipment therein (including promptly and adequately repairing, restoring and/or replacing all portions that are damaged or broken), including, without limitation, Tenant’s entire distribution system for all of the Building Systems that serve the Premises up to the point at which such distribution system connects to the Building System, i.e., (i) Tenant’s entire air distribution ceiling duct system to the point at which the same connects to the main distribution duct for the Premises located in the core area of the Building (but not the perimeter heating/cooling units located around the perimeter of the Premises, which units shall be repaired by Landlord except to the extent to which the same are damaged by Tenant), (ii) Tenant’s entire electrical system to the panel box that services the Premises, (iii) all water and waste lines and fixtures to the point at which the same connect to the vertical pipes and wet columns located in the core of the Building, (iv) the portion of the “Class E” fire safety system within the Premises and (v) any and all supplemental and other systems located in and/or exclusively serving the Premises. Tenant shall also repair, restore and/or replace all damage and injury to the Premises or to any portion of the Building or the Building Systems outside of the Premises (including, without limitation, the rough floor, the rough ceiling, exterior walls and load bearing columns and other structural elements) caused by or arising from any acts or omissions of Tenant or Tenant’s agents, contractors or employees. All repairs and other work performed by Tenant or Tenant’s contractors (which shall be subject to Landlord’s approval in accordance with the provisions of Article 10) shall (i) be performed in compliance with all of the provisions of Article 10 of this Lease, (ii) be performed in a first-class workmanlike manner using only grades of materials at least equal in quality to Building standard materials and (iii) comply with all insurance requirements and all applicable Laws.

9.2 Failure to Maintain Premises; Landlord’s Right to Cure

If Tenant shall fail to perform any of its obligations under Section 9.1 or any other provision of this Lease after notice and the expiration of the applicable cure period under Article 21 (except in case of actual or suspected emergency, in which case no notice shall be required but Landlord shall endeavor to give such notice as shall be practicable under the circumstances to Tenant at the Premises), then Landlord may, without further notice to Tenant perform such obligations and Tenant shall pay as Rent to Landlord the actual, commercially reasonable cost of such performance, plus an amount reasonably sufficient to reimburse Landlord for overhead and supervision, within thirty (30) days after demand from Landlord. Upon Tenant’s request, Landlord shall promptly furnish reasonably detailed supporting documentation of such costs to Tenant.

9.3 Landlord’s Right to Perform Repairs to Building Systems

In any case in which Tenant shall be required or shall desire to make any repairs or perform any Alterations or other work pursuant to this Article or Articles 6 or 10 and such repairs, Alterations or other work shall affect the Building Systems or areas outside of the Premises, Landlord may, in Landlord’s discretion, elect to make such repairs or to perform such Alterations or other work for and on behalf of Tenant, but at Tenant’s sole cost and expense. In such event, Tenant shall reimburse Landlord, as Rent, for the reasonable cost incurred by Landlord to perform such repairs and/or Alterations or other work in accordance with the standards of first class office buildings in midtown Manhattan, within thirty (30) days after Landlord shall furnish a statement to Tenant of the amount thereof.

9.4 Access to Premises by Landlord

9.4.1 Tenant shall permit Landlord and Landlord’s agents, representatives, contractors and employees and public utilities servicing the Building to enter the Premises at all reasonable times upon reasonable prior notice (except in case of actual or suspected emergency in which event no notice shall be required but Landlord shall endeavor to give such notice as shall be practicable under the circumstances to Tenant at the Premises), which notice may be oral, whether or not Tenant shall be present (it being agreed that Landlord shall afford Tenant an opportunity to have a representative present unless the same shall not be practicable in case of actual or suspected emergency), for any of the following purposes: (i) to examine or inspect the Premises, (ii) to show the Premises to existing or prospective mortgagees, lenders or ground lessors or to prospective purchasers, (iii) to comply with any Laws or the requirements of any insurance policies or encumbrance affecting the Building, (iv) to perform any Alterations, repairs, improvements, additions, replacements or restorations which Landlord shall deem necessary or desirable in Landlord’s good faith judgment (it being agreed that Landlord shall perform the same with diligence, clean the affected portion of the Premises upon completion and repair any damage to the Premises caused by Landlord) (v) to comply with any of Landlord’s obligations under this Lease, (vi) to exercise any right or remedy of Landlord under this Lease, including, without limitation, Landlord’s rights to cure any default of Tenant under this Lease (provided that any notice of default Landlord shall give to Tenant which shall state that Landlord may cure such default if Tenant fails to do so shall also serve as any prior notice required to be given under this Section 9.4 and no further notice of Landlord’s entry under this Section shall be required) and (vii) during the last eighteen (18) months of the Term, to show the Premises to prospective tenants. Landlord shall have the right to take any materials and equipment into the Premises that may be required while any repairs, restorations, improvements, replacements, additions or Alterations are being performed and such performance shall not constitute an actual or constructive eviction in whole or in part or entitle Tenant to any abatement of the Rent payable under this Lease (except as otherwise expressly provided in Article 13 or Section 7.3.2) or other compensation for interruption to or loss of business or subject Landlord to any other liability. Landlord shall use reasonable efforts to minimize interference in the normal conduct of Tenant’s business during any such entry by Landlord, provided that Landlord shall not be obligated to employ labor at overtime or premium pay rates (except that Landlord shall employ overtime labor, if necessary, in the event of an emergency). Landlord shall, to the extent the same shall be reasonably practicable, conceal or camouflage any installations made by Landlord in the Premises above the suspended ceiling or within the walls or columns of the Premises. If Tenant shall not be present when any entry into the Premises shall be necessary or if Tenant shall not elect to make a representative available when any entry into the Premises shall be voluntary on the part of Landlord, Landlord and Landlord’s agents, representatives, contractors or employees may enter the Premises without rendering Landlord or such parties liable, provided that such parties shall use reasonable care under the circumstances to avoid damage to Tenant’s property and Alterations, it being agreed that Landlord shall have no liability for the acts of the New York City Fire or Police Departments.

9.4.2 Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present (it being agreed that if Tenant shall be in actual, physical occupancy of the Premises, Landlord shall give Tenant such notice as may be practicable under the circumstances, which may be oral notice to Tenant at the Premises, and Tenant may have a representative present), upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but by this provision any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official permitted to such access has any right to such access or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

9.4.3. Any reservation of a right by Landlord to enter upon the Premises and to make or perform any repairs, Alterations or other work in, to or about the Premises which, in the first instance, is the obligation of Tenant pursuant to this Lease, shall not be deemed to: (i) impose any obligation on Landlord to do so, (ii) render Landlord liable (to Tenant or any third party) for the failure to do so, or (iii) relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

9.5 Notice of Damage

Tenant shall notify Landlord promptly after Tenant learns of (a) any fire or other casualty in the Premises; (b) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts of appurtenances of the Building’s sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises.

9.6 Janitorial Services

Except as set forth in Article 7 above, Tenant shall, at Tenant’s expense, keep the Premises clean and in order, to the reasonable satisfaction of Landlord, and for that purpose shall use its own employees or employ a person, firm or corporation who or which shall be subject to the prior written approval of Landlord. In order to insure effective security in the Building, Tenant acknowledges the reasonableness of Landlord, at its option, to designate a party to be so employed by Tenant and to act as maintenance and cleaning contractor for any waxing, polishing, lamp replacement, cleaning and maintenance work in the Premises, so long as such party is a reputable person, firm or corporation that charges no more than the rates in effect for comparable services in similar type buildings. Landlord expressly reserves the right to exclude from the Building any person, firm or corporation attempting to perform any such work or furnish any of such services without Landlord’s prior written approval or not so designated by Landlord.

9.7 Energy Conservation

Tenant shall abide by all requirements which Landlord may reasonably prescribe for the proper protection and functioning of the Building Systems and the furnishing of the Building services. Tenant shall keep all windows closed while the air-conditioning, heating and ventilating system is in operation. Tenant further shall cooperate with Landlord in any energy conservation effort pursuant to a program or procedure promulgated or recommended by ASHRAE or any Laws.

10. ALTERATIONS

10.1 Alterations by Tenant

10.1.1 Subject to the provisions of this Article 10 and to other applicable provisions of this Lease, Tenant may from time to time, at Tenant’s expense, perform Alterations in and to the Premises to better adapt the same to its business, provided that any such Alteration shall (a) not alter the exterior of the Building in any way or affect the exterior appearance of the Building; (b) not be structural or exceed or adversely affect the capacity, maintenance, expenses or integrity of the Building’s structure or any of its components, including, without limitation, the Building Systems; (c) not affect the certificate of occupancy for the Building or necessitate the performance of any work by Landlord in the Building; (d) comply with all applicable Laws and Insurance Requirements; (e) be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld or unduly delayed with respect to non-structural Alterations to be performed within the Premises; (f) not violate any agreement (including, without limitation, any Encumbrance) which affects the Building or binds Landlord provided that Landlord shall have given Tenant prior notice thereof; and (g) not be subject to any lien, encumbrance, chattel mortgage, security interest, charge of any kind whatsoever, or any conditional sale or other similar or dissimilar title retention agreement. Notwithstanding anything to the contrary contained in this Section 10.1, subject to Tenant’s compliance with all applicable terms and provisions of this Article 10, Tenant shall not be required to obtain Landlord’s prior written consent to Alterations which Tenant shall desire to make in the Premises, provided that the same are: (i) located entirely within the Premises, (ii) non-structural, (iii) do not require the issuance of a building notice or building permit from the New York City Department of Buildings, (iv) do not affect the structure, exterior or common areas of the Building or the Building Systems, (v) are at least equal in quality to the first class standards of construction of the Building, (vi) do not cost in excess of $50,000, in the aggregate, over a twelve (12) month period and (vii) Tenant shall have given Landlord written notice of such Alterations (in reasonable detail) at least ten (10) Business Days’ prior to the performance of such Alterations.

10.1.2 All Alterations shall be performed subject to and in compliance with all of the following terms and conditions:

(a) (i) Tenant shall not commence the performance of any Alteration until Tenant shall have obtained Landlord’s prior written approval of detailed plans and specifications for such Alteration (“Tenant’s Plans”), which approval shall not be unreasonably withheld or unduly delayed with respect to any Alteration as to which Landlord may not unreasonably withhold Landlord’s consent. Tenant’s Plans shall include architectural, electrical, sprinkler, lighting, mechanical, duct distribution, plumbing and structural (if required) plans, shall be prepared by a professional architect or engineer licensed to practice in the State of New York and shall be in form, content and detail sufficient (x) to secure all required governmental permits and approvals, (y) for a contractor to perform all work shown thereon and covered thereby and (z) to determine (i) whether such Alteration complies with all Laws, (ii) whether such Alteration is to be performed using materials at least equal to Building standard and (iii) the effect such Alteration shall have on the structural components of the Building, including the Building Systems, and the operation and maintenance of the Building. Tenant’s Plans shall not be deemed complete unless all of the foregoing criteria shall be satisfied.

(ii) After Tenant shall have submitted a complete set of Tenant’s Plans to Landlord, Landlord shall review Tenant’s Plans within the applicable Review Period (hereinafter defined) and notify Tenant (x) whether Landlord consents to Tenant’s Plans, (y) whether Landlord requires additional information or details in order to evaluate Tenant’s Plans, or (z) Landlord’s reasons for refusing to consent to Tenant’s Plans and/or required revisions to Tenant’s Plans. The “Review Period” shall mean one of the following periods, whichever shall apply: (w) fifteen (15) Business Days, provided that Tenant shall have employed Landlord’s approved consulting engineer to prepare all mechanical, electrical, sprinkler, lighting, plumbing, structural and other engineering Tenant’s Plans (such Plans being hereinafter referred to the “Engineering Plans”), (x) twenty (20) Business Days if Tenant shall not have employed Landlord’s approved consulting engineer to prepare all Engineering Plans, (y) ten (10) Business Days with respect to Tenant’s Plans for Tenant’s Work only, provided that Tenant shall have employed Landlord’s approved consulting engineer to prepare all Engineering Plans and (z) fifteen (15) Business Days with respect to Tenant’s Plans for Tenant’s Work only if Tenant shall not have employed Landlord’s approved consulting engineer to prepare all Engineering Plans.

(iii) Provided that Tenant shall have employed Landlord’s approved consulting engineer to prepare all of Tenant’s Engineering Plans, then, at Tenant’s election, Tenant may submit such set of Tenant’s Plans to Landlord together with a transmittal letter (the “Alteration Transmittal Letter”) which shall request Landlord’s consent to the Alterations described in such Tenant’s Plans and shall also contain the following statement in bold capital letters:

“IF LANDLORD SHALL FAIL TO NOTIFY TENANT WITHIN [insert applicable Review Period] BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE AND THE ENCLOSED TENANT’S PLANS FOR ALTERATIONS PROPOSED BY TENANT AS TO (X) WHETHER LANDLORD CONSENTS TO SUCH ALTERATIONS, (Y) WHETHER LANDLORD REQUIRES ADDITIONAL INFORMATION OR DETAILS IN ORDER TO EVALUATE SUCH ALTERATIONS, OR (Z) LANDLORD’S REASONS FOR REFUSING TO CONSENT TO SUCH ALTERATIONS AND/OR REQUIRED REVISIONS TO SUCH TENANT’S PLANS, LANDLORD SHALL BE DEEMED TO HAVE CONSENTED TO ALL NON-STRUCTURAL ALTERATIONS

DESCRIBED IN SUCH TENANT’S PLANS, PROVIDED THAT SUCH ALTERATIONS SHALL COMPLY WITH ALL LAWS AND SHALL HAVE BEEN STAMPED AND SEALED BY AN ARCHITECT AND ENGINEER, AS REQUIRED, REGISTERED IN THE STATE OF NEW YORK.”

Provided that such Tenant’s Plans shall have been submitted to Landlord together with the Alteration Transmittal Letter and all Alterations shown thereon shall comply with all Laws and shall have been stamped and sealed by an architect and engineer (as applicable) registered in the State of New York, if Landlord shall fail to so notify Tenant within the applicable Review Period, then Landlord shall be deemed to have approved Tenant’s Plans with respect to all non-structural Alterations set forth therein. The foregoing provisions of this Section 10.1.2(a)(iii) shall, at Tenant’s option, apply to a re-submission of any Tenant’s Plans that have been revised to incorporate previous comments of Landlord, except that each of the foregoing time periods shall be reduced by three (3) Business Days.

(b) All Alterations shall be performed in compliance with all applicable Laws. Without limiting the generality of the foregoing, Tenant shall not commence to perform any Alteration until Tenant shall have obtained and delivered to Landlord originals or true and complete copies of all permits, authorization, licenses and permits required to be obtained by applicable Laws prior to the performance of any Alteration. Tenant shall prosecute all Alterations to completion with due diligence and promptly upon completion of all Alterations, Tenant shall obtain all required approvals, permits, and other “sign-offs” from all governmental authorities having jurisdiction and shall deliver copies thereof to Landlord.

(c) All Alterations shall be performed subject to Landlord’s current rules and regulations governing the construction of Alterations in the Building (and amendments and additions thereto consistent with the standards of other comparable first class office buildings in Manhattan) and in such manner and at such times as Landlord may reasonably designate in accordance with the standards of comparable first class office buildings in Manhattan.

(d) In order to maintain and control the quality and standards of workmanship of the Building, Tenant shall only utilize contractors and subcontractors who shall have been approved in writing by Landlord to perform alterations in the Building. Landlord shall at all times during the Term maintain a list of not less than three (3) independent, responsible contractors and subcontractors for each trade who shall be acceptable to Landlord (and who shall regularly be employed in comparable first class office buildings in Manhattan), except that Landlord shall have the right to designate only one (1) approved contractor for the performance of work on the life safety systems of the Building and one (1) filing agent. Landlord shall have the right to change the approved contractors set forth on such list at any time and from time to time. Landlord shall also have the right to refuse to grant access to the Building and the Premises to any contractor or subcontractor not approved by Landlord.

(e) Tenant shall maintain, and shall cause all persons performing any Alterations or other work in the Building on behalf of Tenant to maintain, worker’s compensation insurance, and commercial general liability insurance (including, without limitation, completed operations and contractual liability coverages), property damage insurance and such other insurance as Landlord may reasonably require, provided that such insurance shall typically be required to be obtained by tenants in comparable first class office buildings in Manhattan (with Landlord, Landlord’s managing agent and such other persons as Landlord shall reasonably designate named as additional insureds in Tenant’s commercial liability policy and in such other policies as may be appropriate), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance shall remain in effect during the entire period in which such Alterations or other work shall be performed. Prior the commencement of every Alteration, Tenant shall deliver to Landlord proof of all such insurance.

(f) Tenant shall perform all Alterations using materials at least equal in quality to the original construction of the Building or Landlord’s then current Building standard.

(g) Tenant shall promptly pay, when due, the cost of all Alterations and other work performed by or on behalf of Tenant or any person claiming through or under Tenant, and, promptly following completion, Tenant shall deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

(h) Except with respect to purely decorative Alterations, upon completion of all Alterations, Tenant, at its expense, shall have promptly prepared and submitted to Landlord reproducible as-built CAD plans of such Alteration.

10.1.3 In the event that Landlord shall submit Tenant’s Plans to Landlord’s independent architects or engineers for review, Tenant shall pay to Landlord, as Rent, all reasonable out-of-pocket costs incurred by Landlord for such review up to a maximum amount of $3,000, within thirty (30) days after demand. Notwithstanding the foregoing, if Tenant shall engage Landlord’s approved consulting engineer for the Building to prepare Tenant’s HVAC, electrical and other mechanical plans and specifications, Tenant shall not be obligated to pay any expenses incurred by Landlord to review any plans and specifications prepared for Tenant by such consulting engineer.

10.1.4 Except with respect to any Alterations performed by Tenant prior to the commencement of the normal conduct of Tenant’s business in the Premises to prepare the Premises for Tenant’s initial occupancy thereof, Landlord may require Tenant to furnish to Landlord, prior to the commencement of any Alteration which shall have an estimated cost in excess of a sum equal to six (6) monthly installments of Base Rent, a payment and performance bond in form and substance satisfactory to Landlord, obtained at Tenant’s expense, in an amount equal to at least 115% of the estimated cost of such Alteration, guaranteeing to Landlord the prompt completion of and payment for such Alteration within a reasonable time, free and clear of all liens, encumbrances, chattel mortgages, security interests, conditional bills of sale and other charges, substantially in accordance with the plans and specifications approved by Landlord.

10.1.5 All Alterations, whether temporary or permanent in character, made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord’s property upon installation and shall be surrendered to Landlord upon the expiration or earlier termination of the Term, in good condition, ordinary wear and tear and damage by fire or other casualty excepted, except that Tenant shall remove, at or prior to the expiration or earlier termination of the Term, all Specialty Alterations (hereafter defined). If Tenant shall be required to remove any Specialty Alterations, then upon such removal, Tenant shall restore the affected portion of the Premises to the condition existing prior to the installation of such Specialty Alteration. For purposes of this Lease, “Specialty Alterations” shall mean any and all vaults, cooking kitchens, subflooring structures and raised flooring systems, structural reinforcements, auditoria, dumbwaiters, mainframe computer centers, copying centers, libraries, internal staircases, private lavatories, medical facilities, and any other Alterations which are not customary for build-outs of tenants of first class office buildings in midtown Manhattan generally and are unusually expensive to demolish or remove.

10.1.6 Tenant shall not at any time, either directly or indirectly, use any contractors or labor or materials in the Premises if the use of same would create any difficulty with other contractors or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof.

10.1.7 Tenant shall pay (x) any increase in property taxes on, or fire or casualty insurance premiums for, the Building attributable (by reasonable substantiating evidence) to any Alteration and (y) the cost of any modifications to the Building outside the Premises that are required to be made in order to make any Alteration to the Premises.

10.1.8 Landlord’s review, supervision, commenting on or approval of any Alteration or aspect of work to be performed by or for Tenant (whether pursuant to this Article 10 or otherwise) shall be solely for Landlord’s protection and, except as may otherwise be expressly provided in this Lease, shall create no warranties or duties to Tenant or to third parties.

10.2 Alterations by Landlord

Landlord may, without the same constituting an eviction of Tenant and without incurring any liability to Tenant (except as otherwise expressly provided in Section 7.3.2 above), from time to time (i) make repairs, changes, additions, decorations, improvements and restorations to the Building (including the Premises), Common Areas and the Building Systems, including, without limitation, those Building Systems necessary to provide the services described in Article 7, (ii) install, erect, use, maintain, repair and replace pipes, ducts, cables and conduits in and through the Premises, provided, however, that Landlord shall, to the extent reasonably practicable, conceal or camouflage the same in or along walls, ceilings or columns, (iii) change the arrangement, number and/or location of public entrances, passageways, lobbies, doors, corridors, elevators, stairs, toilets or other public parts of the Building and (iv) impose such controls as Landlord deems necessary in Landlord’s sole good faith judgment with respect to access to the Building by Tenant’s guests and visitors, and for such purposes Landlord may enter the Premises in accordance with the provisions of Section 9.4 of this Lease (it being agreed that the provisions of Section 9.4.1 above shall apply to the exercise of Landlord’s rights under this Section 10.2). No permanent change, addition or improvement made by Landlord shall materially impair access to the Premises. Nothing contained in this Section 10.2 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant under this Lease to make any repair, replacement or improvement or comply with any Laws.

11. LIENS

11.1 Tenant shall pay before delinquency all costs for work, services or materials furnished to Tenant or any person claiming through Tenant for the Premises, the nonpayment of which could result in any lien against the Land, Building or Premises. Tenant shall keep title to the Land, Building and Premises free and clear of any such lien. Tenant shall promptly notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and shall indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings. In case any such lien attaches, Tenant shall cause it to be released and removed of record within thirty (30) days after Tenant shall have received notice of the filing of such lien (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien. Upon final determination of any permitted contest, Tenant shall immediately pay any judgment rendered and cause the lien to be released of record.

11.2 Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of labor or materials for the specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any material that would give rise to the filing of any liens against the Land, Building, Premises or any part thereof. Notice is hereby given that Landlord shall not be liable for any work performed or to be performed at the Premises for Tenant or any subtenant, or for any material furnished or to be furnished at the Premises for Tenant or any subtenant upon credit, and that no mechanic’s or other lien for such work or material shall attach to or affect the estate or interest of Landlord in and to the Land, Building or Premises. Landlord shall have the right to post and keep posted on the Premises any notices which Landlord reasonably may be required to post for the protection of Landlord the Land, Building and/or the Premises from any lien.

12. INSURANCE

12.1 During the Term, Tenant shall provide and keep in force the following insurance:

(a) Commercial general liability insurance relating to Tenant’s business carried on, in or from the Premises and Tenant’s use and occupancy of the Premises, insuring against loss due to personal or bodily injury or death and damage to property (including, without limitation, contractual liability insurance), with limits of not less than the Liability Insurance Amount (as such term is defined in Section 1.1 above) for any one accident or occurrence; and

(b) All risk or fire insurance (including standard extended endorsement perils, leakage from fire protective devices and other water damage) insuring Tenant’s fixtures, furnishings, equipment, documents, files, work products, inventory, stock-in-trade and all leasehold improvements and Alterations in the Premises on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a co-insurer and subject only to commercially reasonable deductibles and exclusions; and

(c) If any boiler or machinery is operated in the Premises, boiler and machinery insurance.

12.2 Landlord, Landlord’s managing agent, and such additional parties as Landlord shall reasonably designate (including any Mortgagee or Underlying Lessor, the name and address of which Tenant shall have been notified) shall be named as additional insureds in the policy described in Section 12.1(a) All of the insurance policies required to be maintained by Tenant under this Article 12 shall (a) include cross liability and severability of interests clauses, (b) be written on an “occurrence” (and not a “claims made”) form and (c) provide that Tenant’s insurance shall be primary and not contributing to or with or be in excess of any other insurance maintained by Landlord or any other additional insured. Landlord (and, at Landlord’s option any Mortgagee) shall be named as a loss payee, as its interest may appear, in the policies described in Section 12.1(b) to the extent of the value of the leasehold improvements in the Premises, and such policies shall comply with the provisions of Section 14.1 below. Tenant’s insurance policies shall otherwise be upon such other terms and conditions as Landlord from time to time reasonably requires (provided that such terms and conditions shall be also be required by owners of comparable first class office buildings in Manhattan) and shall be issued by insurance companies reasonably satisfactory to Landlord and which are licensed to do business in the State of New York.

Tenant shall furnish to Landlord, on or before the Commencement Date and at least 20 days before the expiration date of any expiring policy, either copies of current policies or certificates evidencing such policies, or such other proofs as may be reasonably required to establish Tenant’s insurance coverage in effect from time to time and the payment of all premiums thereon. If Tenant shall fail to maintain any required insurance or pay any premiums thereon, or to furnish satisfactory proof of such insurance to Landlord as required, Landlord may, upon not less than 2 Business Days’ notice, effect such insurance coverage and recover from Tenant on ten (10) days’ demand any premiums paid by Landlord.

12.3 Whenever, in Landlord’s reasonable judgment, good business practice and changing conditions indicate a need for additional or different types of insurance coverage, Tenant shall, upon Landlord’s request, promptly obtain such insurance coverage, at Tenant’s expense.

13. DAMAGE OR DESTRUCTION

13.1 Termination Options

13.1.1 If the Premises or any other portion of the Building necessary for Tenant’s occupancy of the Premises shall be damaged by fire or other casualty, Landlord shall, promptly after learning of such damage, notify Tenant in writing of the time necessary to demolish all damaged portions of the Premises and repair or restore the Premises and such other portions of the Building as are necessary for Tenant’s occupancy of the Premises as nearly as practicable to the condition existing prior to such fire or other casualty, excluding the repair and restoration of any and all leasehold improvements, Alterations, trade fixtures, furnishings, equipment and personal property of Tenant in the Premises (such demolition, repair and restoration work being hereinafter referred to as “Landlord’s Restoration Work”), as estimated by a reputable architect, engineer or contractor selected by Landlord (the “Estimate”).

13.1.2 If the Estimate shall state that Landlord’s Restoration Work cannot be completed within one (1) year from the date of such damage (or within 60 days from the date of such damage if such damage shall have occurred within the last 18 months of the Term), then Tenant shall have the option to terminate this Lease by giving Landlord notice thereof within twenty (20) days after Landlord shall have given Tenant the Estimate.

13.1.3 If all or any part of the Premises or the Building is damaged or destroyed by fire or other casualty, and (a) the Building is so damaged (whether or not the Premises shall have been damaged) that Landlord shall elect not to restore or repair such damage to the Building, or (b) such damage is not insured against by Landlord’s insurance policies, or (c) the Estimate shall state that Landlord’s Restoration Work cannot be completed within one (1) year after the date of such damage, or (d) such damage shall have occurred within the last eighteen (18) months of the Term and the Estimate shall state that the repair or restoration of the damage to the Premises or to any other portion of the Building necessary for Tenant’s occupancy cannot be completed within sixty (60) days from the date of such damage, then, in any of such events, Landlord shall have the right, at its option, to terminate this Lease by giving notice thereof to Tenant within ninety (90) days after the date on which such fire or other casualty shall have occurred, provided that Landlord shall also terminate the leases of tenants representing at least 80% of the rentable area of the Building above the floor on which the Premises is located.

13.1.3 If either party shall exercise its option to terminate this Lease pursuant to the provisions of this Section 13.1, the Term shall expire and this Lease shall terminate thirty (30) days after Landlord or Tenant, as the case may be, shall have given the other party such notice of termination, as if such date were the Expiration Date (provided, however, that Rent payable for the period commencing on the date of such damage and ending on the date on which this Lease shall terminate shall be subject to any abatement provided for in Section 13.3 below) and Landlord shall be entitled to all proceeds of the insurance policy described in Section 12.1(b) applicable to any damaged leasehold improvements or Alterations in the Premises.

13.2 Repair Obligations

If the Premises or the Building are damaged by fire or other casualty and neither party shall terminate this Lease pursuant to the provisions of Section 13.1, then Landlord shall promptly commence and diligently prosecute Landlord’s Restoration Work, subject to commercially reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control. Except as otherwise expressly provided in this Section, Landlord shall have no liability to Tenant, including any liability for inconvenience or annoyance or injury to the business of Tenant, resulting in any way from damage from fire or other casualty or the repair thereof. Tenant shall not be entitled to terminate this Lease if any required repairs or restoration are not in fact completed within the time period set forth in the Estimate, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion, subject to the provisions of this Article 13, and further provided that if Landlord shall fail to substantially complete Landlord’s Restoration Work within fourteen (14) months after the date on which such fire or other casualty shall have occurred (or within 120 days, in the case of fire or other casualty occurring within the last 18 months of the Term), subject to delays caused by Force Majeure and any delays caused by Tenant (“Excusable Delays”), then Tenant shall have the right, at Tenant’s option, to terminate this Lease by giving notice thereof to Landlord within ten (10) days after the expiration of said fourteen (14) month period (or 120 day period, as the case may be) and prior to the date on which Landlord shall have substantially completed Landlord’s Restoration Work, time being of the essence. In no event shall Landlord be obligated to repair, restore or replace any of the improvements, Alterations, fixtures, furnishings, equipment or personal property required to be insured by Tenant pursuant to Section 12.1; Tenant shall repair, restore or replace such improvements, Alterations, fixtures, furnishings, equipment and personal property promptly after the date of such fire or other casualty, subject to Force Majeure and commercially reasonable delays in adjusting insurance, to at least the condition existing prior to its damage, using materials at least equal to Building standard. However, in connection with the performance of Landlord’s Restoration Work, Landlord may, at its option, elect to repair and restore the damage, if any, caused to any or all of the leasehold improvements and/or Alterations required to be insured by Tenant according to Section 12.1(b) to its condition prior to such fire or other casualty using materials at least equal to Building standard materials. If Landlord shall make such election, Landlord shall be entitled to all proceeds of the insurance policy described in Section 12.1(b) applicable to the leasehold improvements and Alterations Landlord so elects to repair or restore. Landlord and Tenant shall cooperate with each other in their respective efforts to collect insurance proceeds.

13.3 Rent Abatement

If all of the Premises shall be damaged or destroyed or rendered untenantable by any fire or other casualty , then the Rent shall abate, and if only a portion of the Premises shall have been damaged or destroyed or rendered untenantable, the Rent shall be reduced by an amount which bears the same ratio to the total amount of Rent otherwise payable under this Lease as the portion of the Premises which shall have been damaged or rendered untenantable bears to the entire Premises, in either case for the period beginning on the date of such damage and ending on (x) the date on which Landlord shall have substantially completed Landlord’s Restoration Work in accordance with Section 13.2 or (y) if Landlord shall have elected to repair and restore any leasehold improvements and Alterations in the Premises pursuant to the provisions of Section 13.2, the date on which Landlord shall have substantially completed both of Landlord’s Restoration Work and such leasehold improvements and Alterations; provided, however, that if Landlord shall not have elected to repair and restore the damage, if any, caused to the leasehold improvements or Alterations required to be insured by Tenant according to Section 12.1(b), then such abatement shall end on the earlier of the date on which (i) Tenant shall have substantially completed the repair and restoration of such leasehold improvements and Alterations as nearly as practicable to the condition existing immediately prior to such fire or other casualty, or (ii) the ninetieth (90) day after the date on which Landlord shall have substantially completed Landlord’s Restoration Work. In no event shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord shall take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair (other than using labor at overtime or premium pay rates).

13.4 Fire Wardens

Tenant shall throughout the Term provide fire wardens and searchers as required under NYC Local Law No. 5. of 1973, as heretofore and/or hereafter amended.

13.5 Express Agreement Regarding Casualty

This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for a contingency in the absence of express agreement and any other law of like import now or hereafter in force, shall have no application in such case.

14. WAIVERS AND INDEMNITIES

14.1 Mutual Waiver of Subrogation Rights

14.1. Landlord shall cause each property insurance policy carried by Landlord insuring the Building against loss, damage, or destruction by fire or other casualty, and Tenant shall cause each property insurance policy carried by Tenant and insuring the Premises and Tenant’s Alterations, leasehold improvements, equipment, furnishings, fixtures and contents against loss, damage, or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by any such policy, even though such loss, damage or destruction might have been occasioned by the negligence of Landlord, Tenant or their respective agents, employees, contractors, invitees and/or permitted subtenants or other occupants. Neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its policies, provided that such waiver was obtainable at the time of such loss or damage. However, if such waiver cannot be obtained, or shall be obtainable only by the payment of an additional premium charge above that which is charged by companies carrying such insurance without such waiver of subrogation, then the party undertaking to obtain such waiver shall notify the other party of such fact and such other party shall have a period of ten (10) days after the giving of such notice to agree in writing to pay such additional premium if such policy is obtainable at additional cost (in the case of Tenant, pro rata in proportion of the rentable square feet in the Area of the Premises to the total rentable area covered by such insurance); and if such other party does not so agree or the waiver shall not be obtainable, then the provisions of this Section 14.1 shall be null and void as to the risks covered by such policy for so long as either such waiver cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 14.1, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other’s insurer are exhausted and the other party shall be unable to collect such insurance proceeds. The waiver of subrogation set forth in this Section 14.1 shall extend to the benefit of the agents, Affiliated Parties (as defined in Section 14.2 below) and employees of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless the party to be benefited shall pay such charge). Nothing contained in this Section 14.1 shall be deemed to relieve either party from any duty imposed elsewhere in this Lease to repair, restore and rebuild. In the event of any permitted sublease or occupancy (by a person other than Tenant) of all or a portion of the Premises, all of Tenant’s covenants and obligations set forth in this Section 14.1 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord and Landlord’s agents, and Landlord’s covenants and obligations set forth in this Section 14.1 shall run to the benefit of such subtenant or occupant.

14.2 Definition of Affiliated Parties

For purposes of this Article 14 and elsewhere in this Lease, the term “Affiliated Parties” shall mean any person, corporation or other entity controlling, controlled by or under common control with, Landlord or Tenant (for purposes of this definition, the word “control” and its related terms, including “controlling,” controlled by” and “under common control with,” shall mean the possession of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise), and, in the case of Landlord, any Condominium Party, and their respective partners, venturers, members, directors, officers, shareholders, agents, servants and employees.

14.3 Tenant’s Waivers

Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or any party for whom Landlord is legally liable, but subject to the provisions of this Lease, Landlord, its Affiliated Parties and the holder of any Encumbrance shall not be liable or in any way responsible for, and Tenant waives all claims against Landlord, its Affiliated Parties and the holder of any Encumbrance for any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building, or caused by the public or by construction of any private or public work. The provisions of this Section 14.3 shall survive the expiration or early termination of the Term.

14.4 Indemnity

14.4.1 Subject to Section 14.1 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Tenant shall defend, indemnify and hold Landlord, any Condominium Party, the holder of any Encumbrance and their respective partners, principals, members, directors, officers, shareholders, agents, servants and employees (any or all of the foregoing hereinafter referred to as the “Indemnified Parties”) harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees, disbursements and court costs, except to the extent that Tenant has assumed Landlord’s defense and is incurring attorneys’ fees on behalf of Landlord’s defense, subject to Section 14.4.2) due to or arising out of: (a) any accident, injury or damage occurring on or about the Premises (including, without limitation, accidents, injury or damage resulting in injury to persons, death, property damage or theft) during the Term or during any period of time prior to or after the Term that Tenant shall have been in possession of the Premises; (b) any act, omission or negligence of Tenant or any one claiming through or under Tenant and any of their agents, contractors, employees, servants, licensees or visitors; (c) any accident, injury or damage whatsoever caused to any person or to the property of any person outside of the Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from any act, omission or negligence of Tenant or any one claiming through or under Tenant or any of their respective contractors, licensees, agents, servants, employees, invitees or visitors and (d) any breach, violation or non-performance of any of the terms, covenants or conditions to be observed or performed by Tenant under this Lease. Tenant’s obligations under this Section 14.4 shall survive the expiration or earlier termination of the Term.

14.4.2 In the event of any claim to which the foregoing indemnity shall apply, the following provisions shall apply: (i) Landlord shall give Tenant prompt written notice thereof, (ii) Tenant shall have the right to defend any such claim, demand or proceeding using counsel of its choice, which counsel shall be reasonably acceptable to Landlord (it being agreed that counsel for Tenant’s insurer is hereby deemed acceptable), (iii) Landlord shall cooperate with Tenant in the defense of such claim, demand or proceeding and (iv) such claim, demand or proceeding shall not be settled or compromised without the consent of Tenant, which consent shall not be unreasonably withheld or delayed. The provisions of this Section 14.4.3 shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may retain its own counsel to assist in the defense of any claim having a potential liability in excess of $7,500,000, and Tenant shall pay the reasonable fees of such attorneys.

14.4.3 Subject to the limitation on Landlord’s obligations and liabilities contained in Article 19 below and to the provisions of Section 14.1, Landlord shall indemnify and save Tenant harmless from and against all claims, suits, demands, damages, judgments, fines, penalties, interest and expenses (including reasonable counsel fees and disbursements incurred in any action or proceeding) and reasonable costs which Tenant may incur for injury to or death of any person or persons in any area of the Building, including the Premises, to the extent to which the same shall result from the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees; provided, however, that in no event shall Landlord be liable for damages for injury to business, special damages or consequential damages. In the event of any claim to which the foregoing indemnity shall apply, the following provisions shall apply: (i) Tenant shall give Landlord prompt written notice thereof, (ii) Landlord shall have the right to defend any such claim, demand or proceeding using counsel of its choice, which counsel shall be reasonably acceptable to Tenant (it being agreed that counsel for Landlord’s insurer is hereby deemed acceptable), (iii) Tenant shall cooperate with Landlord in the defense of such claim, demand or proceeding and (iv) such claim, demand or proceeding shall not be settled or compromised without the consent of Landlord, which consent shall not be unreasonably withheld or delayed. The provisions of this Section 14.4.3 shall survive the expiration or earlier termination of this Lease.

15. CONDEMNATION

15.1 Full Taking

If all or substantially all of the Building or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease shall terminate as of the earlier of the date on which the condemning authority takes physical possession of or title to the Building or Premises.

15.2 Partial Taking

15.2.1 Landlord’s Termination of Lease. If only part of the Building or Premises is thus taken or sold, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within 60 days after the taking.

15.2.2 Tenant’s Termination. If over 20% of the Premises is thus taken or sold and Landlord is unable to provide Tenant with comparable replacement premises in the Building, Tenant may terminate this Lease if in Tenant’s reasonable judgment the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking. Such termination by Tenant must be exercised by written notice to Landlord given not later than 60 days after Tenant is notified of the taking of the Premises.

15.2.3 Effective Date of Termination. Termination by Landlord or Tenant shall be effective as of the date when physical possession of the applicable portion of the Building or Premises is taken by the condemning authority.

15.2.4 Election to Continue Lease. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease shall be diminished by an amount allocable to the portion of the Premises which was so taken or sold. If this Lease is not terminated upon a partial taking of the Building or Premises, Landlord shall, at Landlord’s sole expense, promptly restore and reconstruct the Building and Premises to substantially their former condition to the extent the same is feasible. However, Landlord shall not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or Premises so taken.

15.3 Temporary Taking

If all or any portion of the Premises shall be taken by the exercise of the right of eminent domain for occupancy for a limited period, this Lease shall continue in full force and effect and Tenant shall continue to pay in full the Base Rent, Additional Rent and other charges payable hereunder, without reduction or abatement, and Tenant shall be entitled to receive, for itself, so much of any award or payment made for such use as is equal to the aforementioned payments that are actually made by Tenant to Landlord during such temporary taking, except as hereinafter provided, and Landlord shall receive the balance thereof. If such award or payment is made in a lump sum, Landlord shall receive out of such lump sum (and Tenant shall be credited with) an amount equal to the total of the Base Rent, Additional Rent and other charges payable under this Lease for the period of such taking (less any amounts theretofore paid by Tenant to Landlord attributable to the period of such taking), and such amount received by Landlord shall be held by Landlord as a fund which Landlord shall apply from time to time to the payments due to Landlord from Tenant under the terms of this Lease. Out of the balance of such sum, if any, Tenant shall be paid an amount equal to the amounts, if any, theretofore paid by Tenant to Landlord attributable to the period of such taking, and Landlord shall be paid the remainder of such balance. If such taking is for a period not extending beyond the Term of this Lease, and if such taking results in changes or Alterations in the Premises which would necessitate an expenditure to restore the Premises to its former condition, then Tenant at the termination of such taking shall, at its expense, restore the Premises to its former condition, and such portion of the award or payment payable to Landlord, if any, in excess of the Base Rent, Additional Rent and other charges for the period of such taking as is necessary to cover the expenses of such restoration shall be applied to such restoration, and the balance necessary, if any, shall be paid by Tenant. Tenant shall also pay all fees, costs and expenses of every character and kind of Landlord incurred in connection with such limited taking and obtaining the award therefor, and in connection with such restoration.

15.4 Awards

As between the parties to this Lease, Landlord shall be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Building or Premises, including any award for the value of the unexpired Term. However, Tenant may assert a claim in a separate proceeding against the condemning authority for the value of Tenant’s trade fixtures or personal property, the cost of moving and other business relocation expenses and damages to Tenant’s business incurred as a result of such condemnation provided that the foregoing shall not reduce the award payable to Landlord.

16. ASSIGNMENT AND SUBLETTING

16.1 Limitation

Except as otherwise expressly provided in this Article 16, without Landlord’s prior written consent, Tenant shall not assign, mortgage, pledge, encumber or otherwise transfer all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used or occupied by any party other than Tenant and its employees and permitted business invitees.

16.2 Notice of Proposed Transfer; Landlord’s Options

16.2.1 (a) If Tenant shall desire to (x) sublet all or any portion of the Premises or (y) assign Tenant’s interest in this Lease, Tenant shall submit to Landlord, prior to offering all or any such portion of the Premises for subletting or offering to assign Tenant’s interest in this Lease, as the case may be, a notice (the “Notice of Intention”) of Tenant’s intention to sublet all or a portion of the Premises or assign this Lease, as the case may be, which notice shall set forth (x) the effective date of the proposed assignment, if Tenant shall desire to assign Tenant’s interest in this Lease, or (y) the term of the proposed subletting, if Tenant desires to sublet all or part of the Premises, and, if Tenant desires to sublet a portion of the Premises, a description of the portion to be sublet, together with a floor plan thereof.

(b) (i) If Tenant shall propose to sublet all or substantially all of the Premises or assign Tenant’s interest in this Lease, then Landlord shall have the right, by notice (the “Termination Notice”) given to Tenant within sixty (60) days following Landlord’s receipt of the Notice of Intention, to terminate this Lease on a date to be specified in the Termination Notice, which date (the “Termination Date”) shall be the later of (i) the effective date of the proposed subletting or assignment, or (ii) the sixtieth (60th) day after the date on which Tenant shall have given Landlord the Notice of Intention, whereupon the term of this Lease shall expire on the Termination Date with the same force and effect as if such date were originally provided herein as the Expiration Date of the Term.

(ii) If Tenant shall propose to sublet a portion of the Premises, then Landlord shall have the right, by notice (the “Elimination Notice”) given to Tenant within sixty (60) days following Landlord’s receipt of the Notice of Intention to sublet only a portion of the Premises, to eliminate such portion of the Premises (the “Eliminated Space”) from the Premises for a period (the “Elimination Period”) commencing on the later to occur of (i) the effective date of the proposed subletting, or the (ii) sixtieth (60th) day after the date on which Tenant shall have given Landlord the Notice of Intention (the “Elimination Date”), and ending on the expiration date of the proposed subletting and in the event such Elimination Notice shall be given: (1) the Eliminated Space shall be eliminated from the Premises for the Elimination Period and Tenant shall have no rights or obligations under this Lease with respect to the Elimination Space during the Elimination Period; (2) Tenant shall surrender the Eliminated Space to Landlord on or prior to the Elimination Date in the same manner as if said Elimination Date were the Expiration Date; (3) Landlord shall have the right, at Landlord’s cost, to make any Alterations in the Premises which shall, in Landlord’s sole judgment, be required to make the Eliminated Space a self-contained rental unit with access through corridors to the elevators and core toilets serving the Eliminated Space (but Tenant shall have no obligation under this Lease to remove any Specialty Alterations performed in the Eliminated Space by Landlord or anyone claiming through Landlord), and if the Premises shall contain any core toilets or any corridors (including any corridors that may have to be constructed by Landlord pursuant to this clause (3)) providing access from the Eliminated Space to the core area, Landlord and any tenant or other occupant of the Eliminated Space shall have the right to use such toilets and corridors in common with Tenant and any other permitted occupants of the Premises, and shall have the right to install signs and directional indicators in or about such corridors indicating the name and location of such tenant or other occupant; and (4) (a) the Base Rent shall be reduced during the Elimination Period by the proportion which the number of rentable square feet contained in the Eliminated Space bears to the number of rentable square feet contained in the Area of the Premises immediately prior to the Elimination Date (the “Elimination Proportion”); and (b) the Additional Rent payable pursuant to Sections 4.3 and 4.4 hereof shall be reduced during the Elimination Period by the Elimination Proportion. Upon the expiration of the Elimination Period, the Eliminated Space in its then existing condition shall be deemed restored to and again a part of the Premises for the period (hereinafter called the “Restoration Period”) commencing on the date next following the expiration of the Elimination Period and ending on the Expiration Date or such earlier date on which the Term shall terminate, except if Landlord shall be unable to give Tenant possession of the Eliminated Space at the expiration of the Elimination Period by reason of the holding over or retention of possession of any tenant or occupant of the Eliminated Space, in which event (x) the Restoration Period shall not commence, and the Eliminated Space shall not be deemed restored to or a part of the Premises, until the date on which Landlord shall give Tenant exclusive possession of the Eliminated Space, (y) neither the Expiration Date nor the validity of this Lease shall be affected and Landlord shall have no liability for the failure to deliver possession of the Eliminated Space to Tenant upon the expiration of the Elimination Period, except that Landlord shall promptly institute and diligently prosecute eviction proceedings against such holdover subtenant or other occupant, and (z) Tenant waives any rights under Section 223-a of the Real Property Law of New York, or any successor statute of similar import, to rescind this Lease and further waives the right to recover any damages which may result from the failure of Landlord to deliver possession of the Eliminated Space at the end of the Restoration Period. During the Restoration Period, (I) the Base Rent, Additional Rent payable under Sections 4.3 and 4.4 hereof and any other additional rentals payable under this Lease that are properly chargeable to the Eliminated Space shall be increased in the proportion in which the area of the Eliminated Space bears to the total area of the Premises immediately prior to the commencement of the Restoration Period and (II) there shall be an equitable apportionment of any Additional Rent for the years in which the commencement and termination of the Elimination Period shall occur. At the request of Landlord or Tenant, the parties shall execute and deliver an instrument or instruments in form reasonably satisfactory to each party, setting forth any modifications to this Lease contemplated in or resulting from the operation of the foregoing provisions of this Section 16.2; however, neither Landlord’s nor Tenant’s failure to execute or deliver any such instruments shall vitiate the effect of the foregoing provisions of this Section 16.2.

16.2.2 If, within sixty (60) days following Landlord’s receipt of a Notice of Intention, Landlord shall not have exercised the foregoing right to terminate this Lease or eliminate the Eliminated Space, then Landlord’s right to so terminate this Lease or eliminate the Eliminated Space pursuant to this Section 16.2 shall be deemed waived, but only with respect to the particular sublet or assignment referred to in such Notice of Intention.

16.2.3 If Tenant shall not consummate an assignment of this Lease or a subletting of all or such portion of the Premises, as the case may be, as shall have been specified in Tenant’s Notice of Intention, within one hundred eighty (180) days following Landlord’s waiver (or deemed waiver) of the above described termination and elimination rights, Tenant shall not have the right to consummate the subletting of all or part of the Premises or the assignment of this Lease, as the case may be, without again requesting Landlord’s consent thereto and otherwise complying with all of the provisions of this Section 16.2.

16.3 Consent Not to be Unreasonably Withheld

If Landlord shall not exercise any of its applicable options under Section 16.2, then, provided that Tenant shall not be in default of any of Tenant’s obligations under this Lease after notice and the expiration of the applicable cure period, Landlord shall not unreasonably withhold or delay its consent to the proposed assignment or subletting referred to in the Notice of Intention, provided that each of the following conditions shall be satisfied:

(a) Tenant shall request Landlord’s consent to the proposed assignment or subletting in writing and such request shall be accompanied by (i) a statement setting forth the name and address of the proposed assignee or subtenant and the nature of its business, (ii) a reasonably detailed statement describing the proposed use of the Premises, (iii) financial statements prepared by an independent certified public accountant containing the opinion of such accountant reflecting the proposed assignee’s or subtenant’s current financial condition and income and expenses for the past two (2) years, or other evidence satisfactory to Landlord of the financial condition of the proposed assignee or subtenant, and (iv) a fully executed copy of the proposed assignment (which shall contain an assumption agreement complying with the provisions of Section 16.4 below) or sublease, as the case may be. Tenant shall also deliver to Landlord such other or additional information as Landlord may reasonably request;

(b) The proposed subtenant or assignee, in Landlord’s reasonable opinion, shall have sufficient financial capacity and business experience to perform its obligations under the proposed sublease or, in the case of an assignment, this Lease; and

(c) The use of the Premises by the proposed assignee or subtenant shall only be for purposes which, in Landlord’s reasonable opinion, (i) are lawful, (ii) are limited to the permitted Use of the Premises under this Lease, (iii) are consistent with the general character of business carried on by tenants of comparable first-class office buildings in Manhattan and with a majority of the tenants of the Building, (iv) [intentionally deleted], (v) shall not increase the likelihood of damage or destruction to the Building, (vi) shall not cause an increase in insurance premiums for insurance policies applicable to the Building,

(vii) shall not require new tenant improvements incompatible with the then-existing Building Systems and components and (viii) shall not impose any additional burdens or costs on Landlord in the operation of the Building; and

(d) The proposed assignee or subtenant shall not have reputation as being an undesirable tenant in the general business community; and

(e) The proposed assignee or subtenant, or any person who is controlled by, or is under common control with, the proposed assignee or subtenant, at the time Tenant requests Landlord’s consent and at the time of the proposed transfer, shall not be a tenant or occupant in the Building, nor a party with whom Landlord is then negotiating or has within the past six (6) months negotiated for the leasing of space in the Building; and

(f) The form of the proposed assignment or sublease shall comply with the provisions of this Section 16 and shall be reasonably satisfactory to Landlord in form and substance; and

(g) In addition to all of the foregoing, a sublease of a portion of the Premises shall be subject to all of the following terms and conditions:

(i) The subleased premises shall be of a shape or configuration such that the area proposed to be subleased and the remainder of the Premises shall, in Landlord’s reasonable judgment, constitute commercially marketable separate rental units;

(ii) The subleased premises shall not be less than 5,000 square feet and shall include at least one exterior window; and

(iii) There shall not be more than four (4) occupants of the Premises at any time (including Tenant).

16.4 Form of Transfer

16.4.1 All permitted subleases shall be subject to the following provisions, and Landlord’s consent to a proposed sublease shall not be effective or binding upon Landlord unless and until Tenant shall have delivered to Landlord an original duly executed sublease that shall comply with the following provisions:

(a) The term of the sublease shall end no later than one (1) day prior to the Expiration Date of this Lease;

(b) Each sublease shall provide that (i) the sublease shall be subject and subordinate to this Lease and to all matters to which this Lease is or shall be subordinate, (ii) upon any termination of this Lease prior to the date fixed as the Expiration Date, re-entry or repossession of the Premises by Landlord under this Lease or surrender of the Premises with Landlord’s written consent, Landlord may, at its option, take over any of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn and agree to be bound to Landlord in accordance with the provisions of this Section 16, it being agreed that Landlord shall nevertheless not be (1) liable for any previous act or omission of Tenant (including any negligence of Tenant) as sublandlord under the sublease except to the extent that a continuing default of Tenant under the sublease shall exist after a reasonable period to remedy the same shall have expired, (2) subject to any credit, defense, offset, claim or demand which may have previously accrued to the subtenant against Tenant, (3) bound by any previous modification or amendment of such sublease not consented to by Landlord or by any previous prepayment of more than one (1) month’s rent unless Landlord shall have received the same, (4) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease or (5) liable for the return of any security deposit except to the extent such sums have actually been paid over to Landlord; it being understood and agreed that the provisions of this Section 16.4.1(b) shall be self-operative, and that no further instruments shall be required to give effect to this provision, but that upon the request of Landlord, Tenant shall execute and deliver such instruments to Landlord as Landlord shall reasonably request to confirm the foregoing provisions; and

(c) Each sublease shall contain a provision requiring the subtenant to comply with the provisions of Section 14.1 of this Lease, which provisions shall be applicable to such subtenant as if such subtenant were the Tenant under this Lease.

16.4.2 No assignment shall be binding on Landlord, and Landlord’s consent to any proposed assignment of this Lease shall not be effective until Tenant shall have delivered to Landlord a duly executed and acknowledged original assignment and assumption agreement which shall contain an assumption by the transferee of all of the terms, covenants, conditions and agreements to be observed or performed by the Tenant under this Lease, in form and substance reasonably satisfactory to Landlord.

16.5 Payments to Landlord

16.5.1 If Landlord shall not exercise any of its options under Section 16.2 and shall give its consent to any sublease of all or part of the Premises, Tenant shall, in consideration therefor, pay to Landlord, as Rent, fifty (50%) percent of the amount by which any and all rents, additional charges or other consideration payable to Tenant by the subtenant under the sublease or any other agreement entered into in connection therewith exceeds the Base Rent and Additional Rent payable under this Lease allocable to the subleased space accruing during the term of the sublease (including all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of the sale of any of Tenant’s furniture, fixtures or equipment, the then net unamortized or undepreciated cost of any such fixtures, equipment, furniture, furnishings or other personal property which were provided and installed in the subleased premises at the sole cost and expense of Tenant and for which Landlord has not given an allowance or other credit, determined on the basis of Tenant’s federal income tax returns), but after deducting (or excluding, as appropriate) from such rents, additional charges or other consideration any Sublease Transaction Costs (hereafter defined) actually incurred by Tenant. The sums payable under this Section 16.5.1 shall be payable to Landlord as and when the same shall be paid by the subtenant to Tenant. As used in this Section, “Sublease Transaction Costs” shall mean any of the following sums actually incurred by Tenant to consummate such sublease: (i) up to one and one-half brokerage commissions at customary rates and any reasonable advertising costs, (ii) reasonable attorneys’ and/or architect’s fees and disbursements, (iii) any reasonable costs incurred by Tenant to separately demise the subleased premises, (iv) any reasonable construction costs incurred by Tenant to prepare the subleased premises for subtenant’s occupancy thereof and/or tenant improvement allowance paid to the subtenant and (v) any rent concession granted to the subtenant.

16.5.2 If Landlord shall not exercise any of its options under Section 16.2 above and shall give its consent to any assignment of Tenant’s interest in this Lease, Tenant shall, in consideration of such assignment, pay to Landlord, as Rent, fifty (50%) percent of any and all sums and other consideration payable to Tenant by the assignee for or by reason of such assignment (including, but not limited to, all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property less, in the case of the sale of any of Tenant’s furniture, fixtures or equipment, the then net unamortized or undepreciated cost of any such fixtures, equipment, furniture, furnishings or other personal property which were provided and installed in the Premises at the sole cost and expense of Tenant and for which Landlord has not given an allowance or other credit, determined on the basis of Tenant’s federal income tax returns), but after deducting from such sums or other consideration any Assignment Transaction Costs (hereafter defined) actually incurred by Tenant. The sums payable under this Section 16.5.2 shall be payable to Landlord as and when the same shall be paid by the assignee to Tenant. As used in this Section, “Assignment Transaction Costs” shall mean any of the following sums actually incurred by Tenant to consummate such assignment: (i) up to one and one-half brokerage commissions at customary rates and reasonable advertising costs, (ii) reasonable attorneys’ and architect’s fees and disbursements, and (iii) any reasonable construction costs incurred by Tenant to prepare the Premises for the assignee and/or tenant improvement allowance paid to the assignee.

16.6 Change of Ownership

Except as otherwise expressly provided in this Article 16, any transfer of 51% or more of Tenant’s assets or of Tenant’s stock, membership, partnership or other equity interests (including any transfer by operation of law or by a series of transfers), and any other direct or indirect transfer of interest effecting a change in the identity of the persons exercising effective control of Tenant, shall be deemed an “assignment” of this Lease requiring Landlord’s prior written consent. The transfer of any outstanding capital stock of a corporation whose stock is publicly-traded shall not, however, be deemed a “transfer of interest” under this Section 16.6.

16.7 Permitted Transfers

16.7.1 Provided that no Event of Default shall have occurred and remain uncured, Tenant may, upon not less than ten (10) Business Days’ prior notice to Landlord, but without obtaining Landlord’s consent, assign this Lease or sublease all or any part of the Premises to a Tenant Affiliate (as defined in Section 16.7.3 below), for so long as such Tenant Affiliate shall remain an Affiliate of the Tenant initially named herein, provided that (i) the Tenant Affiliate shall continue to use the Premises for the Use and for no other use and (ii) Tenant shall deliver a duplicate original duly executed sublease or assignment and assumption agreement evidencing such assignment or sublease to Landlord within ten (10) days after the execution thereof, which instrument shall comply with the provisions of Section 16.4 hereof. Notwithstanding any such assignment or subletting, Tenant shall remain fully and primarily liable for the obligations of the Tenant under this Lease. Any assignment or sublease effected in accordance with the provisions of this Section 16.7 shall be subject to all of the provisions of this Article16 (including, without limitation, Section 16.4), except that such assignment or sublease shall not be subject to the provisions of Sections 16.2 and 16.5. If any time following an assignment or subletting to a Tenant Affiliate, such assignee or subtenant shall cease to be a Tenant Affiliate, then Tenant shall, prior to the date such assignee or subtenant shall cease to be a Tenant Affiliate, either (I) obtain Landlord’s consent to such assignment or subletting to such Tenant Affiliate, as the case may be, in accordance with the provisions of this Article 16, or (II) (x) in the event of an assignment of this Lease, assign this Lease back to the Tenant named herein or to the entity which was the Tenant immediately prior to such assignment to the Tenant Affiliate and (y) in the event of a sublease of all or any part of the Premises, terminate such sublease and, in either of said cases, cause the assignee or subtenant, as the case may be, to vacate the Premises.

16.7.2 Provided that no Event of Default shall have occurred and remain uncured, Tenant may, upon not less than ten (10) Business Days’ prior notice to Landlord, but without obtaining

Landlord’s consent, assign this Lease to any corporation into or with which Tenant may be merged or consolidated or to which Tenant shall sell all or substantially all of its assets (hereinafter referred to as a “Corporate Succession”), provided that: (i) the transferee shall have acquired all or substantially all of the assets of Tenant and assumed all or substantially all of the liabilities of Tenant and shall have a net worth (computed in accordance with generally accepted accounting principles) equal to or greater than Tenant immediately prior to such transfer (and certified financial statements evidencing the same or other proof thereof in form and substance reasonably satisfactory to Landlord shall have been furnished to Landlord at the time at which Tenant shall give Landlord notice of such proposed transfer) , (ii) the transferee shall continue to use the Premises for the Use and for no other use, (iii) the principal purpose of the Corporate Succession shall not be the acquisition of Tenant’s interest in this Lease and (iv) the transferee shall have assumed all of the obligations of Tenant under this Lease and a duly executed and acknowledged duplicate original counterpart of such assumption agreement shall have been given to Landlord not later than ten (10) days after the effective date thereof. Any assignment effected in accordance with the provisions of this Section 16.7 be subject to all of the provisions of this Section 16 (including, without limitation, Section 16.4), except that such assignment shall not be subject to the provisions of Sections 16.2 and 16.5.

16.7.3 As used in this Section 16.7, the term “Tenant Affiliate” shall mean any person, corporation or other entity controlling, controlled by or under common control with, Tenant or in which Tenant shall own at least fifty-one (51%) percent of the voting interests (for purposes of this definition, the word “control” and its related terms, including “controlling,” controlled by” and “under common control with,” shall mean the possession of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise).

16.8 Effect of Transfers

16.8.1 No subletting or assignment shall release Tenant from any of its obligations under this Lease unless Landlord, in Landlord’s sole discretion, shall the contrary in writing, and, in the event of a permitted assignment or other transfer (other than a sublease), the assignee or transferee shall be deemed to have assumed all of Tenant’s obligations under this Lease and shall be jointly and severally liable with Tenant for all of the obligations of the Tenant under this Lease. Consent to one assignment or subletting shall not be deemed to constitute a consent to any subsequent assignment or subletting. In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation which is not cured within any applicable cure period, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor. Any act or omission of an assignee or subtenant or any person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Tenant. If this Lease shall be assigned or if the Premises shall be sublet or occupied by anyone other than Tenant, whether or not in violation of the provisions of this Lease, then Landlord may collect from the assignee or transferee or, after an Event of Default shall have occurred, from the subtenant, and Tenant hereby authorizes and directs such party to pay to Landlord, all rent (whether or not denominated as Base Rent, Additional Rent or otherwise), additional rent and other charges payable pursuant to such instrument, with the net amount so collected applied to the Base Rent, Additional Rent and other charges payable under this Lease, but no such acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver by Landlord of any provision of this Section 16 (including, without limitation, Section 16.2 or 16.3) or an acceptance by Landlord of the assignee, transferee or subtenant as a tenant, or a release of Tenant from the further performance of the covenants and agreements to be performed by Tenant under this Lease.

16.8.2 The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger and, upon any termination of this Lease prior to the date fixed as the Expiration Date for any reason, or any re-entry or repossession of the Premises by Landlord under this Lease or any surrender of the Premises with Landlord’s written consent, Landlord shall have the right, at Landlord’s option, to take over all of the right, title and interest of Tenant, as sublessor, in and to any and all subleases or such of them as Landlord shall elect to take over and assume at the time of such recovery of possession or termination. Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord such further assignments and transfers as may be necessary to vest in Landlord the then existing subleases and sublettings. If Landlord shall choose to take over any such sublease, such election shall be exercised by notice to all known subtenants in the Premises and such subtenants shall (a) be deemed to have waived any right to surrender possession of the sublease space or to terminate the sublease, (b) be bound to Landlord for the balance of the term of the sublease and (c) attorn directly to Landlord under all of the executory terms of this Lease, except that the rent shall be payable at the rates set forth in the sublease and except that Landlord shall not be (i) liable for any previous act, omission or negligence of Tenant except to the extent that a continuing default of Tenant under the sublease shall exist after a reasonable period to remedy the same shall have expired, (ii) subject to any credit, claim, defense or offset which may have previously accrued to the subtenant against Tenant, (iii) be bound by any previous modification or amendment of the sublease made without Landlord’s prior consent or by any previous prepayment of more than one month’s rent except to the extent that the same shall have been received by Landlord, (iv) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease or (v) liable for the return of any security deposit except to the extent such sums have actually been paid over to Landlord. No further instruments shall be required to give effect to this provision, but upon the request of Landlord, Tenant shall execute and deliver such instruments to Landlord as Landlord shall reasonably request to confirm the foregoing provisions and each subtenant shall execute and deliver such instruments as Landlord may reasonably request to evidence said attornment.

16.9 Miscellaneous

16.9.1 Landlord’s consent to an assignment or a sublease shall not constitute Landlord’s consent to any other or further assignment of this Lease or to any further subletting of all or part of the Premises by Tenant or anyone claiming through Tenant (or to the assignment of any sublease) and shall not relieve Tenant from obtaining the prior written consent of Landlord to the extent required under this Article 16 to any future assignment or sublease and otherwise complying with all of the provisions of this Section 16, including, without limitation, Section 16.2.

16.9.2 Any modification of a sublease to which Landlord shall have consented shall constitute a new sublease subject to the provisions of this Article 16, except that the provisions of Section 16.2 shall not apply to any modification that does not increase the size of the subleased premises or length the term of the sublease.

16.9.3 Tenant shall pay to Landlord, as Rent, within thirty (30) days after demand, all reasonable out-of-pocket costs incurred by Landlord (including reasonable legal fees and disbursements and the costs of making any investigations as to the acceptability of any proposed assignee or subtenant) in connection with a request by Tenant that Landlord consent to any proposed assignment or sublease. Landlord shall furnish to Tenant, promptly upon Tenant’s request, reasonable supporting documentation for such any such costs.

16.9.4 In the event of any permitted assignment of Tenant’s interest in this Lease, the terms, covenants and conditions of this Lease may be changed, altered or modified in any manner whatsoever by Landlord and the assignee without the consent thereto of assignor Tenant, and no such change, alteration or modification shall release assignor Tenant from the performance by it of any of the terms, covenants and conditions on its part to be performed under this Lease, provided, however, that no such change, alteration or modification shall be binding on any assignor Tenant solely to the extent to which such change, alteration or modification shall increase the obligations of said assignor Tenant (except that any such change, alteration or modification shall be binding on any assignor Tenant which shall be a Tenant Affiliate of Tenant).

16.10 OFAC Restrictions

Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant sublet the Premises or assign the Tenant’s interest in the Lease to any person or entity (or any person or entity owned in whole or in part by any person or entity) named on the list of Specially Designated Nations and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or any such similar list maintained by New York State, New York City or the Federal government. As used herein, the term “Blocked Person(s)” shall mean any person, group or entity or nation named in any Executive Order or by the United States Treasury Department or any other state or Federal agency as a terrorist, or a “Special Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control or any other state or Federal agency.

17. PERSONAL PROPERTY

17.1 Removal

All personal property, trade fixtures and furnishings installed in the Premises by Tenant at Tenant’s cost, other than those affixed to the Premises so that they cannot be removed without damage and other than those replacing an item theretofore furnished and paid for by Landlord or for which Tenant has received a credit or allowance (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any Alterations to the Premises permitted under Section 10.1 and (b) shall be removed by Tenant at the end of the Term in accordance with Section 3.4. Tenant shall promptly repair, at its expense, any damage to the Building resulting from the installation or removal of Tenant’s personal property in or from the Premises.

17.2 Responsibility

Tenant shall be solely responsible for all costs and expenses related to personal property used or stored in the Premises. Tenant shall pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment. Such personal property taxes or impositions are not included in Taxes.

18. ESTOPPEL CERTIFICATES

18.1 Tenant Estoppel Certificates

Tenant shall, any time and from time to time (but on not less than 10 days prior request by Landlord), execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following: (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Landlord, to the best of Tenant’s knowledge, or Tenant exists which has not been cured, except as to defaults stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant, currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building.

18.2 Landlord Estoppel Certificates

Landlord shall, at any time and from time to time (but on not less than 10 days prior request by Tenant), execute and deliver to Tenant a statement setting forth any or all of the following: (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date of each modification); (c) the date, if any, through which Base Rent has been paid and the date, if any, through which any Additional Rent and other Rent which Landlord shall have billed to Tenant has been paid (expressly reserving any and all of Landlord’s rights under the Lease to bill for periods prior to the date of such estoppel including, without limitation, operating expense reconciliations, corrections to previous billings and previously unbilled items); and (d) whether, to the best of Landlord’s knowledge (but without any investigation) any Event of Default by Tenant exists which has not been cured, except as to Events of Default stated in such certificate. Any such certificate may be relied upon only by Tenant, any assignee or subtenant of Tenant under this Lease.

19. DEFINITION OF LANDLORD, LIMITATIONS ON LANDLORD’S LIABILITY

19.1 Definition of Landlord

The term “Landlord” as used in this Lease shall mean, (i) during the period that the Condominium is in effect, the owner, at the particular time in question, of the Unit(s) that encompass or encompasses the entire Premises (collectively, the “Premises Unit”) or of a leasehold estate therein or (ii) at any other time, the owner, at the particular time in question, of the Building, or of a leasehold estate in the Building, so that, in any such event, in the case of a sale, conveyance, assignment or other transfer of the Building or the Premises Unit (as the case may be) or Landlord’s interest therein, Landlord shall be and hereby is released and freed of all obligations and liability of Landlord under this Lease accruing from and after the effective date of such transfer, and it shall be deemed, without further agreement, that the transferee has assumed and agreed to perform all of the obligations of Landlord under this Lease accruing during the period it is the holder of title to the Premises Unit or the Building, as the case may be, or of a leasehold interest therein, and Tenant shall thereafter look solely to such transferee for performance of Landlord’s obligations under this Lease, it being understood that from and after the effective date of such transfer, the term “Landlord” shall only mean the transferee and the covenants and agreements of Landlord shall thereafter be binding upon such transferee.

19.2 Limitations on Landlord’s Liability

Any liability for damages, breach or nonperformance of this Lease by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, shall be collectible only out of Landlord’s interest in the Building and the proceeds thereof but only for so long as such proceeds shall actually be in the hands of Landlord and no personal liability has been assumed by, or shall at any time be asserted against, Landlord, its parent and affiliated corporations, its and their partners, venturers, directors, officers, agents, servants and employees, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant.

19.3 Condominium Provisions

19.3.1 For purposes of this Lease, the following terms shall have the following meanings:

(i) “Condominium” shall mean The One New York Plaza Condominium created by the Condominium Declaration dated as of February 16, 1993 establishing a plan for condominium ownership of premises located at One New York Plaza, New York, NY pursuant to the provisions of Article 9-B of the Real Property Law of the State of New York (as the same may have been or hereafter shall be amended, the “Condominium Act”), which Declaration was recorded on March 4, 1993 in the Register’s Office in Reel 1951, Page 758, as amended by that certain First Amendment of Declaration of Condominium dated March 19, 1993 and subsequently recorded in the Register’s Office, and as the same may hereafter be amended (the “Condominium Declaration”).

(ii) “Condominium Party” shall mean (1) the Condominium Board, (2) any fee owner of one or more Units, and (3) any lessee under any ground, overriding or underlying lease demising one or more Units.

(iii) “Unit(s)” shall have the meaning set forth in the Condominium Declaration.

(iv) “Condominium Board” shall mean the “board of managers,” as such term is used in the Condominium Act, and the Common Owner, of the Condominium.

(v) “Common Owner” shall have the meaning set forth in the Condominium Declaration.

(vi) “Common Elements Net Lease” shall mean that certain Agreement of Lease dated as of March 19, 1993 between the One New York Plaza Condominium, as landlord, and Landlord, as tenant.

19.3.2 Landlord represents that as of the Date Landlord is the owner of all of the Units. Landlord shall not enforce any amendment of the Condominium Declaration made after the Date of this Lease against Tenant so as to reduce any of Tenant’s rights under this Lease or increase any of Tenant’s obligations under this Lease other than to a de minimis extent.

20. RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the Rules and Regulations set forth in Exhibit D and with all reasonable modifications and additions to such Rules and Regulations (which shall be applicable to all Building tenants) from time to time adopted by Landlord. If there shall be any direct conflict between any such modification or addition and any right expressly granted to Tenant under this Lease, the provisions of this Lease shall control. Landlord’s enforcement of the Rules and Regulations shall be nondiscriminatory, but Landlord shall not be responsible to Tenant for failure of any person to comply with the Rules and Regulations.

21. DEFAULT AND REMEDIES

21.1 Events of Default

If any one or more of the following events (“Events of Default”) shall occur:

(a) Tenant shall fail to pay to Landlord the full amount of any Base Rent or Additional Rent, or any other charge payable under this Lease by Tenant to Landlord, on or before the date upon which the same shall first become due and such failure shall continue for more than ten (10) days after Landlord shall have given Tenant written notice thereof; or

(b) Tenant shall do anything or permit anything to be done, whether by action or inaction, in breach of any covenant, agreement, term, provision or condition of this Lease, or any Exhibit annexed hereto, on the part of Tenant to be kept, observed or performed (other than a breach of the character referred to in clause 21.1(a) above), and such breach shall continue and shall not be fully remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, except in connection with a breach which cannot be remedied or cured within said thirty (30) day period, in which event the time of Tenant within which to cure such breach shall be extended for such time (but not in excess of sixty (60) days after Landlord shall have given Tenant such notice) as shall be necessary to cure the same, but only if Tenant, within such initial thirty (30) day period, shall promptly commence and thereafter proceed diligently and continuously to cure such breach, provided however, that such 30-day period of time shall not be so extended as to jeopardize the interest of Landlord in the Land and/or the Building or so as to subject Landlord to any liability, civil or criminal), or if such extension shall cause or result in (i) a dangerous condition in the Premises or Building, (ii) any insurance coverage carried by Tenant or Landlord with respect to the Premises or Building being jeopardized or (iii) a material disturbance to another tenant; or

(c) Any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term of this Lease would, by operation of law or otherwise, devolve upon or pass to any person, firm, association or corporation other than Tenant, except as may be expressly authorized herein; or

(d) Tenant shall abandon the Premises (whether or not the keys be surrendered, and whether or not the rent be paid, and whether or not improvements, personal property or trade fixtures remain in the Premises), or Tenant shall fail to take possession or move into the Premises within thirty (30) days after the Commencement Date; or

(e) If Tenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property; or

(f) If Tenant shall make a general assignment for the benefit of creditors;

(g) If any case, proceeding or other action shall be commenced or instituted against Tenant (i) seeking to have an order for relief entered against Tenant as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, which (x) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (y) is not contested, in good faith, by Tenant within 30 days of the date such case, proceeding or other action is instituted (or such shorter time period as may be prescribed by local bankruptcy rule, the bankruptcy court or other applicable law) or (z) remains undismissed for a period of 90 days;

then, upon the occurrence of any of said events, Landlord may at any time thereafter give to Tenant a notice of termination of the Term of this Lease setting forth a termination date three (3) days from the date of the giving of such notice, and, upon the giving of such notice, this Lease and the term and estate hereby granted (whether or not the Term shall theretofore have commenced) shall expire and terminate upon the expiration of said three (3) days with the same effect as if that day were the date hereinbefore set for the expiration of the Term of this Lease, but Tenant shall remain liable for damages as provided in Section 21.3 below.

21.2 Landlord’s Remedies

21.2.1 If an Event of Default shall have occurred, Landlord and/or Landlord’s agents and servants, whether or not the Term of this Lease shall have been terminated pursuant to Section 21.1, may, without notice to Tenant, immediately or at any time thereafter reenter into or upon the Premises or any part thereof, either by summary dispossess proceedings or by any other suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons or property therefrom, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “reenter” “reentry” and “reentered” as used in this Lease are not restricted to their technical legal meanings. In the event of any termination of this Lease under the provisions of Section 21.1, or in the event that Landlord shall reenter the Premises under the provisions of Section 21.2, or in the event of the termination of this Lease (or of reentry) by or under any summary dispossess or other proceeding or action or any provision of law, Tenant shall thereupon pay to Landlord the Base Rent, Additional Rent and any other charges payable hereunder by Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, plus the expenses incurred or paid by Landlord in terminating this Lease or of reentering the Premises and securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, and Tenant shall also pay to Landlord damages as provided in Section 21.3 below.

21.2.2. In the event of the reentry into the Premises by Landlord under the provisions of this Section 21.2, and if this Lease shall not be terminated, Landlord may (but shall have absolutely no obligation to do so), not in Landlord’s own name, but as agent for Tenant, relet the whole or any part of the Premises for any period equal to or greater or less than the remainder of the original term of this Lease, for any sum which Landlord may deem suitable, including rent concessions, and for any use and purpose which Landlord may deem appropriate. Such reletting may include any improvements, personalty and trade fixtures remaining in the Premises.

21.2.3 In the event of a breach or threatened breach on the part of Tenant or Landlord with respect to any of the covenants, agreements, terms, provisions or conditions on the part of or on behalf of Tenant or Landlord, as the case may be, to be kept, observed or performed, Landlord or Tenant, as the case may be, shall also have the right of injunction.

21.2.4. In the event of (i) the termination of this Lease under the provisions of this Article 21, or (ii) the reentry of the Premises by Landlord under the provisions of this Section 21.2, or (iii) the termination of this Lease (or reentry) by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security deposit or otherwise, but such monies shall be credited by Landlord against any Base Rent, Additional Rent or any other charge due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Section 21.3 or pursuant to law.

21.2.5 The specified remedies to which Landlord may resort under this Lease are cumulative and concurrent and are not intended to be exclusive of each other or of any other remedies or means of redress to which Landlord may lawfully be entitled at any time, and Landlord may invoke any remedy allowed under this Lease or at law or in equity as if specific remedies were not herein provided for, and the exercise by Landlord of any one or more of the remedies allowed under this Lease or in law or in equity shall not preclude the simultaneous or later exercise by the Landlord of any or all other remedies allowed under this Lease or in law or in equity.

21.3 Damages

21.3.1 In the event of any termination of this Lease under the provisions hereof or under any summary dispossess or other proceeding or action or any provision of law, or in the event that Landlord shall reenter the Premises under the provisions of this Lease, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate of the installments of Base Rent and the Additional Rent (if any) which would have been payable hereunder by Tenant, had this Lease not so terminated or had Landlord not reentered the Premises, for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date set forth initially for the expiration of the full term of this Lease pursuant to Articles 1 and 2, over (ii) the aggregate rental value of the Premises for the same period (the amounts of each of clauses (i) and (ii) being first discounted to present value at an annual rate of six (6%) percent); or

(b) sums equal to the aggregate of the installments of Base Rent and Additional Rent (if any) which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the Expiration Date originally set forth in this Lease for the expiration of the Term; provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of reentering the Premises and of securing possession thereof, including reasonable attorneys’ fees and costs of removal and storage of Tenant’s property, as well as the expenses of reletting, including repairing, restoring and improving the Premises for new tenants, brokers’ commissions, advertising costs, reasonable attorneys’ fees, and all other similar or dissimilar expenses chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that such reletting may be for a period equal to or shorter or longer than the remaining term of this Lease; provided further, that (1) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, (2) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subdivision (b) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, and (3) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting, or if relet for a period longer than the remaining Term of this Lease, the expenses of reletting shall be apportioned based on the respective periods.

21.3.2. For the purposes of Section (a)(i) of Section 21.3.1, the amount of Additional Rent which would have been payable by Tenant under Articles 4 and 8 for each year ending after such termination of this Lease or such reentry, shall be deemed to be an amount equal to the amount of such Additional Rent payable by Tenant for the calendar year and Tax Year ending immediately preceding such termination of this Lease or such reentry. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at Landlord’s election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Section 21, or under any provision of law, or had Landlord not reentered the Premises.

21.4 Miscellaneous

21.4.1 Nothing contained in this Article 21 shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default under this Lease on the part of Tenant. The failure or refusal of Landlord to relet the Premises or any part or parts thereof, or the failure of Landlord to collect the rent thereof under any reletting, shall not release or affect Tenant’s liability for damages.

21.4.2 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does here by waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Demised Premises, or to have a continuance of this Lease for the term hereby demised, after Tenant shall be dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as herein provided or pursuant to law. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of an eviction or dispossess of a tenant for non-payment of rent, and of any other law of like import now or hereafter in effect. In the event that Landlord shall commence any summary proceeding for non-payment of rent or for holding over after the termination of this Lease, Tenant shall not, and hereby expressly waives any right to, interpose any counterclaim of whatever nature or description in any such proceeding, except to the extent that by failing to interpose such counterclaim Tenant would be barred from asserting such counterclaim in a separate action or proceeding.

21.4.3 If Landlord shall commence a summary or other proceeding against Tenant, Tenant shall reimburse Landlord, as Rent, Landlord’s reasonable attorneys’ fees and expenses, both if judgment is awarded for Landlord, or if Tenant makes the payment subsequent to service of process but prior to entry of judgment.

21.4.4 Nothing contained in this Lease shall limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or Rent, under this Lease.

21.4.5 Upon the occurrence of an Event of Default, Landlord shall be entitled to exercise all of the rights set forth in this Article 21 above (including the right to terminate this Lease), notwithstanding that this Lease provides that Landlord may cure the default or otherwise perform the obligation of Tenant which gave rise to such Event of Default, and regardless of whether Landlord shall have effected such cure or performed such obligation.

21.4.6 The failure of Landlord to enforce Landlord’s rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and Landlord shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord or payment by Tenant of Base Rent and/or Additional Rent with knowledge of the breach of any covenant, agreement or condition of this Lease shall not be deemed a waiver of such breach. The failure of Tenant to enforce Tenant’s rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease by Landlord, shall not constitute a waiver thereof, and Tenant shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation.

21.4.7 The provisions of this Article 21 shall survive the expiration or sooner termination of this Lease.

21.5 Landlord’s Right To Cure

Except as otherwise expressly provided in this Lease, Landlord may, but shall not be obligated to, cure any default by Tenant under this Lease at any time after notice and the lapse of any cure period specified within the conditional limitation to which such default relates, without giving further notice; provided, however, that no notice or cure period shall be required to be given in case of actual or suspected emergency (except that Landlord shall endeavor to give such notice as may be practicable under the circumstances to Tenant at the Premises) and (ii) if any other provision of this Lease shall permit Landlord to cure a default of Tenant under such provision, then such notice and cure period as shall be specified in such provision shall control with respect to Landlord’s right to cure such default on behalf of Tenant and the notice and cure period under Section 21.1 shall not be required to be given. Whenever Landlord so elects, all costs and expenses incurred by Landlord in curing any such default, including reasonable attorney’s fees and disbursements, together with interest at the lower of five (5%) percent above the then-current Prime Rate or the highest rate permitted by law on the amount of the costs and expenses so incurred commencing on the date such costs and expenses are paid by Landlord, shall be paid by Tenant to Landlord as Rent within thirty (30) days after demand. Landlord shall, promptly upon Tenant’s request, furnish to Tenant reasonable supporting documentation substantiating such costs and expenses.

22. ENFORCEMENT OF REASONABLE CONSENT; PREVAILING LEGAL FEES

22.1 Enforcement of Reasonable Consent

Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval that, pursuant to the terms of this Lease, is not to be unreasonably withheld by Landlord and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of such a determination, the requested consent or approval shall be deemed to have been granted; provided, however, that Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval and the sole remedy for Landlord’s unreasonably withholding or delaying of consent or approval shall be as provided in this Article 22. Notwithstanding the foregoing, the provisions of the first sentence of this Article 22 shall not apply in the event that a court of competent jurisdiction shall finally determine that Landlord acted in bad faith in exercising its judgment or withholding its consent or approval pursuant to a specific provision of this Lease in any instance in which Landlord has expressly agreed in this Lease not to unreasonably or in bad faith exercise its judgment or withhold its consent or approval. In any instance in which Landlord may not unreasonably withhold its consent or approval under this Lease, Landlord shall not unreasonably condition or delay its consent or approval to such matter.

22.2 Prevailing Legal Fees

In any action to enforce the provisions of this Lease in the event of the default of Landlord after notice and the expiration of all applicable cure periods in which Tenant is the prevailing party pursuant to a final, unappealable judgment, Landlord shall promptly reimburse Tenant for all of Tenant’s reasonable out-of-pocket attorney’s fees and court costs incurred in such action. Each party shall pay for its own attorney’s fees and disbursements and court costs, if any, incurred in enforcing any provisions of this Lease when such enforcement is settled between the parties without entry of final judgment.

23. SECURITY DEPOSIT

23.1 Amount

Upon the execution of this Lease, Tenant shall deposit with Landlord the sum set forth in Section 1.1 as the Security Deposit, as security for the faithful performance and observance by Tenant of the covenants, agreements, terms, provisions and conditions of this Lease. The Security Deposit shall be deposited in a segregated interest bearing account in a bank selected by Landlord and any interest earned on the same, less a 1% administrative fee which shall be retained by Landlord, shall be added to such account on Tenant’s behalf. Landlord makes no representations regarding the rate of return that shall be earned on the Security Deposit.

23.2 Use and Restoration

If Tenant shall default in the performance of any of its obligations under this Lease, including, without limitation, the payment of any Base Rent, Additional Rent or other Rent or any other sums payable under this Lease, Landlord may, at its option, use, apply or retain all or any part of the Security Deposit for the payment of (1) any Rent in arrears or any other sums of which Tenant shall be in default, (2) any expenses Landlord may incur as a result of Tenant’s failure to perform any of Tenant’s obligations under this Lease, and (3) any other losses or damages Landlord may suffer as a result of Tenant’s failure to perform any of Tenant’s obligations under this Lease, including, without limitation, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. Landlord shall not be required to use, apply or retain the whole or any part of the Security Deposit, but if Landlord shall use or apply all or any portion of the Security Deposit, Tenant shall, within ten (10) Business Days after demand, deposit with Landlord a sum sufficient to restore the Security Deposit to the amount held by Landlord immediately prior to such use or application. Tenant’s failure to so restore the Security Deposit shall constitute an Event of Default.

23.3 Transfers

Tenant shall not assign or encumber the Security Deposit without Landlord’s express written consent. Neither Landlord nor its successors or assigns shall be bound by any assignment or encumbrance unless Landlord has given its consent. Landlord shall have the right, at any time and from time to time, to transfer the Security Deposit to any purchaser or lessee of the entire Building. Upon any such transfer, Tenant shall look solely to the new owner or lessee for the return of the Security Deposit.

23.4 Refund

23.4.1 Landlord shall refund the Security Deposit (if Landlord shall not have applied the Security Deposit in accordance with the provisions of this Lease), or any remaining balance, to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest under this Lease, within forty-five (45) days after the expiration or earlier termination of the Term and Tenant’s vacation and surrender of exclusive possession of the Premises to Landlord in the condition required by the provisions of this Lease. Landlord’s obligations under this Section 23.4 shall survive the expiration or earlier termination of the Term.

23.4.2 Notwithstanding anything to the contrary contained in this Lease, provided that (a) Tenant shall not be in default of any of the monetary terms, covenants or conditions to be observed or performed by Tenant under this Lease or in default of any non-monetary obligation of Tenant under this Lease after notice thereof shall have been give to Tenant, in both cases both on the applicable reduction date set forth below and on the dates on which Tenant shall request and effect the reduction of the Security Deposit (provided that if any such default shall be cured within the cure period applicable to such default set forth in Article 21, then Tenant’s right to reduce the Security Deposit in accordance with the provisions of this Section 23.4.2 shall be reinstated) and (b) Tenant shall not have made more than one (1) payment of Base Rent or two (2) payments of Additional Rent payable under Article 4 after Landlord shall have served a notice of default on Tenant within the 24 month period preceding the applicable reduction date, Tenant shall have the right to reduce the Security Deposit (x)on the fourth (4th) anniversary of the Rent Commencement Date to $1,087,500.00, (y) on the sixth (6th) anniversary of the Rent Commencement Date to $725,000.00 and (z) on the eighth (8th) anniversary of the Rent Commencement Date to $362,500.00.

23.5 Letter of Credit

Notwithstanding anything to the contrary contained in Section 23.1 above, in lieu of a cash security deposit, Tenant may deliver to Landlord a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank (hereinafter referred to as the “Issuing Bank”) which shall be a member bank of the New York Clearinghouse Association (or, in the alternative, which shall have offices for banking purposes in the Borough of Manhattan and shall have a net worth of not less than $10,000,000,000, with appropriate evidence thereof to be submitted by Tenant), which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form of Exhibit F, (iii) be for the account of Landlord, (iv) be in the amount of the Security Deposit, (v) except as otherwise provided in this Section 23.5, conform and be subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 400, (vi) be fully transferable by Landlord without any fees or charges payable by Landlord therefor, (vii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft only, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the Term of this Lease, unless the Issuing Bank shall send notice (the “Non-Renewal Notice”) to Landlord by registered or certified mail, return receipt requested, or by reputable overnight courier with receipt acknowledged, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Landlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit (unless Tenant shall deliver to Landlord, at least twenty (20) days prior to the date on which the existing Letter of Credit is set to expire, time being of the essence, a replacement Letter of Credit that shall strictly comply with all of the provisions of this Section 23.5 or a cash Security Deposit), and to hold and/or disburse such proceeds pursuant to the terms of this Section 23 as cash security. Tenant acknowledges and agrees that the Letter of Credit shall be delivered to Landlord as security for the faithful performance and observance by Tenant of all of the covenants, agreements, terms, provisions and conditions of this Lease, and that Landlord shall have the right to draw upon the entire Letter of Credit in any instance in which Landlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Landlord pursuant to this Section 23. In the event that Tenant shall elect to furnish the Letter of Credit in lieu of cash security, all references to the “Security Deposit” in this Article 23 shall be deemed to refer to the Letter of Credit, or any proceeds thereof as may be drawn upon by Landlord.

24. BROKERS

Tenant represents and warrants to Landlord that it did not deal with any broker or agent who negotiated or was instrumental in negotiating or consummating this Lease except the Broker, and that it does not know of any real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease other than the Broker. Landlord shall pay all fees, commissions or other compensation payable to the Broker pursuant to a separate agreement between Landlord and the Broker. Tenant shall indemnify and hold Landlord harmless from all damages paid or incurred by Landlord resulting from any claims asserted against Landlord by brokers or agents claiming a commission or other compensation in connection with this Lease and alleging to have dealt with Tenant. Landlord represents to Tenant that Landlord has not employed any exclusive leasing agent in connection with the negotiation of this Lease. Landlord shall indemnify and hold Tenant harmless from all damages paid or incurred by Tenant resulting from any claims asserted against Tenant by any exclusive broker or agent hired by Landlord in connection with the leasing of the Premises to Tenant.

25. SUBORDINATION

25.1 Definitions

For purposes of this Lease, the following terms shall have the following meanings:

(a) “Underlying Lease” shall mean any ground lease, overriding lease or underlying lease of the Land and/or any portion of the Building of which the Premises are a part, now or hereafter existing, and all renewals, modifications, replacements and extensions of any such lease; and the lessor of an Underlying Lease or its successor in interest, at the time referred to, is herein called an “Underlying Lessor”. Landlord represents that the Master Ground Lease is the only Underlying Lease affecting the Building as of the Date.

(b) “Master Ground Lease” shall mean that certain Ground Lease, dated December 31, 1966, between Landlord (as successor-in-interest to Sol G. Atlas and John P. McGrath), as lessor, and

Landlord (as successor-in-interest to New York Plaza Building Company (“NYLP”)), as lessee, a memorandum of which was recorded April 18, 1967 in the Register’s Office in Rec. Liber 172 Page 10, as modified and amended.

(c) “Mortgage” shall mean any mortgage which may now or hereafter affect the Land and/or any portion of the Building and/or any Underlying Lease, whether or not any such mortgage shall also cover other lands and/or buildings and/or leases, including all advances made or hereafter to be made under any such mortgage, and to all modifications, amendments, replacements and extensions, spreaders and consolidations of any such mortgage; and the holder of a Mortgage is herein called a “Mortgagee.”

(d) “Non-Disturbance Agreement” shall mean an agreement either in the form annexed hereto as Exhibit I or in another form reasonably satisfactory to Tenant and the Mortgagee providing in substance that (i) Tenant shall not be named or joined as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to such Mortgagee under its Mortgage (unless required by law), and (ii) the possession of Tenant of the Premises shall not be disturbed or evicted and this Lease, Tenant’s leasehold estate and Tenant’s rights hereunder shall not be terminated as a result of any foreclosure of any such Mortgage, and any sale pursuant to any such foreclosure or the delivery of a deed in lieu of foreclosure, or other acquisition of Landlord’s interest in the Land and/or Building pursuant to the enforcement of the Mortgagee’s remedies; provided, however, that any Non-Disturbance Agreement may (i) be conditioned upon this Lease being in full force and effect and Tenant not being in default hereunder beyond notice and the expiration of any applicable grace period, and (ii) may contain the substance of Sections 25.3 and 25.4 hereof.

25.2 Attornment

Subject to Section 25.5 hereof, this Lease and all rights of Tenant hereunder, are and shall be subject and subordinate to every Underlying Lease and to every Mortgage. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, any Underlying Lessor or any Mortgagee, or any of their respective successors in interest, may reasonably request to evidence such subordination. Without limiting the generality of the foregoing, this Lease is and shall be subject and subordinate in all respects to the Master Ground Lease and the Common Elements Net Lease. Notwithstanding the foregoing, for so long as the then current Landlord is an Affiliated Party of the Underlying Lessor under an Underlying Lease, this Lease shall not be subject and subordinate to such Underlying Lease.

25.3 Notice to Mortgagee and Underlying Lessor

If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to abate or offset any sums against the payment of Rent or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Mortgagee and each Underlying Lessor whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice which shall include a reasonable period of time for such Mortgagee or Underlying Lessor to have become entitled under such Mortgage or Underlying Lease, as the case may be, to remedy the same (which latter reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy plus thirty (30) days), provided that such Mortgagee or Underlying Lessor shall give notice to Tenant of such party’s intention to effect such cure and shall diligently pursue such cure.

25.4 Attornment

Subject to Section 25.5, if any Underlying Lessor or Mortgagee, any designee of any Underlying Lessor or Mortgagee, or any other person shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), Tenant shall, upon the demand of such Successor Landlord, attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and, in such event, the Successor Landlord shall recognize Tenant and Tenant’s leasehold estate under this Lease. While such attornment shall be self-operative and shall occur automatically upon such demand, Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that a Successor Landlord which is not an Affiliated Party of the then Landlord shall not be:

(a) liable for any previous act or omission of Landlord (or its predecessors in interest) except to the extent that such act or omission shall constitute a continuing default under this Lease;

(b) responsible for any monies owing by Landlord to the credit of Tenant;

(c) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or its predecessors in interest);

(d) bound by any payments of Rent which Tenant might have made for more than one (1) month in advance to Landlord (or its predecessors in interest) except to the to which Successor Landlord shall have received the same;

(e) bound by any agreement to undertake or complete any construction of the Premises or any portion thereof;

(f) required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord; and

(g) bound by any modification of this Lease made after the date Tenant has actual notice of the existence of such Successor Landlord’s Mortgage or Underlying Lease, which is made without the written consent of such Successor Landlord.

Notwithstanding the foregoing provisions, a Successor Landlord may unilaterally elect to subordinate such Mortgage or Underlying Lease to this Lease.

25.5 Non-Disturbance Agreement

25.5.1 Landlord, with respect to any Mortgage or Underlying Lease executed after the date hereof, shall deliver to Tenant a Non-Disturbance Agreement from the Mortgagee or Underlying Lessor thereunder; provided, however, that if Tenant shall be in default beyond notice and the expiration of any applicable cure period, then Landlord shall have no obligation to deliver a Non-Disturbance Agreement to Tenant with respect to any such future Mortgage or future Underlying Lease until such time as Tenant has cured any such default, and, during the pendency of such default, this Lease shall be subject and subordinate to such Underlying Lease or Mortgage notwithstanding that a Non-Disturbance Agreement has not been delivered to Tenant.

25.5.2 If, in any instance, Landlord shall have delivered to Tenant a form of Non-Disturbance Agreement for execution by Tenant, which form complies with the provisions hereof (whether or not such form of Non-Disturbance Agreement shall have theretofore been executed by the applicable Underlying Lessor or Mortgagee) and Tenant shall fail or refuse to execute and deliver same within ten (10) Business Days after such delivery, then Landlord shall have no further obligation pursuant to this Section 25.5 with respect to such Underlying Lease or Mortgage, all of Landlord’s obligations being deemed satisfied, and this Lease and all rights of Tenant hereunder shall remain subject and subordinate to such Underlying Lease or Mortgage without any need to deliver to Tenant a Non-Disturbance Agreement, and no further instrument of subordination shall be required.

25.5.3 If, in any instance, (i) Landlord shall deliver to Tenant a form of Non-Disturbance Agreement for execution by Tenant which has not theretofore been executed by the applicable Underlying Lessor or Mortgagee, as the case may be, and (ii) Tenant executes such form of Non-Disturbance Agreement and delivers the same to Landlord within the period(s) set forth in Section 25.5.2 above, then Landlord shall, within twenty (20) Business Days after Tenant’s execution thereof, cause the same to be executed by such Underlying Lessor or Mortgagee, as the case may be, and delivered to Tenant and, until such time as the Non-Disturbance Agreement is so delivered to Tenant, this Lease shall be superior to such Underlying Lease or Mortgage, as the case may be.

25.5.4 If, with respect to any Mortgage or Underlying Lease executed after the date hereof, Landlord shall not deliver to Tenant a Non-Disturbance Agreement from the Mortgagee of Underlying Lessor thereunder as and if required by the foregoing provisions of this Section 25.5, then this Lease shall be superior to such Underlying Lease or Mortgage (and Landlord shall have no liability whatsoever to Tenant and shall not be in default under this Lease by reason of such not having delivered the Non-Disturbance Agreement with respect to such Underlying Lease or Mortgage).

25.5.5 If Tenant shall record any Non-Disturbance Agreement, then upon the expiration or earlier termination of this Lease (or the expiration or termination of the applicable Mortgage or Underlying Lease, as the case may be), Tenant shall promptly execute, acknowledge and deliver to Landlord all necessary instrument(s) prepared by Landlord, at Landlord’s cost, in recordable form and otherwise in form reasonably satisfactory to Tenant, evidencing such expiration or termination of this Lease and sufficient to discharge of record such Non-Disturbance Agreement

26. NOTICES

All notices required or permitted under this Lease must be in writing and shall only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) one (1) Business Day after deposit with a private courier or overnight delivery service, if such courier or service obtains a written acknowledgment of receipt; or (c) two (2) Business Days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid or (d) if delivery is refused, returned and/or is otherwise unable to be delivered or received at the address set forth in Section 1.1 (as the same may be changed in accordance with the provisions of this Article 26), when served in the same manner as a summons in a Supreme Court action is then provided to be made under New York law. All such notices must be transmitted by one of the methods described above to, in the case of notices to Landlord, both Landlord’s Building Address and Landlord’s General Address, and in the case of notices to Tenant, to Tenant’s

Notice Address, or, in either case, at such other address(es) of which either party may notify the other in accordance with the provisions of this Article 26 or, if delivery is refused, returned and/or is otherwise unable to be delivered or received at the address set forth in Section 1.1 (as the same may be changed in accordance with this Article 26), at such address(es) as shall be permitted under New York law for service of a summons in a Supreme Court action. Notwithstanding anything to the contrary set forth in this Article 26, any notices regarding the operation of the Building, such as a notice of intent to shut a Building System for repair and the like, may be given to Tenant at the Premises.

27. MISCELLANEOUS

27.1 Binding Effect

Each of the provisions of this Lease shall bind and inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, provided that this clause shall not be construed to permit any transfer by Tenant in violation of the provisions of Article 16.

27.2 Complete Agreement; Modification

All of the representations and obligations of the parties are contained in this Lease. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless the same shall be in writing and shall be signed by the party against whom enforcement shall be sought.

27.3 Delivery for Examination

The submission of the form of this Lease for examination shall not bind Landlord or Tenant in any manner, and no obligations shall arise under this Lease until it shall be signed and exchanged by Landlord and Tenant.

27.4 No Air Rights; Obstructions of Light or View; Closure

This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected shall not affect this Lease or impose any liability on Landlord. If at any time any windows of the Building (including the Premises) are temporarily darkened, or the light, air or view therefrom is obstructed temporarily by reason of any repairs, improvements, maintenance or cleaning in or about the Building or permanently by reason of a requirement of Law or the construction of any structure that may be erected on lands in the vicinity of the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease and shall not be deemed to constitute an eviction. Landlord shall use commercially reasonable efforts to diligently prosecute and complete any work that causes the obstruction of light or views from the windows of the Premises in any material respect, provided that Landlord shall not be obligated to employ labor at overtime or premium rates.

27.5 Building Name

Tenant shall not, without Landlord’s consent, use Landlord’s or the Building’s name (if any), or any facsimile or reproduction of the Building, for any purpose; except that Tenant may use the Building’s name in the address of the business to be conducted by Tenant in the Premises. Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building.

27.6 Building Standard

The phrase “Building standard” shall, in all instances, refer to the then-current standard described in Landlord’s most recently adopted schedule of Building standard or, if no such schedule has been adopted, to the standard which commonly prevails in and for the entire Building.

27.7 No Waiver

No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation shall be continued or repeated subsequently. No express waiver shall affect any provision other than the provision specified in such waiver, and only for the time and in the manner specifically stated. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver shall be in a writing signed by Landlord or Tenant, as the case may be.

27.8 Recording; Confidentiality

Tenant shall not record this Lease, or a short form memorandum, without Landlord’s written consent and any such recording without Landlord’s written consent shall constitute an Event of Default. Tenant shall keep the Lease terms, provisions and conditions confidential and shall not disclose them to any other person without Landlord’s prior written consent. However, Tenant may disclose Lease terms, provisions and conditions to Tenant’s accountants, attorneys, managing employees, consultants and others in privity with Tenant, as reasonably necessary for Tenant’s business purposes, without such prior consent.

27.9 Captions

The captions of sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such sections.

27.10 Invoices

All bills, invoices and statements for Rent (“Invoices”) to be given by Landlord to Tenant shall be sent to Tenant’s Invoice Address. Tenant may change Tenant’s Invoice Address by notice to Landlord given according to Section 26. Except as otherwise expressly provided in this Lease, if Tenant shall fail to give Landlord specific written notice of its objections to any Invoice within sixty (60) days after receipt of any Invoice from Landlord, such Invoice shall be deemed true and correct and binding on Tenant and Tenant may not later question the validity of such Invoice or the underlying information or computations used to determine any amounts stated therein.

27.11 Severability

If any provision of this Lease shall be declared void or unenforceable by a final judicial or administrative order, this Lease shall continue in full force and effect, except that the void or unenforceable provision shall be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

27.12 Jury Trial

LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR THE RELATIONSHIP OF LANDLORD AND TENANT, TO THE EXTENT PERMITTED BY LAW.

27.13 Authority to Bind

The individuals signing this Lease on behalf of Landlord and Tenant represent and warrant that they are empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease.

27.14 Only Landlord/Tenant Relationship

Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

27.15 Covenants Independent

The parties intend that this Lease be construed as if the covenants between Landlord and Tenant are independent and that the Rent shall be payable without offset, reduction or abatement for any cause, except as otherwise expressly provided in this Lease.

27.16 Governing Law

This Lease shall be governed by and construed according to the laws of the State of New York. Landlord and Tenant, any subtenant, and any guarantor of Tenant’s obligations under this Lease, hereby expressly consent to the jurisdiction of the Civil Court of the City of New York and the Supreme Court of the State of New York with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to this Lease, and agree that venue shall lie in New York County. Tenant and any subtenant further waive any and all rights to commence any such action or proceeding against Landlord before any other court.

27.17 Inability to Perform

Except as otherwise expressly provided in this Lease, this Lease and the obligation of Tenant to pay Base Rent and Additional Rent, and to perform and comply with all of the other covenants and agreements hereunder on the part of Tenant to be performed or complied with, shall in no way be affected, impaired or excused in the event that Landlord shall be delayed, hindered or prevented by reason of Force Majeure from performing or complying with any of the covenants and agreements to be performed or complied with by Landlord under this Lease, or to furnish any service or facility. No such delay or failure by Landlord in the performance of any of Landlord’s obligations under this Lease by reason of Force Majeure shall constitute an actual or constructive eviction in whole or in part or impose any liability upon Landlord or its agents because of inconvenience to Tenant or injury to or interruption or loss of Tenant’s business or entitle Tenant to any diminution or abatement of rent. Except as otherwise expressly provided in this Lease, the obligations of Landlord to perform and comply with all of the other covenants and agreements hereunder on the part of Landlord to be performed or complied with shall in no way be affected, impaired or excused in the event that Tenant shall be delayed, hindered or prevented by reason of Force Majeure from performing or complying with any of the covenants and agreements to be performed or complied with by Tenant under this Lease, provided that lack of funds, bankruptcy or other financial difficulty shall not be deemed a Force Majeure or excuse or extend the time for performance of any obligation by Tenant.

27.18 No Surrender

No act or thing done by Landlord or Landlord’s agents (including, without limitation, the acceptance of keys by any employee of Landlord or Landlord’s agents) during the Term shall be deemed to constitute an acceptance of a surrender of the Premises or the termination of this Lease, and no agreement to accept such surrender shall be valid, unless the same shall be in writing and shall be signed by Landlord. In the event that Tenant at any time shall desire to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s property in connection with such subletting.

27.19 No Merger

There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (ii) any such other estate or interest in the Premises or any part thereof; and no such merger shall occur unless and until all persons having an interest (including a security interest) in (a) this Lease or the leasehold estate created by this Lease and (b) any such other estate or interest in the Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

20.20 Force Majeure

Notwithstanding anything to the contrary contained in this Lease, the time for performance of any obligation of Landlord or Tenant under this Lease shall be excused during and extended by any period during which such party shall be prevented from performing such obligation by reason of Force Majeure, provided that lack of funds, bankruptcy or other financial difficulty shall not be deemed a Force Majeure or excuse or extend the time for performance of any obligation by either party. However, Force Majeure shall not relieve either party from any obligations under this Lease.

27.21 OFAC Representation

Tenant represents and warrants that neither Tenant nor any individuals and/or corporations, partnerships or entities owning twenty-five (25%) percent or more of the shares or other equity ownership interests of Tenant are now, or ever have been, named on (or now are or ever have been acting directly or indirectly for or on behalf of any individual or entity named on) the list of “Specially Designated Nations and Blocked Persons” published by the Office of Foreign Assets Control of the United States Department of the Treasury or any such similar list maintained by New York State, New York City or the Federal government. As used herein, the term “Blocked Person(s)” shall mean any person, group or entity or nation named in any Executive Order or by the United States Treasury Department or any other state or Federal agency as a terrorist, or a “Special Designated National and

Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control or any other state or Federal agency. If Tenant is at any time listed or named as a Blocked Person or acts directly or indirectly for, or on behalf of, any Blocked Person, such event shall constitute an Event of Default under this Lease without further notice or opportunity to cure and Landlord shall be entitled to exercise all rights and remedies of Landlord available to Landlord under this Lease in the event of the occurrence of an Event of Default or at at law.

27.22 Counterparts

This Lease may be signed in one or more counterparts and each such counterpart shall be deemed to constitute one and the same instrument.

28. RENEWAL OPTION

28.1 Renewal Option

28.1.1 Subject to the Superior Rights (defined below), Tenant shall have an option (the “Renewal Option”) to extend the term of this Lease for a single renewal term of five (5) years (the “Renewal Term”), which shall commence on the Expiration Date and shall expire on the fifth (5th) anniversary of the initial Expiration Date, or such earlier date upon which this Lease may be terminated or canceled in accordance with the provisions of this Lease or by law. The Renewal Option may be exercised only by Tenant giving Landlord written notice (the “Renewal Notice”) of Tenant’s intention to renew this Lease pursuant to this Article 28 not later than fifteen (15) months prior to the Expiration Date, and such Renewal Notice shall be deemed properly given and Tenant’s right to exercise the Renewal Option shall be effective only if, on the date that Tenant shall exercise the Renewal Option (the “Exercise Date”): (i) this Lease shall not have been previously terminated or canceled, (ii) the Tenant initially named herein shall not have assigned all or any part of its interest in this Lease to any party other than a Tenant Affiliate or pursuant to a Corporate Succession under Section 16.7 above and the Tenant initially named herein (or a Tenant Affiliate or successor under a permitted Corporate Succession) shall actually, physically occupy at least fifty (50%) of the entire Premises, and (iii) no Event of Default shall exist under this Lease. Time shall be strictly of the essence with respect to the giving of the Renewal Notice by Tenant to Landlord. Notwithstanding anything to the contrary contained in this Section 28.1, if, subsequent to the Exercise Date but prior to the commencement of the Renewal Term, any of the conditions set forth in the foregoing clauses (i) through (iii) shall cease to be true and correct, then Landlord, in Landlord’s sole and absolute discretion, may elect, by written notice to Tenant, to void Tenant’s exercise of the Renewal Option, in which case Tenant’s exercise of the Renewal Option shall be of no force or effect, and the Term shall end on the Expiration Date of the initial Term of this Lease, unless sooner canceled or terminated pursuant to the provisions of this Lease or by Law. Tenant acknowledges that the Renewal Option is a personal right of the Tenant initially named herein and may not be assigned to or exercised by any other party except as otherwise expressly provided herein.

28.1.2 If Tenant shall exercise the Renewal Option in accordance with the provisions of this Article 28, then, subject to the Superior Rights, this Lease shall be extended for the Renewal Term upon all of the terms, covenants and conditions contained in this Lease, except that: (i) during the Renewal Term, the annual Base Rent shall be the higher of (x) the annual fair market rental value (the “Market Value Rent”) of the Premises on the initial Expiration Date, determined as provided in Section 28.2 below or (y) the Base Rent in effect for the last month of the initial Term on an annualized basis, (ii) Tenant shall pay Additional Rent during the Renewal Term in accordance with the provisions of Article

4 of this Lease, except that the Base Tax Year shall be the Tax Year ending on June 30 of the year in which the initial Expiration Date shall occur and the Base Expense Year shall be the calendar year in which the Renewal Term shall commence, (iii) from and after the Exercise Date (but subject to the provisions of the penultimate sentence of Section 28.1.1 above), all references to “Expiration Date” shall be deemed to refer to the last day of the Renewal Term, and all references to “Term” shall be deemed to include the Renewal Term, (iv) Tenant shall have no further right or option to renew this Lease or the Term hereof, and (v) all provisions of this Lease concerning the performance by Landlord of any work, and the grant by Landlord of any monetary contribution, rent abatement or rent credit in connection with Tenant’s initial occupancy of the Premises shall be deemed deleted and inapplicable to the leasing of the Premises during the Renewal Term..

28.1.3 Tenant hereby acknowledges receipt of advice from Landlord that (x) Landlord and Fried, Frank, Harris, Shriver & Jacobson LLP (Fried, Frank, Harris, Shriver & Jacobson LLP and its successors and assigns are hereinafter referred to as “Fried Frank”) are parties to a Modification and Restatement of Lease dated as of September 16, 1994 (such lease, as heretofore and hereafter amended, the “Fried Frank Lease”) and (y) Landlord and Fried Frank entered into a Third Amendment to Modification and Restatement of Lease dated as of February 18, 2005 which grants to Fried Frank the right to lease the Premises upon the initial Expiration Date or earlier termination of the Term of this Lease. For purposes of this Article 28, the term “Superior Rights” shall mean all rights of Fried Frank under the Fried Frank Lease to lease the Premises upon the initial Expiration Date or earlier expiration or termination of the Term of this Lease, regardless of whether such right to lease the Premises is effected through the actual exercise of an express option set forth in the Fried Frank Lease or through a separately negotiated lease amendment or new lease entered into between Landlord and Fried Frank. Upon Tenant’s request, Landlord shall advise Tenant as to whether a Superior Right to lease the Premises has been exercised. Landlord shall endeavor to notify Tenant whether a Superior Right to lease the Premises has been exercised, but Landlord shall have no liability for the failure to so notify Tenant.

28.2 Determination of Market Value Rent

28.2.1 The term “Market Value Rent” shall mean the annual fair market rental value as of the Determination Date (defined below) for a renewal lease for Premises for a five (5) year term assuming (i) the Base Tax Year and Base Expense Year will be as set forth above, (ii) the Premises shall be demised as improved for Tenant’s use in its then current “as is” condition and (iii) all other relevant factors. For purposes hereof, the “Determination Date” shall mean the date which shall occur six (6) months prior to the initial Expiration Date.

28.2.2 The initial determination of Market Value Rent shall be made by Landlord. Landlord shall give notice (the “MVR Notice”) to Tenant of Landlord’s initial determination of the Market Value Rent not more than thirty (30) days following the Determination Date. Such initial determination of Market Value Rent shall be final and binding in fixing the Market Value Rent, unless, within thirty (30) days after Landlord shall have given MVR Notice to Tenant, Landlord shall receive a notice from Tenant (the “MVR Objection Notice”): (i) advising Landlord that Tenant disagrees with the initial determination of Market Value Rent set forth in the MVR Notice, and (ii) proposing a specific alternative Market Value Rent, which shall have been determined in good faith by Tenant. If Landlord and Tenant shall fail to agree upon the Market Value Rent within thirty (30) days after Landlord shall have received the MVR Objection Notice, then Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If either party shall fail to give notice of such designation within ten (10) Business Days, then the first arbitrator chosen shall make the determination alone. If two arbitrators shall have been designated, such two arbitrators shall, within thirty (30) days following the designation of the second arbitrator, make their determinations of Market Value Rent in writing and simultaneously give notice thereof to each other and to Landlord and Tenant at a time (which shall be not later than the thirtieth (30th) day after the designation of the second arbitrator (or the following Business Day, if such 30th day shall not fall on a Business Date) and place designated by Landlord and approved by Tenant, such approval not to be unreasonably withheld. If the lower Market Value Rent designated by Landlord’s and Tenant’s arbitrators shall be less than the higher determination by five (5%) percent or less of the higher determination (i.e., shall be lower by an amount equal to 5% or less of the higher determination), then the average of Landlord’s and Tenant’s determinations shall constitute the final Market Value Rent and shall be binding on Landlord and Tenant. If Landlord’s and Tenant’s arbitrator’s determinations shall be greater than five (5%) apart, then such two arbitrators shall forthwith designate a third arbitrator. If the two arbitrators shall fail to agree upon the designation of such third arbitrator within ten (10) days, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction for the designation of such arbitrator. All arbitrators shall be real estate appraisers or consultants who shall have had at least fifteen (15) years continuous experience in the business of appraising or managing real estate or acting as real estate agents or brokers in midtown and/or lower Manhattan. The third arbitrator shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after his designation, choose one of the determinations of the two arbitrators originally selected by the parties, and that choice by the third arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article 28, including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Article, and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this Section 28.3 shall be final and binding in fixing the Market Value Rent. The arbitrators shall not have the power to add to, modify or change any of the provisions of this Lease.

28.2.3 If for any reason the Market Value Rent shall not have been determined prior to the commencement of the Renewal Term, then, until the Market Value Rent and, accordingly, the Base Rent, shall have been finally determined, the Rent payable during the Renewal Term shall be equal to the average of the Fair Market Value Rents proposed by Landlord and Tenant. Upon final determination of the Market Value Rent, an appropriate adjustment to the Rent shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall pay or credit to the other any overpayment or deficiency, as the case may be, in the payment of Rent from the commencement of the Renewal Term to the date of such final determination.

29. INTENTIONALLY DELETED

30. LOWER MANHATTAN PLAN

30.1 Definitions.

For purposes of this Article, unless otherwise defined in the Lease, all terms used herein shall have the meanings ascribed to them in Title 4 of Article 4 of the New York Real Property Tax Law (“Title Four”). The real estate tax abatements provided for in Title Four are herein called “Title Four Benefits”. Title Four is administered by the New York City Department of Finance (the “Department”). The term “Title Four Premises” means the Premises.

30.2 Actual Title Four Benefits.

In accordance with Title Four and notwithstanding anything to the contrary contained in this Lease, if any Title Four Benefits are granted for the Title Four Premises and actually received by Landlord (“Actual Title Four Benefits”), Landlord shall allow Tenant a credit against the Rent payable by Tenant hereunder in respect of the Title Four Premises in an amount equal to the full amount of such Actual Title Four Benefits. Landlord shall, within 30 days after its receipt (by actual receipt or credit against or reduction in real estate taxes payable, in which event the same shall be deemed received by Landlord as of the latest date on which the real estate taxes are payable by Landlord without penalty or interest) of any Actual Title Four Benefits, credit the full amount thereof against the next installment(s) of Rent in respect of the Title Four Premises becoming due hereunder. Landlord makes no representation or warranty as to the amount, if any, of Actual Title Four Benefits that will be received by Landlord.

30.3 Abatement Application; Certificates of Continuing Eligibility.

(a) Tenant shall prepare an application for a certificate of abatement in accordance with Section 499-d of Title Four (the “Abatement Application”) and Landlord, upon Tenant’s reasonable advance request and at Tenant’s expense, shall (1) furnish such information known to Landlord as is required for the Abatement Application and (2) join Tenant in executing the Abatement Application and filing it with the Department. Landlord, upon Tenant’s reasonable advance request and at Tenant’s expense, shall prepare, execute and file, together the Abatement Application, the affidavit required by Section 499-c(7) of Title Four. Tenant shall prepare such other documents as are required by Section 499-d of Title Four and Landlord, upon Tenant’s reasonable advance request and at Tenant’s expense, shall (A) furnish such information known to Landlord as is required for any such other document and (B) join Tenant in executing such other document and filing it with the Department.

(b) For so long as Tenant continues to be eligible for Title Four Benefits with respect to the Title Four Premises, Tenant shall prepare annual certificates of continuing eligibility in accordance with Section 499-f of Title Four (each herein called a “Certificate of Continuing Eligibility”) and Landlord, upon Tenant’s reasonable advance request and at Tenant’s expense, shall (1) furnish such information known to Landlord as is required for any Certificate of Continuing Eligibility and (2) join Tenant in executing any Certificate of Continuing Eligibility and filing it with the Department.

(c) Landlord shall, upon Tenant’s reasonable advance request and at Tenant’s expense, otherwise reasonably cooperate with Tenant in the preparation, execution and filing of any other applications, affidavits, certificates and other documents required by Title Four or the Department and otherwise in the compliance with the provisions and requirements of Title Four.

(d) Each of Landlord and Tenant shall promptly furnish to the other copies of all notices, demands, bills or other communications received by such party from the Department or from any other governmental agency relative to the granting, denial or revocation of, or the amount of, any Title Four Benefits with respect to the Title Four Premises.

(e) Tenant shall, within 30 days after Landlord’s demand, pay to Landlord, as Additional Rent, the amount of any reasonable out-of-pocket costs incurred by Landlord in connection with the performance of Landlord’s obligations pursuant to this Article 30, including, without limitation, the amount of any administrative charges or fees imposed by the Department.

30.4 Compliance with Title Four.

(a) For so long as Tenant continues to be eligible for Title Four Benefits with respect to the Title Four Premises, Landlord agrees to comply with the provisions and requirements of Title Four as same relate to the Title Four Premises; provided, however, that Tenant shall, within 30 days of Landlord’s demand, promptly pay to Landlord, as Additional Rent, the amount of any reasonable out-of-pocket costs incurred by Landlord in connection with such compliance, including, without limitation, the amount of any administrative charges or fees imposed by the Department.

(b) Tenant shall indemnify and hold harmless Landlord, all lessors under underlying or ground leases and all mortgagees and, with respect to each of the foregoing, their respective partners, directors, officers, principals, members, shareholders, agents and employees from and against any and all claims by the Department or any other governmental or quasi-governmental agency arising from or in connection with any failure by Tenant to comply with the provisions and requirements of Title Four as same relate to the Title Four Premises, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.

30.5 Payment of Real Estate Taxes and Water and Sewer Charges

Landlord covenants and agrees that (i) Landlord shall, before the date on which its failure to do so would result in the revocation of benefits under Section 499-f(4) of Title Four, pay all real estate taxes, water and sewer charges and other lienable charges that become due and payable during the period for which Tenant is entitled to receive Title Four Benefits and (ii) there shall be no real estate taxes, water and sewer charges or other lienable charges due and owing with respect to the Land or the Building on the date the Abatement Application is filed with the Department or other date to which Section 499-c(6)(c) is applicable, unless such real property taxes or charges are being paid in timely installments pursuant to a written agreement with the Department or other appropriate agency.

30.6 Revocation of Title Four Benefits

Tenant shall notify Landlord of any vacation or subletting of the Premises or any portion thereof, or any assignment of Tenant’s interest in this Lease, which would result in the revocation of any abatement or other benefits, or any portion thereof, granted pursuant to the Title Four Benefits. Tenant shall, within 15 days after Landlord’s demand, pay to Landlord, as Rent, the amount of all or any portion of the Actual Title Four Benefits that have been credited against Rent under the Lease, and which are thereafter revoked (including, without limitation, if such Actual Title Four Benefits are revoked due to the exercise by Tenant of its right to assign or sublease, but excluding any such Actual Title Four Benefits which are revoked due to any failure by Landlord to comply with its obligations pursuant to this Article 30) together with any interest and/or penalties imposed against Landlord in connection with such Actual Title Four Benefits.

30.7 Required Provisions

(a) The provisions of this Section 30.7 are included in compliance with the requirements of Section 499-c(5) of Title Four.

(b) Section 499-a(8) of Title Four provides that, for purposes of Title Four, each condominium unit shall be considered a separate building. Accordingly, for purposes of Title Four, the Tenant’s percentage share relative to the Title Four Premises (which corresponds to condominium unit Lot 33) is 100% of condominium unit Lot 33.

(c) Landlord hereby informs Tenant:

(1) an application for abatement of real property taxes pursuant to Title 4 of Article 4 of the New York Real Property Tax Law will be made for the Title Four Premises in accordance with Section 30.3(a) above;

(2) the rent, including amounts payable by Tenant for real property taxes, will accurately reflect any abatement of real property taxes granted pursuant to Title 4 of Article 4 of the New York Real Property Tax Law for the Title Four Premises;

(3) at least $35 per square foot must be spent on improvements to the Title Four Premises and the common areas; and

(4) all abatements granted with respect to the Title Four Premises pursuant to Title 4 of Article 4 of the New York Real Property Tax Law will be revoked if, during the Benefit Period, real estate taxes or water or sewer charges or other lienable charges are unpaid for more than one year, unless such delinquent amounts are paid as provided in subdivision four of section four hundred ninety-nine-f of Title 4 of the New York Real Property Tax Law.

30.8 Tenant’s Liability

Tenant acknowledges that the application described in Section 30.7(c) and the expenditures described in Section 30.7(c)(3) shall, in each case, be made by Tenant. Tenant shall indemnify and hold harmless Landlord, all lessors under underlying or ground leases and all mortgagees and, with respect to each of the foregoing, their respective partners, directors, officers, principals, members, shareholders, agents and employees from and against any and all claims, losses, liabilities and actions incurred by such indemnified party arising from or in connection with Tenant’s failure to comply with the requirements set forth in Section 30.7 above, together with all costs, expenses and liabilities incurred in connection with each such claim, loss, liability or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses, but such indemnity shall only apply if such claim, loss, liability or action is in connection with, arises from or is in any way related to Tenant’s application for Title Four Benefits or any Title Four Benefits issued to Tenant.

[CONTINUED ON FOLLOWING PAGE]

Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TRIZECHAHN ONE NY PLAZA LLC

By:
Carol A. Meyer, Assistant Secretary

By:
Douglas Winshall, Executive Vice President

LEARNING TREE INTERNATIONAL USA, INC.

By:
Printed Name :
Title:

Tenant’s Federal ID #

STATE OF )
)ss.:
COUNTY OF )

On the      day of                     , in the year 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

EXHIBIT A

PLAN DELINEATING THE PREMISES

The location and dimensions of walls, partitions, columns, stairs and openings are approximate and subject to revisions due to mechanical work, job conditions, and requirements of governmental departments and authorities, If the space as actually partitioned shall differ in any de minimis respect from this sketch, the actual area as partitioned shall in all events control. No such resulting deviation or discrepancy shall affect the rent or Tenant’s obligations under this Lease.

A-1

EXHIBIT B

LANDLORD’S CONTRIBUTION; LANDLORD’S WORK

1. Conflicts; Terms. If there is any conflict or inconsistency between the provisions of the Lease and the provisions of this Exhibit B, the provisions of this Exhibit B shall control. Except for those terms expressly defined in this Exhibit B, all initially capitalized terms shall have the meanings stated for such terms in the Lease.

2. Landlord’s Work Allowance.

A. Subject to the terms and conditions hereinafter set forth, Landlord shall provide a construction allowance (“Landlord’s Contribution”) to reimburse Tenant for Tenant’s cost of preparing the Premises for Tenant’s occupancy thereof during the Term (“Tenant’s Work”), in an aggregate amount not to exceed One Million Eight Hundred Seventy-seven Thousand Five Hundred Eighty and 00/100 ($1,877,580.00) Dollars. Landlord shall fund the portion of Landlord’s Contribution from time to time being requisitioned by Tenant in the manner set forth in Section 2B below, but only if all of the following conditions shall have been satisfied:

(i) Tenant shall not be in default of any of the terms, covenants or conditions to be performed or observed by Tenant under this Lease (it being agreed that Landlord shall give Tenant notice of any such default and Tenant shall be entitled to receive such portion of Landlord’s Contribution in accordance with the provisions of this Exhibit B after curing such default);

(ii) Tenant shall have obtained, and at all times during the construction period shall maintain, all necessary and appropriate permits, licenses, authorizations and approvals from all governmental authorities having or asserting jurisdiction in connection with such construction, and shall have delivered true copies thereof to Landlord; and

(iii) Tenant shall have delivered to Landlord, for approval by Landlord: (x) a completed requisition for payment (in form issued by the American Institute of Architects), certified and sworn to by Tenant’s architect stating or accompanied by: (1) the amount being requested, (2) receipted invoices for all labor and materials performed as part of Tenant’s Work to date, (3) to the best of such architect’s knowledge, the amount of Landlord’s Contribution previously paid to Tenant, (4) the value of labor and materials theretofore performed and incorporated in the Premises and the aggregate value of the entire Tenant’s Work to be performed, and (5) that the work completed to date has been performed in good and workmanlike manner in accordance with the plans and specifications approved by Landlord in all material respects and in compliance with all Laws; and (y) waivers of lien (which may be partial if Tenant’s Work shall not have been finally completed, provided that the waivers of lien shall cover the amount of all sums then being and theretofore requisitioned and the value of all work theretofore performed less any retainage) from all contractors, subcontractors and materialmen who shall have furnished materials or supplies or performed work or services in connection with Tenant’s Work.

B. Within thirty (30) days after Tenant shall have complied with all of the conditions set forth in the foregoing Section 2A, Landlord shall pay to Tenant an amount equal to that portion of Landlord’s Contribution which shall equal, on a percentage basis, that portion of Tenant’s Work then completed in accordance with the provisions hereof, as certified by Tenant’s architect, less all amounts of Landlord’s Contribution previously disbursed, provided, however, that Landlord shall not be required to make more than one (1) payment per calendar month. Landlord shall have the right to retain ten (10%) percent of every requisition of Landlord’s Contribution until: (i) all of Tenant’s Work shall have been finally completed, (ii) waivers of lien from all contractors, subcontractors and materialmen who shall have furnished materials or supplies or performed work or services in connection with Tenant’s Work shall have been delivered to Landlord, (iii) all governmental authorities having or asserting jurisdiction (including the New York City Department of Buildings) shall have issued final approvals of Tenant’s Work and true copies thereof shall have been delivered to Landlord, and (iv) Tenant shall have delivered to Landlord “as built” drawings with respect to Tenant’s Work.

C. Landlord’s obligation to pay Landlord’s Contribution shall only apply to that part of Tenant’s Work consisting of the installation of walls, partitions, columns, fixtures, improvements and appurtenances permanently attached to or built into the Premises, including the following: mechanical systems, flooring, wall coverings, ceilings, duct work, electrical wiring, plumbing, millwork and supplemental air conditioning systems (if any), affixed carpeting and other floor coverings, but shall not include business and trade fixtures, machinery, equipment or other articles of personal property, professional fees and/or so-called “soft costs”; provided however, that Tenant may apply any unused portion of Landlord’s Contribution, up to a maximum of ten (10%) percent of Landlord’s Contribution, remaining after Tenant shall have satisfied all of the conditions set forth in clauses (i) through (iii) Subsection 2B above against Tenant’s moving costs, permit and filing fees and architect’s and engineer’s professional fees incurred in connection with the performance of Tenant’s Work.

D. Landlord shall have no obligation to pay all or any portion of Landlord’s Contribution to Tenant at any time after the second (2nd) anniversary of the Commencement Date, except any portion of Landlord’s Contribution that shall remain unpaid but that shall have become due and payable on or prior to the second (2nd) anniversary of the Commencement Date. Tenant hereby waives any and all rights to claim or receive all or any portion of Landlord’s Contribution that shall not have become due and payable to Tenant on or before the second (2nd) anniversary of the Commencement Date.

3. Landlord’s Work

A. Landlord and Tenant acknowledge that Landlord has performed the following work with respect to the Premises (“Landlord’s Pre-Commencement Date Work”):

(i) demolish all interior partitioning, mechanical distribution ducts, sprinkler distribution system electrical distribution system (other than meter equipment), lighting and plumbing systems, floor coverings and suspending ceiling now existing in the Premises and broom clean the Premises;

(ii) ensure that the Class E panel contains a sufficient number of connection points that are accessible and available to the Premises;

(iii) ensure that a connection point to the Building’s standpipe riser is available and accessible to the Premises for Tenant’s sprinkler loop connection; and

Within three (3) Business Days after the Commencement Date, Tenant shall have the right to deliver to Landlord a statement setting forth in detail all Punch List Items, if any. Except for those items specifically listed in such statement given to Landlord within said 3 business day period after the Commencement Date, Tenant shall be deemed to have accepted possession of the Premises in “as is” condition. Landlord shall use reasonable efforts to complete all Punch List Items within a reasonable period after Tenant shall have delivered to Landlord Tenant’s list of Punch List Items. For purposes of this Exhibit B, “Punch List Items” shall mean minor or insubstantial elements of Landlord’s Pre-Commencement Work that shall not have been substantially completed.

In addition to Landlord’s Pre-Commencement Work, Landlord shall promptly deliver a Form ACP-5 to Tenant with respect to Tenant’s Plans for Tenant’s Work.

B. Landlord shall perform the following work in the Premises after the Commencement Date, in coordination with the performance of Tenant’s Work, and accordance with good construction scheduling practices (“Landlord’s Post-Commencement Work”):

(i) Clean and repair (if necessary) perimeter grilles and convector covers in the Premises and replace any missing grilles or convector covers.

4. Landlord’s Base Building Work

Landlord shall perform the following work on the floor on which the Premises is located:

Renovate the base Building rest rooms on the floor on which the Premises is located by installing new fixtures, ceiling and cosmetic renovations selected by Landlord. Landlord shall perform such work in compliance with the Americans with Disabilities Act of 1990, to the extent the same shall be commercially feasible, as reasonably determined by Landlord.

5. Freight Elevator For Move In

Landlord shall permit Tenant to use a freight elevator on a reserved basis after business hours for up to ten (10) hours at no charge to Tenant for Tenant’s initial move into the Premises, subject to Landlord’s rules and regulations governing use of the Building’s freight elevators.

EXHIBIT C

INTENTIONALLY DELETED

C-1

EXHIBIT D

RULES AND REGULATIONS

1. The rights of tenants in the entrances, corridors, elevators and escalators of the Building are limited to ingress to and egress from the tenants’ premises for the tenants and their employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. All deliveries and shipments of goods and packages shall be through the freight elevators and not the passenger elevators. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to unreasonably interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building as a first class office building by other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the lobbies, sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits, stairways or other public portions of the Building. Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

2. Landlord may refuse admission to the Building any person not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building to register. Subject to the foregoing, Tenant’s employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and Tenant with respect thereto. Each tenant shall be responsible for all persons for whom he requests such permission and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation and interests of the Building or its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of the tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under or despite the provisions of this rule. On days and hours other than those during which full elevator service is required to be provided, Landlord may lock all outside Building doors and require use of a night bell to summon a watchman from his other duties in order to gain access.

3. No awnings or other projections over or around the windows shall be installed by any tenant, and only such window blinds or drapes as are supplied or permitted by Landlord shall be used in a tenant’s premises. No tenant shall place objects on the windowsills which are visible from outside of the Building.

4. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

5. All entrance doors in each tenant’s premises shall be left locked when the tenant’s premises are not in use. Entrance doors shall not be left open at any time. All windows in each tenant’s premises shall be kept closed at all times and all blinds and/or drapes therein above the ground floor shall be lowered and kept drawn when and as reasonably required because of the position of the sun, during the operation of the Building air conditioning system to cool or ventilate the tenants’ premises.

6. No noise, including the playing of any musical instruments, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building shall be made or permitted by any tenant. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air conditioning, electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment or interference. No dangerous, inflammable, combustible or explosive object or material shall be brought into the Building by any tenant or with the permission of any tenant.

7. Tenant shall not permit any cooking within the Premises (unless consented to in writing by Landlord), but the foregoing shall not prohibit the installation of toasters and microwaves in pantries in accordance with the provisions of the Lease, and shall not permit any food odors emanating within the Premises to seep into other portions of the Building. In the event that Landlord shall consent to any cooking or installation of kitchen equipment in the Premises, Tenant shall operate its dining room and kitchen equipment, if any, in a manner that shall prevent odors and smoke from escaping into areas of the Building outside the Premises, and shall, at its expense, (i) install and maintain appropriate filters and grease traps to prevent accumulation of grease in any duct, stack or flue used to exhaust fumes and vapors resulting from such food preparation and to prevent stopping up of the sewerage ejecting system of the Building if any of same are necessary or are required by any governmental authority, (ii) keep all range hoods and ducts therefrom, if any, clean and free of grease at all times so as to avoid fire hazard, and (iii) clean out the vertical exhaust flue and duct, if any, at least once a year, or more frequently as conditions require. The discharge of any fumes, vapors and odors, which, by Laws, must be discharged into a separate stack or flue, shall not be permitted unless Tenant, at its expense, shall provide for such discharge in a proper manner. Tenant shall not install vending machines in the Premises except for use by Tenant’s employees and business invitees.

8. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purpose for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who or whose servants, employees, agents, visitors or licensees, shall have caused the same.

9. Except as expressly provided in the Lease, no sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or the Building without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove the same without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule. Common corridor directional signs may, at the option of Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord. Landlord shall have the right to prohibit any advertising by any tenant which impairs the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

10. Duplicate keys for a tenant’s premises and toilet rooms shall be procured only from the Landlord, which may make a reasonable charge therefor. Upon the termination of a tenant’s lease, all keys to the tenant’s premises and toilet rooms shall be delivered to the Landlord.

11. No tenant shall deface any part of the Building or the premises demised to such tenant. Nor boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

12. No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or as a barber or manicure shop or as an employment bureau or for any mail order business. No premises shall be used, or permitted to be used, at any time, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

13. The requirements of tenants shall be attended to only through the Building office or in other such other manner designated by Landlord. Employees of Landlord shall not perform any work or do anything under the direction of any tenant or outside of their regular duties, unless under express written instructions from the Landlord.

14. Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

15. Tenant’s employees shall not loiter around the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof.

16. If the premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord. Landlord reserves the right to require that the exterminators generally employed in the Building be employed, so long as their charges are reasonable.

17. Any cuspidors or similar containers or receptacles used in any tenant’s premises shall be cared for and cleaned by and at the expense of the tenant.

18. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.

19. Business machines and mechanical equipment of Tenant which cause noise, vibration or any other nuisance that may be transmitted to the structure or other portions of the Building or to the Premises, to such a degree as to be objectionable to Landlord or which interfere with the use or enjoyment by other tenants of their premises or the public portions of the Building, shall be placed and maintained by Tenant at Tenant’s sole cost and expense, in settings of cork, rubber or spring type vibration eliminators sufficient to eliminate noise or vibration to the satisfaction of Landlord.

20. Landlord shall, at the request of Tenant, maintain Tenant’s pro-rata share of listings in or on the Building directory of the name of Tenant and of any other person or entity lawfully in possession of the premises or any part thereof. The listing of any name other than that of Tenant, whether on the doors of the premises, on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the premises or be deemed to be the written consent of Landlord under the provisions of Article 16 of the Lease, it being expressly understood that any such listing is a privilege extended by Landlord revocable at shall by written notice to Tenant.

21. Tenant shall not move any safe, heavy equipment or bulky matter in or out of the Building without Landlord’s written consent. If the movement of such items requires special handling, Tenant shall employ only persons holding a Master Rigger’s License to do said work, and all such work shall be done in full compliance with the Administrative Code of the City of New York and other municipal requirements. All such movements shall be made during hours which shall least interfere with the normal operations of the Building, and all damage caused by such movement shall be promptly repaired by Tenant at Tenant’s expense.

22. All moving, shipping and receiving of Tenant’s property shall be through the freight or service elevator only, and at such times and in such a manner as Landlord shall designate for the proper operation of the Building and in a manner consistent with the standards of first class office buildings in Manhattan. If Tenant’s use of such elevator is after regular hours, or in such a manner that requires the supervision of Landlord’s employees (of which fact Landlord shall be the sole judge), Tenant shall pay to Landlord the cost of furnishing such after hour service and/or supervision.

EXHIBIT E

LAND DESCRIPTION

All that certain lot, piece or parcel of land situate, lying and being in the Borough of Manhattan City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Whitehall Street and the southerly side of Water Street, as said streets are shown on Map No. Access 29884, dated April 19, 1966 and adopted by the Board of Estimate of The City of New York on June 23, 1996;

THENCE easterly, along the said southerly side of Water Street, 342 feet to the corner formed by the intersection of the said southerly side of Water Street and the westerly side of Broad Street, as shown on the aforesaid map;

THENCE southerly, along the said westerly side of Broad Street, 93 feet 6 5/8 inches to a point;

THENCE again southerly and continuing along the said westerly side of Broad Street, 45 feet 1 1/2 inches;

THENCE again southerly, still continuing along the said westerly side of Broad Street, 223 feet 7 inches to the corner formed by the intersection of the said westerly side of Broad Street and the northerly side of South Street, as shown on the map;

THENCE westerly, along the said northerly side of South Street, 333 feet 8 3/8 inches to the corner formed by the intersection of the said northerly side of South Street with the easterly side of Whitehall Street, as shown on the aforesaid map;

THENCE northerly, along the said easterly side of Whitehall Street, as shown on the aforesaid map, 219 feet 10 inches to a point;

THENCE again northerly and continuing along the said easterly side of Whitehall Street, 70 feet 8 1/4 inches to the corner formed by the intersection of the said easterly side of Whitehall Street and the southerly side of Water Street, the pint or place of BEGINNING.

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EXHIBIT F

LETTER OF CREDIT

NO.	Date Irrevocable Letter of Credit

BENEFICIARY

TRIZECHAHN ONE NY PLAZA LLC

c/o Trizec Holdings, LLC

1114 Avenue of the Americas, 31st Floor

New York, New York 10036

Attention: Regional Counsel

Dear Sir(s),

At the request of our applicant,             , we hereby issue our irrevocable letter of credit number              for your benefit in the maximum amount of $            .

Drawings are available by your drafts at sight. Partial drawings are permitted.

This Letter of Credit may be transferred to any transferee of the interest of the landlord under the lease between TrizecHahn One NY Plaza LLC, as landlord, and                             , as tenant. All transfer fees shall be for the account of our applicant.

It is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one year from the present or any future expiration date, unless we shall notify you by written notice given by certified or registered mail, return receipt requested, or by reputable overnight courier with receipt acknowledged at least 60 days prior to such expiration date that we elect not to renew it for such additional period, in which case you shall have the right to draw on us the full amount of this Letter of Credit by your sight draft, accompanied by your signed written statement that you are drawing under Letter of Credit #             because you have received notice of non-renewal from us, and the accountee is still obligated to you under the above-referenced lease.

All drafts drawn under this Credit must bear on their face the clause “Drawn under Letter of Credit No.             ”.

Except so far as otherwise expressly stated, this credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce, Publication No. 400.

F-1

EXHIBIT G

HVAC SPECIFICATIONS

The base Building HVAC system is designed to perform in accordance with the following specifications:

	Outdoor	Indoor
Winter	5° F	70°F +/-2°F
Summer	95°F dry bulb/74°F wet bulb	75°F dry bulb +/-2°F

The foregoing cooling capacities are based on:

Population:	Not more than 1 person per 150 usable square feet

Lighting and Utility Power:	Actual load of not more than 5 watts per usable square foot

G-1

EXHIBIT H

CLEANING SPECIFICATIONS

General (Tenant Areas - performed at night)

Monday - Friday (Excluding Holidays)

1.	Non-Carpeted Floors

Sweep, once per night using a chemically treated cloth.

2.	Carpeted Floors

Remove litter, four nights per week and vacuum, once per week.

3.	Waste Baskets

•	Tenant is responsible to separate recyclable waste.

•	Empty once per night.

•	Change plastic liner once per week at night (landlord to furnish liners).

4.	Telephones

Damp wipe, once per night.

5.	Ash Trays and Cigarette Urns

Empty and damp wipe, once per night.

6.	Water Fountains

Wash and polish, once per night.

7.	Base Building Service Closets

Wash, once per night and keep free of debris at all times.

8.	Furniture and Fixtures

Dust non-fabric surfaces, once per night. Papers on desk shall not be disturbed.

9.	Window Sills

Dust, one per week.

10.	Chair Rails

Dust, once per week.

11.	Baseboards

Dust, once per week.

12.	Tiled Areas Facing Elevators/Public Corridors

Damp mop, once per week.

13.	Tiled Reception Areas

Damp mop, once per week.

14.	Pictures, Picture Frames

Dust, once per month.

15.	Venetian Blinds

Dust, once every three (3) months.

16.	Ventilation Louvers

Dust exterior only, twice per annum/six-month intervals.

17.	Lighting Fixtures

Dust exterior only, twice per annum/six-month intervals.

18.	High Dusting

Perform, twice per annum/six-month intervals.

19.	Window Cleaning

•	Inside surface of exterior windows to be cleaned quarterly.

•	Exterior surface of exterior windows to be cleaned quarterly (weather permitting).

Lavatories (Base Building - performed at night)

Monday-Friday (Excluding Holidays)

20.	Floors

•	Sweep, once per night.

•	Remove all foreign material (i.e. gum, tar, etc.), once per night.

•	Wet mop with disinfectant, once per night.

•	Machine scrub floors, once per month.

21.	Mirrors, Counter Tops, Bright Work

Clean and polish, once per night.

22.	Faucets, Flushometers, Plumbing

Clean and polish, once per night.

23.	Basins, Bowls, Urinals

Wash and scour, once per night using a non-caustic, strong disinfectant.

24.	Toilet Seats

Wash and scour (both sides), once per night using a non-caustic, strong disinfectant.

25.	Partitions

Disinfect and damp wipe, once per night.

Wash and scour, once per week using a non-caustic, strong disinfectant.

26.	Tile Walls (without urinals)

Wash and scour, once per month using a non-caustic, strong disinfectant.

27.	Tile Walls (with urinals)

Disinfect and damp wipe, once per night.

Wash and scour, once per week using a non-caustic, strong disinfectant.

28.	Soap and Towel Dispensers

Clean and polish, once per night.

29.	Waste Receptacles

Empty, once per night.

Replace liners, once per week (Landlord to furnish liners).

30.	Supplies

Replenish all lavatory supplies, once per night (Landlord to furnish supplies).

EXHIBIT I

FORM OF

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made as of the      day of              200  , by and among                      (“Lender”) and                             , having an address at                                          (“Tenant”).

WITNESSETH:

WHEREAS, Lender is the mortgagee or beneficiary under a mortgage or deed of trust (the “Mortgage”) dated                      made by TrizecHahn One NY Plaza LLC (“Landlord”) to Lender covering the land (the “Land”) described on Exhibit A attached hereto and all improvements (the “Improvements”) now or hereafter located on the land (the Land and the Improvements hereinafter collectively referred to as the “Property”), which Mortgage secures all amounts payable by Landlord to Lender under that certain Loan Agreement of even date therewith between Lender and Landlord (the “Loan Agreement”); and

WHEREAS, by a lease dated as of                      (which lease, as the same may have been amended and supplemented, is hereinafter called the “Lease”), Landlord leased to Tenant certain space located in the Improvements (the “Premises”); and

WHEREAS, the parties hereto desire to make the Lease subject and subordinate to the Mortgage and the Loan Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1. The Lease, as the same may hereafter be modified, amended, extended, renewed, increased, spread, consolidated or replaced, and all of Tenant’s right, title and interest in and to the Premises and all rights, remedies and options of Tenant under the Lease, are and shall be unconditionally subject and subordinate to the Mortgage and the lien thereof, to all the terms, conditions and provisions of the Mortgage and the Loan Agreement, to each and every advance made or hereafter made under the Loan Agreement, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Mortgage and/or the Loan Agreement, so that at all times the Mortgage shall be and remain a lien on the Property prior and superior to the Lease for all purposes; provided, however, and Lender agrees, that so long as (A) no event has occurred and no condition exists, which would entitle Landlord to terminate the Lease or would cause, without further action of Landlord, the termination of the Lease or would entitle Landlord to dispossess Tenant from the Premises, and (B) the Lease shall be in full force and effect, then Tenant’s leasehold estate under the Lease shall not be terminated, Tenant’s possession of the Premises shall not be disturbed by Lender and Lender will accept the attornment of Tenant.

2. Notwithstanding anything to the contrary contained in the Lease, Tenant hereby agrees that in the event of any act, omission or default by Landlord or Landlord’s agents, employees, contractors, licensees or invitees which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, or to reduce the rent payable thereunder or credit or offset any amounts against future rents payable thereunder, Tenant will not exercise any such right (i) until it has given written notice of such act, omission or default to Lender by delivering notice of such act, omission or default, in accordance with Paragraph

8 hereof, and (ii) until a period of sixty (60) days for remedying such act, omission or default shall have elapsed following the giving of such notice. Notwithstanding the foregoing, in the case of any default of Landlord which cannot be cured within such sixty (60) day period, if Lender shall within such period proceed promptly to cure the same (including such time as may be necessary to acquire possession of the Premises if possession is necessary to effect such cure) and thereafter shall prosecute the curing of such default with diligence, then the time within which such default may be cured by Lender shall be extended for such period as may be necessary to complete the curing of the same with diligence but not to exceed 120 days following such notice. Lender’s cure of Landlord’s default shall not be considered an assumption by Lender of Landlord’s other obligations under the Lease. Unless Lender otherwise agrees in writing, Landlord shall remain solely liable to perform Landlord’s obligations under the Lease (but only to the extent required by and subject to the limitation included with the Lease), both before and after Lender’s exercise of any right or remedy under this Agreement. If Lender or any successor or assign becomes obligated to perform as Landlord under the Lease, such person or entity will be released from those obligations when such person or entity assigns, sells or otherwise transfers its interest in the Premises or the Property.

3. Without limitation of any of the provisions of the Lease, in the event that Lender succeeds to the interest of Landlord or any successor to Landlord, then subject to the provisions of this Agreement including, without limitation, Paragraph 1 above, the Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to and accept Lender and to recognize Lender as its Landlord under the Lease for the then remaining balance of the term thereof, and upon request of Lender, Tenant shall execute and deliver to Lender an agreement of attornment reasonably satisfactory to Lender.

4. If Lender or any other subsequent purchaser of the Property succeeds to the interest of Landlord or any successor to Landlord (Lender or such other purchaser being hereinafter referred to as “Purchaser”), in no event shall Purchaser have any liability for any act or omission of any prior landlord under the Lease which occurs prior to the date Purchaser succeeds to the rights of Landlord under the Lease unless such act or omission continues from and after the date Purchaser so succeeds to the interest of the Landlord under the lease, nor any liability for claims, offsets (except as specifically permitted under the Lease) or defenses which Tenant might have had against Landlord unless the act or omission giving rise to such claim, offset or defense continues from and after the date Purchaser so succeeds to the interest of the Landlord under the lease. In no event shall Purchaser have any personal liability as successor to Landlord and Tenant shall look only to the estate and property of Purchaser in the Land and the Improvements for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Purchaser as Landlord under the Lease, and no other property or assets of Purchaser shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease.

5. Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, Lender, as holder of the Mortgage, and Purchaser as Landlord under the Lease (the “Transferee”) shall not be (a) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee, (b) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (c) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (d) bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (d) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease. Notwithstanding anything to the contrary set forth in this Agreement, Tenant agrees that Lender, as holder of the Mortgage, and Purchaser as Landlord under the Lease if it succeeds to that position, shall in no event have any liability for the performance or completion of any initial work or installations or for any loan or contribution or rent concession towards initial work, which are required to be made by Landlord (A) under the Lease or under any related Lease documents or (B) for any space which may hereafter become part of said Premises, and any such requirement shall be inoperative in the event Purchaser succeeds to the position of Landlord prior to the completion or performance thereof; provided, however, if, after succeeding to Landlord’s interest under the Lease, any Purchaser or successor owner fails or refuses to perform or complete any such initial work or installations which Landlord would have been obligated to perform and complete or fails or refuses to make any loan or contribution towards initial work which are required to be made by Landlord, Tenant shall be entitled to exercise any and all remedies provided to Tenant by the Lease for a failure by Landlord to perform or complete any such initial work or installations or to make such loan or contribution, other than direct recourse against Lender or such Purchaser. Tenant further agrees with Lender that Tenant will not voluntarily subordinate the Lease to any lien or encumbrance without Lender’s prior written consent.

6. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument.

7. All remedies which Lender may have against Landlord provided herein, if any, are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Lender and Landlord or others. If any party consists of multiple individuals or entities, each of same shall be jointly and severally liable for the obligations of such party hereunder.

8. All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below, or, if sent by telegram, when delivered by or refused upon attempted delivery by the telegraph office.

If to Lender:	______________________
______________________
______________________
______________________
Attention: ______________________
Facsimile No.: ______________________

with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: Fredric L. Altschuler, Esq.
Facsimile No. (212) 504-6666

To Tenant:	______________________
______________________
______________________
______________________
Attn: _________________

Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

10. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the state in which the Property is located. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

11. This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns. As used herein “Lender” shall include any subsequent holder of the Mortgage.

12. Tenant acknowledges that Landlord has assigned to Lender its right, title and interest in the Lease and to the rents, issues and profits of the Property and the Property pursuant to the Mortgage, and that Landlord has been granted the license to collect such rents provided no Event of Default has occurred under, and as defined in, the Mortgage. Tenant agrees to pay all rents and other amounts due under the Lease directly to Lender upon receipt of written demand by Lender, and Landlord hereby consents thereto. The assignment of the Lease to Lender, or the collection of rents by Lender pursuant to such assignment, shall not obligate Lender to perform Landlord’s obligations under the Lease.

13. Lender may sell, transfer and deliver the promissory note secured by the Mortgage (“Note”) and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”). In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Note, the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT

AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

LENDER:

By:	_________________________________
Name:
Title:

TENANT:
_________________________________
a _____________________

By:	_________________________________
Name:
Title:

ACKNOWLEDGMENTS

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On [                    ], 200  , before me,                                     , personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Signature  ___________________________________

My commission expires:  _______________________

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On [                    ], 200  , before me,                                 , personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Signature  ___________________________________

My commission expires:  _______________________

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On [                    ], 200  , before me,                                         , personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Signature  __________________________________

My commission expires:  ______________________

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On [                    ], 200  , before me,                                         , personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Signature  __________________________________

My commission expires:  ______________________

EXHIBIT “A” – PROPERTY DESCRIPTION

All that certain lot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

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